AMENDED AND RESTATED Credit Agreement

BETWEEN

RAYCOM MEDIA, INC.

– and –

FRANKLY INC.

– and –

FRANKLY CO

– and –

FRANKLY MEDIA LLC

MAY 7, 2018

Article 1 INTERPRETATION	2

1.1 Definitions	2
1.2 Certain Rules of Interpretation	25
1.3 Governing Law	26
1.4 Amendment and Restatement	26
1.5 Entire Agreement	28
1.6 Business Day	28
1.7 Conflicts	28
1.8 Guaranteed Amounts	28
1.9 Accounting Changes	28
1.10 Schedules and Exhibits	29

Article 2 CREDIT FACILITy	29

2.1 Facility	29
2.2 Purpose	32
2.3 Drawdowns—Notices and Limitations	32
2.4 Lender’s Records	33
2.5 Current Contractual Arrangements	33

Article 3 CALCULATION OF INTEREST, FEES AND EXPENSES	34

3.1 Calculation and Payment of Interest	34
3.2 Expenses	35
3.3 General Provisions Regarding Interest	35
3.4 Maximum Return	36

Article 4 REDUCTION OF COMMITMENT AND REPAYMENT	36

4.1 Optional Repayment of Loans under the Facility	36
4.2 Repayment of Facility	37
4.3 Other Mandatory Repayments	37
4.4 Payments—General	38
4.5 Subordination of Term B Facility to Term A Facility	38

Article 5 INDEMNITIES	41

5.1 General Indemnity	41
5.2 Environmental Indemnity	42
5.3 Taxes	42

Article 6 CONDITIONS PRECEDENT	44

6.1 Conditions Precedent to the Initial Drawdown	44
6.2 Conditions Precedent to all Loans	47
6.3 Waiver of a Condition Precedent	48

Article 7 SECURITY DOCUMENTS	48

7.1 Security Documents	48
7.2 Registration of Security Documents	50
7.3 Dealing with Security Documents	50
7.4 Permitted Liens	50

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Article 8 REPRESENTATIONS AND WARRANTIES	51

8.1 Representations and Warranties	51
8.2 Repetition of Representations and Warranties	57
8.3 Survival of Representations and Warranties	57

Article 9 COVENANTS	58

9.1 Positive Covenants	58
9.2 Financial Covenants	64
9.3 Negative Covenants	64

Article 10 EVENTS OF DEFAULT	66

10.1 Events of Default	66
10.2 Acceleration and Remedies	69
10.3 Application of Proceeds of Realization	70
10.4 Waivers	70
10.5 Non-Merger	70
10.6 Lender May Perform Covenants	70
10.7 Grant of Licence	70

Article 11 71 Between the Lenders	71

11.1 Decision-Making	71
11.2 Amendments	71
11.3 Enforcement	72
11.4 Independent Reliance	73
11.5 Sharing	73

Article 12 General	74

12.1 Time of Essence	74
12.2 Notices	74
12.3 Severability	75
12.4 Submission to Jurisdiction	75
12.5 Amendment and Waiver	75
12.6 Further Assurances	76
12.7 Assignment	76
12.8 Enurement	76
12.9 Counterparts and Electronic Delivery	76
12.10 Conduct of Parties	76
12.11 Remedies Cumulative	77
12.12 Survival	77
12.13 Telephone Instructions	77
12.14 Judgment Currency	77
12.15 No Contra Proferentem	77
12.16 Consent to Disclosure of Information	77

-ii-

Credit Agreement

THIS AGREEMENT is dated as of May 7, 2018

BETWEEN:

RAYCOM MEDIA, INC., as Lender, including as Initial Lender

- and -

FRANKLY INC., as Borrower

- and -

FRANKLY CO. and FRANKLY MEDIA LLC, as Guarantors

CONTEXT

A.	The Initial Lender and Borrower are parties to a Credit Agreement dated as of August 31, 2016 (if and as heretofore amended, the “Original Credit Agreement”) whereunder (i) US$14.5 million was advanced to the Borrower under Section 2.1.1 of the Original Credit Agreement, (ii) an additional US$1.0 million was advanced to the Borrower under Section 2.1.3 of the Original Credit Agreement (the “2018 Advance”), and (iii) such advances remain outstanding on the date hereof (the aggregate of such advances, together with interest capitalized thereon from January 1, 2018 to the Closing Date, and any other amounts owed by the Obligors to the Initial Lender as of the Closing Date, is herein, collectively, called the “Existing Indebtedness”).

B.	Each of the Guarantors has guaranteed payment of the Existing Indebtedness to the Initial Lender and has provided security to the Initial Lender under and in accordance with the terms of the Original Credit Agreement.

C.	The Initial Lender has agreed to provide additional funding to the Borrower in the principal amount of US$7.5 million (which sum includes the 2018 Advance), and for such purposes, the Initial Lender and Borrower have agreed to amend and restate the Original Credit Agreement in accordance with the terms of this Agreement.

D.	Each of the Guarantors has consented and agreed to the amendment and restatement of the Original Credit Agreement in accordance with the provisions of this Agreement, which shall completely amend and restate the Original Credit Agreement in all respects.

E.	Each of the Guarantors has agreed, along with the Borrower, that its respective guarantee and any security granted by it in connection with the Original Credit Agreement shall remain in full force and effect as security for the Outstanding Obligations.

F.	The Initial Lender may assign a portion of the Term A Loan Commitments and of the Outstanding Obligations comprising a portion of the Term A Loans to one or more Persons as additional Lenders.

G.	The Borrower and the Guarantors have agreed to execute and deliver to the Initial Lender and any other Lenders all such additional Loan Documents to which they are a party and to comply with the terms set out in this Agreement.

THEREFORE, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1.1	“2018 Advance” is defined in the Recitals hereto.

1.1.2	“Accounting Changes” means (i) changes in accounting principles of IFRS as issued by the International Accounting Standards Board (or successor thereto or any agency with similar functions); or (ii) (x) changes in the application of such accounting principles adopted; or (y) the adoption of different accounting principles and standards by the Borrower and in each case concurred in by the Borrower’s independent chartered accountants and the Required Lenders.

1.1.3	“Acquisition” means any transaction, or any series of related transactions, by which any Person, directly or indirectly, by means of a takeover bid, tender offer, amalgamation, merger, purchase of Property or otherwise:

1.1.3.1	acquires any business, line of business or business unit of any other Person;

1.1.3.2	acquires all or substantially all of the Property of any other Person;

1.1.3.3	acquires, or acquires Control of, Equity Securities of any other Person representing more than 50% of the ordinary voting power for the election of directors or other governing position, if the business affairs of that Person are managed by a board of directors or other governing body;

1.1.3.4	acquires, or acquires Control of, more than 50% of the ownership or economic interest in any other Person; or

1.1.3.5	acquires Control of any other Person.

1.1.4	“Adjusted EBITDA” means, for any period, the Net Income of a Person on a consolidated basis for that period, plus:

1.1.4.1	without duplication, but only to the extent any of those amounts were deducted in determining the Net Income for that period:

1.1.4.1.1	the Interest Expense of that Person for that period;

1.1.4.1.2	the Income Tax Expense of that Person for that period;

1.1.4.1.3	the Depreciation Expense of that Person for that period;

1.1.4.1.4	the actual amortization expenses of that Person for that period;

1.1.4.1.5	extraordinary and non-recurring losses of that Person for that period; and

1.1.4.1.6	any non-cash equity-based compensation; less

1.1.4.2	without duplication, but only to the extent any of those amounts were added in determining Net Income for that period, extraordinary and non-recurring gains of that Person for that period.

1.1.5	“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

1.1.6	“Agreement” means this amended and restated credit agreement between the Borrower and the Initial Lender, including all Schedules and Exhibits, as it may be confirmed, amended, extended, supplemented or restated by written agreement between the Parties from time to time.

1.1.7	“Anti-Money Laundering Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other Applicable Laws relating to anti-money laundering, anti-terrorist financing, government sanctions and “know your client” matters, whether in Canada or elsewhere, together with any guidelines or orders under those laws.

1.1.8	“Applicable Law” means, at any time, and whether or not having the force of law:

1.1.8.1	any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law;

1.1.8.2	any judgment, order, writ, injunction, decision, ruling, decree or award issued or made by any Governmental Authority;

1.1.8.3	any regulatory policy, practice, guideline or directive of any Governmental Authority; or

1.1.8.4	any other Authorization,

in each case binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of that Person.

1.1.9	“Applicable Period” is defined in Section 1.1.35.

1.1.10	“Arm’s Length” means arm’s length as that term is interpreted in connection with its use in the Income Tax Act.

1.1.11	“Asset Disposition” means, at any time, the direct or indirect sale, transfer, assignment, conveyance, lease or other disposition of any Property by any Person.

1.1.12	“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of this Agreement, a copy of which has been given to the Initial Lender, substantially in the form of Exhibit A.

1.1.13	“Authorization” means any authorization, order, permit, approval, grant, licence, qualification, consent, exemption, waiver, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over any Person, whether or not having the force of law.

1.1.14	“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

1.1.15	“Borrower” means Frankly Inc., a corporation continued under the laws of British Columbia, and its successors and permitted assigns.

1.1.16	“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower by any Lender hereunder.

1.1.17	“Borrower’s Obligations” means, at any time, all of the indebtedness, liabilities and obligations, absolute or contingent, direct or indirect, matured or not matured, liquidated or unliquidated, of the Borrower to the Initial Lender and any other Lender arising under the Facility or created by reason of or relating to this Agreement (and for greater certainty, including under the Original Credit Agreement) or any other Loan Document, including all Loans and any unpaid interest on them, all fees due under this Agreement and all reasonable costs and expenses of the Lenders, and any other sums payable by the Borrower to the Lenders, under the Loan Documents.

1.1.18	“Business Day” means any day excluding a Saturday, Sunday or other day on which commercial banking institutions are generally closed in Toronto, Ontario or New York, New York and, when determined in connection with notices and determinations in respect of LIBOR or any Term A Loan or payment of any Term A Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

1.1.19	“Capital Expenditure” means any expense classified and accounted for as a capital expenditure pursuant to IFRS.

1.1.20	“Capital Lease” means any lease of Property by a Person as lessee that is required by IFRS to be classified and accounted for as a capital lease on the balance sheet of that Person.

1.1.21	“Capital Lease Obligations” means, for any Person, as of the date of determination, the obligations of that Person to pay rent and other amounts under a Capital Lease.

1.1.22	“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular class of Loans or Commitments hereunder, (b) when used with respect to Commitments, refers to whether such Commitments are Term A Loan Commitments or Term B Loan Commitments, and (c) when used with respect to a Loan or a Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term A Loans or Term B Loans, in each case, under this Agreement.

1.1.23	“Closing Date” means the date upon which this Amended and Restated Credit Agreement becomes operative and enforceable against the Lender and Borrower, namely May 7, 2018 or any other date agreed to in writing by the Lender and the Borrower.

1.1.24	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.1.25	“Collateral” means all of the property, assets and undertaking (whether real or personal, tangible or intangible, moveable or immoveable, rights or privileges), now owned or hereafter acquired, of any Obligor subject to any Lien granted by any of the Security Documents.

1.1.26	“Commitment(s)” means, at any time, the commitment(s) of the Lender(s) to make Loans available under (i) the Term A Facility in the maximum principal amount of US$7,500,000 (the “Term A Loan Commitment”)(inclusive of the 2018 Advance), and (ii) the Term B Facility in the maximum principal amount of US$14,500,000 (the “Term B Loan Commitment”)(which is fully advanced as of the Closing Date), in each case, as that amount may be reduced, adjusted or amended at any time under and in accordance with the terms of this Agreement.

1.1.27	“Commitment Percentage” means, as to a Lender, the percentage equivalent of such Lender’s Term A Loan Commitment or Term B Loan Commitment divided by the aggregate of all Term A Loan Commitments or Term B Loan Commitments, as applicable; provided that after the Term A Loans or Term B Loans have been funded, the Commitment Percentages shall be determined for the Term A Loans and Term B Loans by reference to the outstanding principal balance thereof as of any date of determination rather than the Commitments therefor; provided, further, following acceleration of the Loans and with respect to either Class of Term A Loans or Term B Loans, such term shall mean, as to the Lender, the percentage equivalent of the principal amount of the Loans in such Class (or all together, as the context permits or requires) held by such Lender, divided by the aggregate principal amount of the Loans held by all the Lenders in such Class (or all together, as the context permits or requires).

1.1.28	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.29	“Compliance Certificate” means a compliance certificate substantially in the form attached to this Agreement as Exhibit 9.1.1.4, to be executed by a Responsible Officer of the Borrower and delivered to the Initial Lender as set out in Section 9.1.1.4.

1.1.30	“Consolidated Basis” means, in relation to any Financial Statements or financial results of the Borrower (or any determination derived from them), the Financial Statements and financial results of the Borrower and the other Obligors, prepared and calculated on a consolidated basis all in accordance with IFRS.

1.1.31	“Constating Documents” means:

1.1.31.1	for a corporation, unlimited liability company, limited liability company or other body corporate, its articles of incorporation, amalgamation, arrangement or continuance or similar organizational documents, by-laws and any unanimous shareholder agreement or other shareholder agreement;

1.1.31.2	for a partnership, limited liability partnership or limited partnership, its partnership declaration, partnership agreement or similar related organizational documents;

1.1.31.3	for a trust, the declaration, indenture or agreement under which it is created and its affairs are governed, or similar related organizational documents; or

1.1.31.4	for any other entity or relationship of entities, the documents and agreements by which they are created and organized.

1.1.32	“Control” means the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” has a corresponding meaning.

1.1.33	“Criminal Code” means the Criminal Code, R.S.C. 1985, c. C-46.

1.1.34	“Current Year Excess Cash Flow Amount” means, with respect to any Fiscal Year, commencing the Fiscal Year ending December 31, 2017, and as of any date of determination during the period (the “Applicable Period”) commencing with the date of receipt by the Initial Lender of the consolidated financial statements required by Section 9.1.1.1 for the Fiscal Year ending December 31, 2017, the amount of Excess Cash Flow (which shall not be less than zero) for such Fiscal Year as determined by the Borrower in good faith and supported by calculations of such Excess Cash Flow amount in form and substance satisfactory to the Required Lenders. For avoidance of doubt, the Current Year Excess Cash Flow Amount shall be zero on any date that is not part of the Applicable Period and all references to the definition of Excess Cash Flow to “Fiscal Year” shall be deemed to refer to the Applicable Period.

1.1.35	“Debt” means, at any time, without duplication, and on a Consolidated Basis, the obligations of any Person that are considered as debt in accordance with IFRS, including:

1.1.35.1	all indebtedness of that Person for money borrowed by or otherwise advanced to it for which the principal bears interest, including bankers’ acceptances, letters of credit or letters of guarantee and all indemnity and reimbursement obligations under them;

1.1.35.2	all indebtedness of that Person for the deferred purchase price of Property or services;

1.1.35.3	all indebtedness of that Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by that Person, including indebtedness under agreements that limit the rights and remedies of the seller or lender if default occurs to repossession or sale of that Property;

1.1.35.4	all interest or other obligations of that Person that are capitalized;

1.1.35.5	all Capital Lease Obligations of that Person;

1.1.35.6	the aggregate amount at which any Equity Securities of that Person that are redeemable or retractable at the option of the holder may be redeemed or retracted for cash or other payment, provided that all conditions precedent for the redemption or retraction have been satisfied;

1.1.35.7	all other obligations of that Person upon which interest charges are customarily paid by that Person;

1.1.35.8	all obligations arising from any right of recourse against that Person relating to any sale of accounts receivable to a Person that is not a Related Party, including in any securitization transaction;

1.1.35.9	all obligations of that Person under any Guarantee; and

1.1.35.10	all Debt of any other Person secured by (or for which a holder of that Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property, including accounts and contract rights, owned by the first Person, whether or not that Person has assumed or become liable for the payment of the obligation, provided that the amount of that Debt will be deemed to be the lesser of the unpaid amount of that Debt or the fair market value of that Property.

1.1.36	“Default” means any event or condition that with the passage of any time specified, the giving of any notice or the satisfaction of any condition subsequent would constitute an Event of Default.

1.1.37	“Depreciation Expense” means, for any period, depreciation, amortization, depletion and other similar reductions to income of a Person for that period not involving any outlay of cash, all determined in accordance with IFRS.

1.1.38	“Distribution” means any payment by a Person:

1.1.38.1	of any dividends or other distributions in cash on any of its Equity Securities;

1.1.38.2	on account of, or for the purpose of setting apart any Property for, the purchase, redemption, retirement or other acquisition of any of the Equity Securities of that Person or any of its Subsidiaries or any warrants, options or rights to acquire any of those Equity Securities, or the making by that Person of any other distribution in cash relating to any of those Equity Securities;

1.1.38.3	of any principal of, or interest or premium on or of, any Debt of that Person to a shareholder of that Person or to any other Person not at Arm’s Length to that Person or shareholder;

1.1.38.4	of any:

1.1.38.4.1	management, consulting or similar fee or any bonus payment or comparable payment;

1.1.38.4.2	gift or other gratuity; or

1.1.38.4.3	amounts for services rendered, Property leased or acquired, or for any other reason,

in each case, to any Related Party or to any Person not at Arm’s Length to that Person; or

1.1.38.5	the setting aside of any cash or other Property to make any of the payments referred to above.

1.1.39	“Dollars”, “dollars”, “US$” and “$” each mean lawful money of the United States of America.

1.1.40	“Drawdown Date” means the Business Day specified as the date on which the Borrower is requesting that a Loan occur or on which it will occur pursuant to this Agreement.

1.1.41	“Enforcement Action” is defined in Section 4.5.4.

1.1.42	“Environmental Activity” means any past, present or future activity, event or circumstance in respect of any Hazardous Materials, including their storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or their Release, escape, leaching, dispersal or migration into or movement through the Natural Environment.

1.1.43	“Environmental Laws” means, at any time, all Applicable Laws relating to Hazardous Materials, Environmental Activity and to the protection and regulation of the Natural Environment, or to human health and safety as it relates to Environmental Activity or the Natural Environment.

1.1.44	“Environmental Liabilities” means all Losses of any kind suffered by or against any Person or its business or Property, including or as a result of any order, investigation or action by any Governmental Authority, arising from or with respect to any one or more of the following:

1.1.44.1	the Release, threat of Release or presence of any Hazardous Materials, affecting any Property, whether or not originating or emanating from a Person’s Property or any contiguous Real Property or immovable Property, including any loss of value of any Property as a result of that Release, threat of Release or presence of any Hazardous Materials;

1.1.44.2	the Release of any Hazardous Materials owned by, or under the charge, management or Control of, that Person, or any assign of that Person;

1.1.44.3	liability incurred under any Environmental Laws for any costs incurred by any Governmental Authority or any other Person, or for damages from injury to, destruction of, or loss of natural resources in relation to, a Person’s Property or related Property, including the reasonable costs of assessing that injury, destruction or loss; and

1.1.44.4	liability for personal injury or Property damage arising in connection with breach of any Environmental Laws, including by reason of any civil law offences or quasi-criminal offences or under any statutory or common law tort or similar theory, including damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, near, or with respect to a Person’s Property or elsewhere.

1.1.45	“Equity Incentive Plan” means the Borrower’s Stock Option and RSU Plan, as it exists as of the date hereof.

1.1.46	“Equity Securities” means, at any time, all shares or stock of, units of interest in, or participations or rights in, any Person’s capital (or other equivalents), whether voting or non-voting, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the equity securities and related interests listed above.

1.1.47	“Event of Default” is defined in Section 10.1.

1.1.48	“Excess Cash Flow” means Adjusted EBITDA less Interest Expense paid in cash for any Fiscal Year, aggregate tax expenses of the Borrower to the extent paid in cash during such Fiscal Year, Capital Expenditures to the extent paid in cash during such Fiscal Year, the aggregate of all scheduled payments of principal on Debt (including mandatory prepayments of Loans) made in cash by the Borrower during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn.

1.1.49	“Excluded Tax” means, with respect to any Lender: (a) Taxes measured by net income (including branch profit Taxes), franchise Taxes and branch profits Taxes imposed in lieu of net income Taxes, in each case (i) imposed on such Lender as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) Taxes that are directly attributable to the failure by such Lender to deliver the documentation required to be delivered pursuant to this Agreement; and (c) any United States federal withholding Taxes imposed under FATCA.

1.1.50	“Expenses” shall be determined in accordance with IFRS, and means, for the relevant period under consideration, the sum total of the Obligors’ expenses for such period, calculated and presented in a form and manner historically consistent with developed practice between the Obligors and the Initial Lender since Loan inception; provided that (i) for greater certainty, for the purposes of calculating Operating Profit for any period, Obligor expenses for such period may not exclude capitalized software costs properly allocated to such period in accordance with prior practice in calculating Adjusted EBITDA, and (ii) the Obligors hereby further agree that the aggregate severance payouts paid by the Obligors to officers or employees of the Obligors during the period between March 1, 2018 and August 31, 2018 shall not exceed US$450,000.

1.1.51	“Facility” means, collectively, the Term A Facility and the Term B Facility, which, in the case of the Term B Facility, has, as of the date hereof, been fully drawn by the Borrower under the provisions of the Original Credit Agreement and remains outstanding hereunder.

1.1.52	“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements, treaties, regulations, and any official interpretations thereof.

1.1.53	“Final Availability Date” means, with respect to the Term A Facility, the earlier of (i) September 30, 2018, (ii) the Maturity Date, (iii) the occurrence of a Default or Event of Default hereunder, and (iv) the date on which the Required Term A Lenders advise the Borrower in writing that no further Loans will be extended to the Borrower by it under the Term A Facility; it being agreed that no further Borrowings are available under the Term B Facility.

1.1.54	“Financial Statements” means a balance sheet, statement of income and retained earnings, statement of cash flow and any other statements required by IFRS, together with all schedules and notes to them.

1.1.55	“Fiscal Quarter” means, relating to any Person, the fiscal quarter of that Person.

1.1.56	“Fiscal Year” means, relating to any Person, the fiscal year of that Person.

1.1.57	“Governmental Authority” means:

1.1.57.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.57.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.58	“Guarantee” means any absolute or contingent liability of any Person under any guarantee, agreement, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon any Debt of any other Person, and including any absolute or contingent obligations to:

1.1.58.1	advance or supply funds for the payment or purchase of any Debt of any other Person;

1.1.58.2	purchase, sell or lease (as lessee or lessor) any Property, services, materials or supplies primarily for the purpose of enabling any other Person to pay its Debt or to assure the holder of it against loss relating to payment of that Debt; or

1.1.58.3	indemnify or hold harmless any other Person from or against any losses, liabilities or damages, in circumstances intended to enable that other Person to incur or pay any of its Debt or to comply with any agreement relating to it or otherwise to assure or protect creditors against loss relating to that Debt.

1.1.59	“Guaranteed Obligations” means all indebtedness, liabilities and obligations, absolute or contingent, direct or indirect, matured or not matured, liquidated or unliquidated, of the Guarantors and each of them to the Initial Lender and other Lenders under the Guarantee granted by each Guarantor to the Initial Lender at any time.

1.1.60	“Guarantors” means, collectively:

1.1.60.1	Frankly Co. and Frankly Media LLC;

1.1.60.2	each present or future Subsidiary of the Borrower; and

1.1.60.3	each other Person who at any time grants a Guarantee of the Borrower’s Obligations to the Lenders, in form and substance satisfactory to the Required Lenders,

and “Guarantor” means any one of them.

1.1.61	“Hazardous Materials” means any substance that when Released into the Natural Environment creates a material risk of causing material harm or degradation, immediately or at some future time, to the Natural Environment, or any ascertainable risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, dangerous goods (as defined by applicable Environmental Laws), asbestos and polychlorinated biphenyls.

1.1.62	“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, provided that at any time hereunder that the Borrower is required to report its financial statements under United States Generally Accepted Accounting Principles (“US GAAP”), references herein to IFRS will be deemed references US GAAP.

1.1.63	“Income Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.).

1.1.64	“Income Tax Expense” means, with respect to any period, the aggregate of all Taxes on the income or capital of a Person, determined in accordance with IFRS, for that period.

1.1.65	“Indemnified Party” is defined in Section 5.1.

1.1.66	“Indemnified Tax” means (a) any Taxes (other than an Excluded Tax) imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document, and (b) Other Taxes (other than an Excluded Tax).

1.1.67	“Initial Lender” means Raycom Media Inc.

1.1.68	“Insolvency Law” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, the Winding-up and Restructuring Act, R.S.C. 1985, c. W-11, the Bankruptcy Code, and any other laws relating to bankruptcy, insolvency, reorganization, compromise of debts or similar laws of any jurisdiction affecting creditors’ rights generally.

1.1.69	“Insurance” is defined in Section 9.1.16.1.

1.1.70	“Intellectual Property” means trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights.

1.1.71	“Intellectual Property Rights” is defined in Section 8.1.17.

1.1.71A	“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA for the then applicable Reference Period to (b) Interest Expense for the then applicable Reference Period.

1.1.72	“Interest Expense” means, with respect to any Reference Period and on a consolidated basis, the aggregate amount of interest and other financing charges incurred by a Person, determined in accordance with, and characterized under, IFRS as interest, during that period with respect to Debt (including, without duplication, interest, capitalized interest, discount and financing fees, unused commitment fees, commissions, discounts, costs related to factoring or securitizing accounts receivable and other fees and charges payable with respect to letters of credit and bankers’ acceptances, standby fees and the interest component of Capital Lease Obligations and PMSI Obligations).

1.1.73	“Interest Payment Date” means, the first Business Day of each month.

1.1.74	“Investment” means:

1.1.74.1	any direct or indirect purchase or other acquisition by any Investor of Equity Securities, or a beneficial interest in them, of any other Person that does not otherwise constitute an Acquisition, including any exchange of Equity Securities for indebtedness;

1.1.74.2	any direct or indirect loan, advance (other than Loans to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution (by way of cash or Property) by any Investor to any other Person, including all indebtedness and accounts receivable owing to the Investor from that other Person that did not arise from sales or services rendered to that other Person in the ordinary course of the Investor’s business; or

1.1.74.3	any direct or indirect purchase or other acquisition by any Investor of bonds, notes, debentures or other debt securities of any other Person.

1.1.75	“Investor” means any Person who makes an Investment.

1.1.76	Not Used.

1.1.77	“Judgment Conversion Date” is defined in Section 12.14.1.

1.1.78	“Judgment Currency” is defined in Section 12.14.1.

1.1.79	“Knowledge of the Obligors” means the knowledge that the Obligors or any of them either have, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records of any Obligor and the management employees of any Obligor who are reasonably likely to have knowledge of the relevant matter.

1.1.80	“Lender” means the Initial Lender and its successors and assigns, and any other Person which becomes a Lender hereunder pursuant to an executed Assignment and Assumption.

1.1.81	“LIBOR” means, for each interest period, the higher of (a) 1.00% per annum, and (b) the Libor (1 month) rate prevailing on the first (1st) day in such interest period that appears in the “Market Data Center – London Interbank Offered Rates” section of The Wall Street Journal website (WSJ.com), or if not available thereon, that appears in another national publication or on another appropriate website reasonably selected by the Required Term A Lenders; it being agreed that the Libor (1 month) rate shall be treated and considered for all purposes hereunder as a per annum rate of interest which shall vary from time to time as changes to the Libor (1 month) rate appear in the “Market Data Center – London Interbank Offered Rates” section of The Wall Street Journal website (WSJ.com) or in such other national publication or on such other website, and no regard shall be given to the customary 360 day convention normally applicable in the calculation thereof. If no such offered rate exists, such rate will be the rate of interest per annum, as reasonably determined by the Required Term A Lenders, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first (1st) day of such interest period by major financial institutions reasonably satisfactory to the Required Term A Lenders in the London interbank market for a one month period for the applicable principal amount on such date of determination. If, for any applicable interest period, the Libor (1 month) rate is less than 1.00%, then LIBOR shall be deemed 1.00%. For greater certainty, the parties agree that, although the Libor (1 month) rate that appears in the “Market Data Center – London Interbank Offered Rates” section of The Wall Street Journal website (WSJ.com) or in such other publication or on such other website may vary daily, for purposes of this Agreement, variations in the Libor (1 month) rate occurring in the applicable interest period after the rate has been set for such interest period shall be disregarded, such that the Libor (1 month) rate as so set shall apply for the entire interest period, with variations in the Libor (1 month) rate only being recognized and given effect to on the 1st day of each succeeding interest period.

1.1.82	“Lien” means any Security Interest, lien (statutory, common law, equitable or otherwise), privilege, charge, trust deemed to exist under any Applicable Law or other encumbrance of any kind, or any other agreement or arrangement creating in favour of any claimant or creditor a right relating to any particular Property that is in priority to the right of any ordinary creditors relating to that Property, and including the right of a lessor under a Capital Lease or Operating Lease.

1.1.83	“Loan Documents” means this Agreement, the Security Documents and any other instruments and agreements entered into between the Initial Lender and any Obligor relating to the Facility, and, in each case, as may be amended, supplemented, restated, replaced or otherwise modified from time to time, including Security Documents and any other instruments and agreements entered into between any Obligor and any other Lender from time to time as security for the Outstanding Obligations; provided that for greater certainty, all security documents, instruments and agreements delivered by any Obligor in connection with the Original Credit Agreement shall be deemed to be a Loan Document hereunder.

1.1.84	“Loans” means loans made under the Term A Facility or the Term B Facility by any Lender to the Borrower, including the outstanding Term A Loans and the Term B Loans, whether considered together or separately, as the context requires or permits.

1.1.85	“Losses” means all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements, including all reasonable legal fees and disbursements on a solicitor and its own client basis.

1.1.86	“Material Adverse Change” means any event, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

1.1.87	“Material Adverse Effect” means any fact, circumstance or event that could result in a material adverse effect on:

1.1.87.1	the business, financial condition, operations or Property of the Obligors on a Consolidated Basis;

1.1.87.2	the validity or enforceability of any Loan Document;

1.1.87.3	the ability of any Obligor to perform its material obligations under the Loan Documents; or

1.1.87.4	the filing, registration, perfection or priority of any Security Interests created by the Security Documents, other than as a result of Permitted Liens that have priority under Applicable Law, against any Property of any Obligor or the rights and remedies of the Lenders against that Property.

1.1.88	“Material Permits” means those Authorizations the breach, non-performance or cancellation of which, or the failure of which to renew, could reasonably be expected to result in a Material Adverse Effect.

1.1.89	“Maturity Date” means December 31, 2020, subject to any earlier date that may result from any acceleration of the requirement to pay the Outstanding Obligations under this Agreement.

1.1.90	“Maximum Term A Loan Amount” is defined in Section 2.1.1.

1.1.91	“Maximum Term B Loan Amount” is defined in Section 2.1.1.

1.1.92	“Natural Environment” means the air, land, subsoil and water (including surface water and ground water), or any combination or part of them.

1.1.93	“Net Income” means, relating to any period, the net income or loss, as applicable, of a Person for that period determined in accordance with IFRS and after Income Tax Expenses but excluding extraordinary items, as shown on that Person’s statement of operations for that period.

1.1.94	“Non-U.S. Lender Party” means each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

1.1.95	“Obligation Currency” is defined in Section 12.14.

1.1.96	“Obligor Location” means, for each Obligor, its sole place of business or chief executive office and, if different, its location as determined under the location of debtor rules in section 7(3) of the Personal Property Security Act (Ontario).

1.1.97	“Obligors” means, collectively, the Borrower and the Guarantors, and “Obligor” means any one of them.

1.1.98	“Operating Lease” means any lease of Property by a Person as lessee that is required by IFRS to be classified and accounted for as an operating lease.

1.1.99	“Operating Lease Obligations” means, under any Operating Lease entered into by any Obligor as lessee, the aggregate amount of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased Property, during the remaining term of the Operating Lease, including any period for which the Operating Lease has been extended.

1.1.99A	“Operating Profit” means, for the relevant period under consideration, Revenues for such period less Expenses for such period.

1.1.100	“Optional Repayment Date” is defined in Section 4.1.1.

1.1.101	“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax, other than any such connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document or sold or assigned an interest in any Loan or Loan Document.

1.1.102	“Other Taxes” is defined in Section 5.3.3.

1.1.103	“Outstanding Obligations” means, collectively, the Borrower’s Obligations, the Guaranteed Obligations and all reasonable expenses and charges, whether for legal expenses or otherwise, incurred by any Lender in collecting or enforcing any of the Borrower’s Obligations or the Guaranteed Obligations, or in realizing on or protecting or preserving any security held for those obligations, including the Security Documents.

1.1.104	“Paid in Full” or “Payment in Full”, with respect to Senior Debt, means the payment in full in cash or immediately available funds of all Senior Debt.

1.1.105	“Parties” means, collectively, the Borrower, the Guarantors and the Initial Lender and any other Lender hereunder from time to time, and their respective successors and permitted assigns, and “Party” means any one of them.

1.1.106	“Pension Plan” means any pension plan, fund or other similar program, other than a government sponsored plan, that covers employees of an Obligor who are employed in Canada and either:

1.1.106.1	is subject to any statutory funding requirement that, if not satisfied, results in a Lien or other statutory requirement permitting any Governmental Authority to accelerate the obligation of that Obligor to fund all or a substantial portion of the unfunded, accrued benefit liabilities of that plan; or

1.1.106.2	is, or is intended to be, a “registered pension plan”, as that term is defined in the Income Tax Act.

1.1.107	“Permitted Acquisition” means an Acquisition by an Obligor (i) under which the aggregate consideration is less than $500,000 and the aggregate consideration for Acquisitions by all of the Obligors in the Fiscal Year of the Borrower in which the Acquisition takes place is less than $500,000, and (ii) which has been approved by the Required Lenders; provided that at the time of and immediately after completing the Acquisition no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.108	“Permitted Debt” means any of the following types of Debt:

1.1.108.1	the Outstanding Obligations;

1.1.108.2	any Debt listed on Schedule 1.1.108.2 and any renewals, extensions and modifications that do not increase the principal amount of that Debt or otherwise make the terms of it more burdensome;

1.1.108.3	any PMSI Obligations, provided that the aggregate amount of all PMSI Obligations outstanding at any time does not exceed $2,000,000;

1.1.108.4	any other unsecured Debt of the Obligors or any of them not exceeding at any time $200,000 in aggregate principal amount outstanding;

1.1.108.5	secured credit facilities from an arm’s length financial institution in a principal amount of not more than $5,000,000 on terms and conditions satisfactory to the Required Lenders, acting reasonably; and

1.1.108.6	Secured Debt that is subordinated to the Outstanding Obligations on terms satisfactory to the Required Lender, at their discretion.

1.1.109	“Permitted Disposition” means:

1.1.109.1	the sale of Inventory by any Obligor in the ordinary course of business;

1.1.109.2	the sale or other disposition of any Property other than Inventory by any Obligor in the ordinary course of business, provided that the aggregate value of Property so sold or disposed of by all of the Obligors in any Fiscal Year of the Borrower, valued in each case at its purchase price or exchange value (in the case of Property exchanges) does not exceed $350,000; provided that at the time of and immediately after making a sale or other disposition referred to in this Section, no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.110	“Permitted Distribution” means:

1.1.110.1	any dividends declared by any Obligor under its Equity Securities that are payable solely in additional Equity Securities, other than any Equity Securities constituting Debt;

1.1.110.2	Distributions by any Obligor to its shareholders, provided that the aggregate amount of those Distributions made by all of the Obligors in any Fiscal Year of the Borrower does not exceed (i) $0 if the Borrower’s Total Leverage Ratio is equal to or more than 3.00:1.00; or (ii) $250,000, annually, if the Borrower’s Total Leverage Ratio is less than 3.00:1.00 and

1.1.110.3	Distributions under any one or more stock option plans, profit sharing plans, employment agreements and other compensation plans for directors, officers or employees of any Obligor, provided that the aggregate amount of the payments made by all of the Obligors in any Fiscal Year of the Borrower under all of those plans and agreements will not exceed amounts that are customary for the Borrower’s past practice and in the ordinary course of business. provided that at the time of and immediately after paying or making a dividend or Distribution, no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.111	“Permitted Fundamental Change” means:

1.1.111.1	any amalgamation of a Wholly-Owned Subsidiary with the Obligor that owns it, if that Obligor is the continuing or surviving corporation, or with or into one or more other Wholly-Owned Subsidiaries of an Obligor if one of the Wholly-Owned Subsidiaries will be the continuing or surviving corporation, provided that:

1.1.111.1.1	the amalgamated corporation confirms to the Lenders in writing, in form and substance satisfactory to the Required Lenders, that the amalgamated corporation is an Obligor under this Agreement and is liable for the Outstanding Obligations;

1.1.111.1.2	the amalgamated corporation immediately delivers to the Lenders a certificate of a senior officer attaching the new Constating Documents and incumbency information for that corporation; and

1.1.111.1.3	the Lenders receive all Security Documents, legal opinions and other acknowledgements or agreements from all applicable Persons as the Required Lenders may reasonably require; or

1.1.111.2	any sale, lease, transfer or other disposition by a Wholly-Owned Subsidiary of any or all of its Property, upon voluntary liquidation or otherwise, to the Obligor that owns it or any other Wholly-Owned Subsidiary of an Obligor;

provided that at the time of and immediately after any such change, no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it.

1.1.112	“Permitted Investment” means:

1.1.112.1	certificates of deposit, time deposits or overnight bank deposits that mature in six months or less from the date of acquisition of them, with or issued by any bank listed on Schedule I to the Bank Act (Canada);

1.1.112.2	Investments by one Obligor in or to another Obligor, provided that if the Investments are in the Equity Securities of an Obligor, the Lenders have a Security Interest in those Equity Securities under a Security Document;

1.1.112.3	at any time that no Default or Event of Default has occurred and is continuing, Investments by an Obligor in any Obligor’s Wholly-Owned Subsidiary which is not itself an Obligor, provided that the aggregate amount of those Investments made by all of the Obligors in any Fiscal Year of the Borrower does not exceed $500,000;

1.1.112.4	Investments existing on the Closing Date in Equity Securities listed on Schedule 1.1.112.4 or any Replacement Schedule;

1.1.112.5	loans to officers of an Obligor, provided that the aggregate principal amount of all of those loans outstanding at any time does not exceed $150,000; and

1.1.112.6	Investments approved by the Borrower’s shareholders for securities into other companies for an Obligor under which at the time of and immediately after completing the Acquisition, no Default or Event of Default will have occurred and be continuing or could reasonably be expected to result from it; such Investments not to exceed $5,000,000.

1.1.113	“Permitted Liens” means, at any time, any of the following:

1.1.113.1	any Lien for Taxes levied or imposed by a Governmental Authority against an Obligor:

1.1.113.1.1	that are not due or delinquent at that time; or

1.1.113.1.2	the validity of which the Obligor is contesting in good faith at that time and relating to which the Obligor has set aside a reserve sufficient to pay those Taxes, or which at that time is not a material risk to the Property of the Obligor, whether because no steps or proceedings to enforce that Lien have been initiated at that time or because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.113.2	any Lien for any judgment rendered, or order filed, against Property of an Obligor which the Obligor is contesting in good faith at that time:

1.1.113.2.1	relating to which the Obligor has set aside a reserve sufficient to pay that judgment or order in accordance with IFRS; or

1.1.113.2.2	that is not material, because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.113.3	any Lien against an Obligor or Property of an Obligor imposed or permitted by Applicable Law which:

1.1.113.3.1	is inchoate and relates to obligations of an Obligor not yet due or delinquent;

1.1.113.3.2	in the case of any repairer’s or storer’s Lien that has been filed, the aggregate amount of the obligations to which the Lien relates does not exceed $250,000, and that Lien is not a material risk to the Property subject to it, whether because no steps or proceedings to enforce the Lien have been initiated at that time or because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively; or

1.1.113.3.3	is not a material risk to the Property of the Obligor, whether because no steps or proceedings to enforce the Lien have been initiated at that time or because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.113.4	any undetermined or inchoate Lien against an Obligor or Property of an Obligor arising in the ordinary course of and incidental to construction by or current operations of that Obligor:

1.1.113.4.1	that relates to obligations that are not yet due or delinquent;

1.1.113.4.2	that has not been filed under Applicable Law against an Obligor or its Property, or if filed, the Obligor has obtained an order of a court of competent jurisdiction discharging that Lien within 15 days of the filing of it;

1.1.113.4.3	relating to which no steps or proceedings to enforce that Lien have been initiated; or

1.1.113.4.4	that is not a material risk to Property of the Obligors, because the value of the Property affected by the Lien is not material to the Property of the Obligors collectively;

1.1.113.5	easements, rights-of-way, servitudes or other similar rights or restrictions relating to land in which any Obligor has an interest (including rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, and electric light, power, telephone internet and cable television conduits, poles, wires, cables and optic fibre cables), granted to or reserved or taken by other Persons, which either alone or in the aggregate do not materially detract from the value of the Property of the Obligors collectively or materially impair the use or operation of that Property;

1.1.113.6	any Lien given by an Obligor to a public utility or any Governmental Authority when and to the extent required by that public utility or Governmental Authority that relates to obligations that are not yet due or delinquent and which Lien does not, either alone or in the aggregate, materially detract from the value of the Property of the Obligors subject to that Lien or materially impair the use or operation of that Property;

1.1.113.7	the reservation in any original grant from the Crown of any Real Property of an Obligor or interests in it, and statutory exceptions to title;

1.1.113.8	any Lien attaching to or against any Property of an Obligor which is in favour of another Obligor and is subordinated in favour of the Lenders;

1.1.113.9	cash, marketable securities or bonds deposited by an Obligor in connection with bids or tenders, deposited with a court as security for costs in any litigation, deposited to secure workers’ compensation or unemployment insurance liabilities, or deposited to secure the performance of statutory obligations of an Obligor;

1.1.113.10	Liens securing the performance of statutory obligations, surety or performance bonds and other obligations of similar nature incurred in the ordinary course of business of an Obligor, provided that those Liens are subordinate to the Security Interests created by the Security Documents;

1.1.113.11	Purchase Money Security securing PMSI Obligations that constitute Permitted Debt;

1.1.113.12	any Operating Leases of an Obligor under which the aggregate Operating Lease Obligations outstanding at any time under leases of personal Property do not exceed $2,000,000, and the aggregate Operating Lease Obligations outstanding at any time under any Real Property Leases of an Obligor constituting Operating Leases do not exceed $10,000,000;

1.1.113.13	Security Interests securing Debt permitted pursuant section 1.1.108.5, which may permit the lender providing such Debt to have a first priority security interest on cash and accounts receivable of the Obligors, subject to an intercreditor arrangement satisfactory to the Required Lenders, acting reasonably;

1.1.113.14	any Lien securing Permitted Debt;

1.1.113.15	the current Liens listed in Schedule 1.1.113.15; and

1.1.113.16	the Security Interests created by the Security Documents.

1.1.114	“Permitted Subordinate Debt Payments” means: (a) regularly scheduled payments of interest on the Term B Loans at the non-default rate of up to 10% per annum; (b) the payment of any fees chargeable hereunder from time to time in connection with the Subordinate Debt, if any, (c) the entire amount (or any part) of Subordinate Debt on the Maturity Date (or such later date as the holders of Subordinate Debt and the Obligors may expressly agree in writing), subject always to the subordination provisions of Section 4.5 hereof, (d) fees payable to holders of Subordinate Debt in consideration for any amendment, consent, waiver or forbearance relating to this Agreement (to the extent customary and not in excess of generally prevailing market rates at such time); (e) payments of interest (including default interest) on a “paid-in-kind” basis and not in cash, including the capitalization of interest on Term B Loans as provided hereunder; and (f) payments of the reasonable costs and expenses of the holders of Subordinate Debt.

1.1.115	“Person” will be broadly interpreted and includes:

1.1.115.1	a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.115.2	a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.115.3	a Governmental Authority.

1.1.116	“PMSI Obligation” means:

1.1.116.1	the unpaid purchase price of any tangible Property purchased or acquired by an Obligor;

1.1.116.2	any indebtedness incurred or assumed by an Obligor to enable it to acquire rights in any tangible Property, to the extent that the indebtedness is applied to acquire those rights; and

1.1.116.3	any Capital Lease Obligations of an Obligor,

provided that before entering into the agreement creating the obligations described above in this definition, no Obligor or any Related Party to an Obligor owned or had any interest in that Property or any portion of it; and

1.1.116.4	any extensions, renewals, refinancings or replacements, whether from the same or another lender or lessor, in whole or in part, of any indebtedness or lease obligations described above in this definition, provided that the principal amount of indebtedness of an Obligor secured by, or of the Capital Lease Obligations of an Obligor after, any extension, renewal, refinancing or replacement does not exceed the principal amount outstanding immediately before the extension, renewal, refinancing or replacement, and the Liens granted in respect of that indebtedness or those Capital Lease Obligations will be limited to all or a part of the Property or assets which secured that indebtedness or those Capital Lease Obligations immediately prior to that extension, renewal, refinancing or replacement.

1.1.117	“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of any security interest in any Collateral are governed by the personal property security laws of any jurisdiction other than British Columbia, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

1.1.118	“Priority Claims” means, at the time of any determination of them, the aggregate amount due and payable at that time which is subject to or secured by one or more statutory Liens created or arising, without any necessity for the consent or agreement of any Obligor, by operation of Applicable Law that rank or are capable of ranking in priority to or pari passu with the Security Interests created by the Security Documents, including all claims that are due and payable or past due relating to employee salaries and wages, vacation pay, employee withholdings, pension plan contributions, workers’ compensation assessment, Taxes (including municipal Taxes) and claims by public utilities.

1.1.119	“Pro Rata Share” means, at any time of determination, with respect to any Lender in respect of any Commitment for any portion of the Facility, the ratio of: (i) the Commitment of such Lender, to (ii) the aggregate of the Commitments of all Lenders for that portion of the Facility as determined by this Agreement and taking into account any Assignment and Assumption Agreements which may then exist; provided that, if the Commitments have been funded or terminated, the ratio shall be based on the Loans outstanding under the relevant portion of the Facility at the time of determination, after taking into account any adjustments made pursuant to this Agreement from time to time.

1.1.120	“Proceeding” means any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors or other proceeding for the liquidation, dissolution or other winding up of a Person under any Insolvency Law.

1.1.121	“Property” means present and after-acquired property, assets, undertakings and privileges, whether real or personal, tangible or intangible, moveable or immoveable, and all interests in them.

1.1.122	“Purchase Money Security” means any Security Interest created or assumed by an Obligor to secure PMSI Obligations that extends only to the Property that the Obligor acquired or leased in incurring or assuming those PMSI Obligations, and the identifiable or traceable proceeds of that Security Interest.

1.1.123	“Real Property” means all present and future real property and all interests in it, whether held in fee simple or any lesser estate, including all Real Property Leases, mortgages, easements, rights-of-way, licences, privileges, benefits, and rights related to or connected with that real property.

1.1.124	“Real Property Leases” means all leases, agreements to lease or sub-leases relating to any Real Property, including all easements, rights-of-way, licences, privileges, benefits, and rights related to or connected with that Real Property, and all present and future licences under which the licencee is given the right to use or occupy any Real Property, all as amended, extended or renewed.

1.1.125	“Receivable” means a trade account receivable of or owned by an Obligor, and all related instruments and documents.

1.1.126	“Reference Period” means, with respect to any date of determination, the most recent four (4) consecutive Fiscal Quarter period then ended or most recently ended for which financial statements have been made available to the Lenders;

1.1.127	“Related Parties” means, with respect to any Person, that Person’s Affiliates and the directors, officers, employees, agents and advisors of that Person and of that Person’s Affiliates, and “Related Party” means any one of them.

1.1.128	“Release” includes deposit, leak, emit, add, spray, inject, inoculate, abandon, spill, seep, pour, empty, throw, dump, place and exhaust, and when used as a noun has a corresponding meaning.

1.1.129	“Required Lenders” means the Required Term A Lenders and the Required Term B Lenders.

1.1.130	“Required Term A Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the aggregate Term A Loan Commitments then in effect, or (b) if the Term A Facility has been funded or terminated, Lenders then holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Term A Loans then outstanding.

1.1.131	“Required Term B Lenders” means at any time Lenders then holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Term B Loans then outstanding.

1.1.132	“Revenue” shall be determined in accordance with IFRS, and means, for the relevant period under consideration, the sum total of the Obligors’ revenues calculated and presented in a form and manner historically consistent with developed practice between the Obligors and the Initial Lender since Loan inception.

1.1.133	“Risk Management Transaction” means any foreign exchange or interest rate risk management transaction, commodity swap, option, cap, collar, floor or similar arrangement or other risk management arrangement to which any Person is a party.

1.1.134	“Security Documents” is defined in Section 7.1.1.

1.1.135	“Security Interest” means any mortgage, charge, pledge, assignment, hypothecation, title retention, finance lease or security interest, including any trust obligations, creating in favour of any creditor a right in respect of any Property.

1.1.136	“Senior Covenant Default” shall mean any “Event of Default” under this Agreement, other than a Senior Payment Default.

1.1.137	“Senior Debt” is defined in Section 4.5.1.

1.1.138	“Senior Default Notice” means a written notice from the Required Term A Lenders to the holders of Subordinate Debt pursuant to which such holders are notified of the existence of a Senior Covenant Default or Senior Payment Default, which incorporates a reasonably detailed description of such Senior Covenant Default or Senior Payment Default.

1.1.139	“Senior Payment Default” means an Event of Default described in Section 10.1.1 or 10.1.2 of this Agreement resulting from the failure of any Obligor to pay, on a timely basis, any principal, interest, fees or other obligations under this Agreement, including, without limitation, in each case, any default in payment of Senior Debt after acceleration thereof.

1.1.140	“Software Escrow Agreement” is defined in Section 7.1.1.4.

1.1.141	“Subordinate Debt” is defined in Section 4.5.1.

1.1.142	“Subordinate Default” shall mean a default in the payment of the Subordinate Debt, or performance of any term, covenant or condition contained in this Agreement or the other Loan Documents or the occurrence of any other event or condition constituting a default or event of default thereunder.

1.1.143	“Subordinate Default Notice” means a written notice by the Required Term B Lenders to the holders of Senior Debt pursuant to which the holders of Senior Debt are notified of the existence of an Event of Default, which notice incorporates a reasonably detailed description of such Event of Default.

1.1.144	“Subsidiary” means, with respect to any Person (in this Section 1.1.143 the “Parent”), at any time, any corporation, limited liability company, trust, partnership, limited partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated Financial Statements if those Financial Statements were prepared in accordance with IFRS as of that date, as well as any other corporation, limited liability company, trust, partnership, limited partnership, association or other entity:

1.1.144.1	of which Equity Securities representing more than 50% of the equity or economic interest in them or more than 50% of the ordinary voting power, or, in the case of a partnership, more than 50% of the general or limited partnership interests or the economic interest in them are, as at that time, owned, Controlled or held by any combination of the Parent and one or more Subsidiaries of the Parent; or

1.1.144.2	that is, as at that time, otherwise Controlled by any combination of the Parent and one or more Subsidiaries of the Parent.

1.1.145	“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable to them.

1.1.146	“Term A Facility” is defined in Section 2.1.

1.1.147	“Term A Lender” means any Lender (in its capacity as such) holding, at the time of determination, a Term A Loan.

1.1.148	“Term B Facility” is defined in Section 2.1.

1.1.149	“Term B Lender” means any Lender (in its capacity as such) holding, at the time of determination, a Term B Loan.

1.1.150	“Term A Loan Commitments” is defined under “Commitments”.

1.1.1	“Term B Loan Commitments” is defined under “Commitments”.

1.1.2	“Term A Loans” means Loans under the Term A Facility on which interest is calculated by reference to LIBOR as specified hereunder.

1.1.3	“Term B Loans” means Loans under the Term B Facility on which interest is calculated by reference to the fixed interest rate as specified under Article 3 hereof.

1.1.4	“Three Party Escrow Agreement” is defined in Section 7.1.1.5.

1.1.5	“Total Leverage Ratio” means, at any time, without duplication and on a Consolidated Basis, the ratio of:

1.1.5.1	the aggregate amount of Debt of the Borrower; to

1.1.5.2	Adjusted EBITDA of the Borrower,

in each case, for the applicable Reference Period of the Borrower.

1.1.6	“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

1.1.7	“U.S. Dollars” or “US$” each means currency of the United States of America which, as at the time of payment or determination, is legal tender in the United States of America for the payment or determination of public or private debts.

1.1.8	“Wholly-Owned Subsidiary” means any Subsidiary of a Person in which that Person owns, directly or indirectly, 100% of the issued and outstanding Equity Securities.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

1.2.4	Unless otherwise specified in this Agreement:

1.2.4.1	time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends; and

1.2.4.2	if the last day of a time period is not a Business Day, the time period will end on the next Business Day.

1.2.5	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.2.6	References to an amount of money in this Agreement will, unless otherwise expressly stated, be to that amount in United States Dollars.

1.3	Governing Law

This Agreement is governed by and is to be construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4	Amendment and Restatement

(a) Existing Indebtedness. The Borrower and each other Obligor and the Lenders agree, acknowledge and confirm that the amount of the Existing Indebtedness under the Original Credit Agreement as at the date of this Agreement is as described in Recital A hereto and that the terms and conditions of and relating to the Existing Indebtedness shall be amended and restated in accordance with the terms of this Agreement.

(b) Continuing Obligations. Effective as of the Closing Date, the Original Credit Agreement and the rights, obligations and liabilities of the Borrower, each other Obligor and the Lenders shall be amended and restated in accordance with the provisions of this Agreement and this Agreement shall replace and supersede the Original Credit Agreement. All amounts owing or outstanding under the Original Credit Agreement shall be deemed to be Borrowings and Outstanding Obligations, as the context may permit or require, under this Agreement as of the Closing Date. All agreements, documents and instruments evidencing, relating to or securing any obligation that forms part of the Existing Indebtedness shall each be deemed to be a Loan Document under this Agreement and shall continue in full force and effect and are hereby ratified and confirmed.

(c) Existing Security Documents. The Borrower, each Guarantor and the Lenders and any other Lenders party to this Agreement from time to time agree, acknowledge and confirm that all security documents previously delivered by the Borrower and each Guarantor to the Lender (the “Existing Security Documents”) shall continue in full force and effect, unamended, except as may be provided herein, and the security interests constituted thereby shall stand as general and continuing collateral security for the payment and performance of the Outstanding Obligations. Without affecting the generality of the foregoing, and for greater certainty, each of the Borrower, each Guarantor and the Lenders agree that:

(i)	any and all references in any Guarantee or Security Document to the “Credit Agreement” (whether or not such reference is also accompanied by said credit agreement as it may be amended or restated from time to time) shall be deemed to be to the Original Credit Agreement, as amended and restated by this Agreement;

(ii)	any and all references in any Guarantee or Security Document to “Loans” or “Borrower’s Obligations” includes the Loans made available to, and the Borrower’s Obligations incurred by, the Borrower under the Original Credit Agreement and under this Agreement; and

(iii)	any and all references in any Guarantee or Security Document to “Outstanding Obligations” includes the Outstanding Obligations incurred by the Obligors under the Original Credit Agreement, this Agreement and the other Loan Documents.

(d) Guarantees. Each of the Guarantors: (i) ratifies each existing Guarantee issued by such Guarantor of all or part of the Outstanding Obligations and acknowledges and agrees that: (A) each such Guarantee and any Security Document delivered in connection therewith shall remain in full force and effect, be binding on and enforceable against it notwithstanding the execution, delivery and performance of this Agreement by the parties hereof, and shall be a guarantee of all the Outstanding Obligations in accordance with the terms of such guarantee, and (B) the Lenders shall not be estopped prior to any realization by the Lenders on any Collateral pursuant to the terms of this Agreement or the Security Documents, from taking any action necessary to preserve its rights against any of the Guarantors or to preserve its rights against any Guarantor after such realization by the Lenders, and (C) its guarantee shall not be revoked or terminated and each Guarantor shall not be released from its liability thereunder unless and until all Outstanding Obligations have been paid and satisfied in full, all Commitments under this Agreement have been cancelled or terminated, and there are no further obligations of the Lenders under the Loan Documents pursuant to which further Outstanding Obligations might arise; and (ii) agrees to do, execute, acknowledge or deliver or cause to be done, executed, acknowledged or delivered any and all such acts, documents, agreements, deeds, assurances, information and other matters and things upon the request of the Required Lenders as may be reasonably necessary or desirable to give effect to the provisions of this Agreement and any other Loan Document.

(e) No Novation. This Agreement is and shall for all purposes be deemed to be an amendment and restatement of the provisions of the Original Credit Agreement. While this Agreement will supersede the Original Credit Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, this Agreement merely amends and restates the Original Credit Agreement and does not constitute or result in a novation or rescission of the Original Credit Agreement, the Existing Indebtedness, the Existing Security Documents or any other Loan Document.

(f) Additional Indebtedness. Each Guarantor consents to the transactions contemplated by this Agreement, and without limitation thereof, agrees that its Guarantee shall guarantee the repayment of the increased principal and additional indebtedness that will be available to the Borrower hereunder and that the Borrower will incur under this Agreement.

1.5	Entire Agreement

This Agreement, together with, any other agreement or agreements and other documents delivered or to be delivered under this Agreement or under the Original Credit Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in any of the other agreements and documents delivered under this Agreement or the Original Credit Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in any of the other agreements and documents (including other Loan Documents) delivered under this Agreement or the Original Credit Agreement.

1.6	Business Day

Whenever any calculation or payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, then unless otherwise specified in this Agreement, the calculation or payment is to be made, or action is to be taken, on the next Business Day.

1.7	Conflicts

In the event of a conflict in or between the provisions of this Agreement and the provisions of any other Loan Document, then, despite anything contained in that other Loan Document, the provisions of this Agreement will prevail, and those provisions of that other Loan Document will be deemed to be amended to the extent necessary to eliminate the conflict. If any act or omission is expressly prohibited under a Loan Document, other than this Agreement, but this Agreement does not expressly permit that act or omission, or if any act is expressly required to be performed under a Loan Document, other than this Agreement, but this Agreement does not expressly relieve the applicable Obligor from that performance, that circumstance will not constitute a conflict in or between the provisions of this Agreement and the provisions of that other Loan Document.

1.8	Guaranteed Amounts

In this Agreement, a Guarantee will be deemed to be in an amount equal to the amount of the Debt relating to which the Guarantee is given, unless the Guarantee is limited to a determinable amount, in which case the amount of the Guarantee will be deemed to be the lesser of the amount of the Debt relating to which the Guarantee is given and that determinable amount.

1.9	Accounting Changes

If any Accounting Changes occur and such changes result in a material change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement or such Loan Document, as applicable, so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not been made.

If the Borrower and the Required Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Changes with respect thereto has been implemented, any reference to IFRS contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Changes, refer to IFRS, consistently applied after giving effect to the implementation of such Accounting Changes.

If the Borrower and the Required Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all calculations of financial covenants and other standards and terms in this Agreement and the other Loan Documents shall continue to be prepared, delivered and made without regard to the underlying Accounting Change. In such case, Borrower shall, in connection with the delivery of any financial statements under this agreement, provide a management prepared reconciliation of the financial covenants to such financial statements in light of such Accounting Changes.

1.10	Schedules and Exhibits

The following is a list of Schedules and Exhibits:

Schedules	Subject Matter
1.108.2	Permitted Debt
1.1.112.4	Investments on Closing Date
1.1.113.15	Current Permitted Liens
8.1.6	Litigation
8.1.8	Organizational Structure
8.1.9	Equity Securities
8.1.10.2	Taxes
8.1.11.1	Owned and Leased Real Property
8.1.11.2	Operating Leases and Capital Leases
8.1.15	Environmental Disclosure
8.1.17	Intellectual Property Rights
8.1.18	Software

Exhibits	Subject Matter
7.1.1.4	Code Escrow Agreement
7.1.1.5	Three-Party Escrow Service Agreement
9.1.1.4	Compliance Certificate

A	Assignment and Assumption Agreement

Article 2
CREDIT FACILITy

2.1	Facility

2.1.1	(a) Subject to the terms and conditions of this Agreement, the Initial Lender (and any other Term A Lenders party hereto on the Closing Date or thereafter pursuant to an Assignment and Assumption Agreement), severally and not jointly or jointly and severally, and in accordance with their Pro Rata Share of the Maximum Term A Loan Amount and the Maximum Monthly Borrowing Amount (as defined below), hereby establishes in favour of the Borrower, a non-revolving credit facility as described in this Section 2.1.1(a) (the “Term A Facility”) for the period from and after the Closing Date to and until the Final Availability Date, and agrees to make Term A Loans available to the Borrower under the Facility during such period; it being further agreed that:

(i) $1.0 million of indebtedness already incurred by the Borrower under Section 2.1.3 of the Original Credit Agreement (i.e., the 2018 Advance) shall, as and from the Closing Date, be treated as already having been extended to the Borrower as a Term A Loan hereunder, with such amount being considered to have been advanced to the Borrower for month of March 2018, as shown in the right hand column of the table below in this Section 2.1.1(a) (the “Table”);

(ii) the aggregate principal amount of all Term A Loans outstanding under the Term A Facility (inclusive of the amount referred to in clause (i) above) shall not at any time exceed US$7,500,000 (disregarding capitalized interest), as such amount may be adjusted in accordance with this Section (the “Maximum Term A Loan Amount”);

(iii) the maximum principal amount that the Borrower shall be permitted to borrow under the Term A Facility in any month during the period between March 1, 2018 and December 31, 2018 (inclusive) (the “Borrowing Period”), and not beyond, shall be the Maximum Monthly Borrowing Amount set forth for such month in the right hand column of the Table (each, a “Maximum Monthly Borrowing Amount”);

(iv) advances to be made in respect of any particular month shown in the Table during the Borrowing Period shall be made in compliance with Section 2.3 of this Agreement;

(v) the Borrower shall not be entitled to make any borrowing in respect of any particular month in the Table if the Borrower is unable to satisfy the Required Term A Lenders, acting in their sole discretion, including by the provision to the Term A Lenders of such monthly financial information as the Required Term A Lenders shall require, that the Operating Profit for the immediately preceding month exceeded the Minimum Operating Profit shown for such preceding month in the Table;

(vi) if the Borrower is not permitted to make any borrowing in respect of any particular month shown in the Table, or if it is permitted to make a borrowing in respect of such month and does not do so or only makes a borrowing of a lesser amount than the Maximum Monthly Borrowing Amount for such month, it may not carryforward such unused monthly availability to any succeeding month, and the Maximum Term A Loan Amount shall be forever reduced by the lesser of (x) the Maximum Monthly Borrowing Amount for such month, if no amount was borrowed for such month, and (y) the principal amount not borrowed for such month, if only a partial borrowing is made, unless the Required Term A Lenders otherwise agree in writing;

(vii) any monthly Operating Profit earned in a particular month in excess of the Minimum Operating Profit shown for such month shown in the Table may not be carried forward or otherwise added to Operating Profit for any succeeding month for the purposes of satisfying the conditions in this Section 2.1.1(a), unless the Required Term A Lenders otherwise agree in writing;

Month	Minimum Operating Profit	Maximum Monthly Borrowing Amount for such month (based on compliance with the Minimum Operating Profit criteria for the immediately preceding month as per Section 2.1.1(a)(v) above)
February 2018	Satisfied	Not Applicable
March 2018	$(29,289)	$1,000,000 (the 2018 Advance already advanced)
April 2018	$(246,499)	$2,000,000
May 2018	$5,337	$1,200,000
June 2018	$5,337	$1,300,000
July 2018	$(5,520)	$0.00
August 2018	$(5,520)	$1,500,000
September 2018	Not Applicable	$500,000

(viii) as of and from the date of each advance of a Term A Loan, interest shall, unless and until the Required Term A Lenders advise the Borrower by written notice otherwise, be capitalized annually and the same shall be added to the principal amount of the Term A Facility outstanding at the end of each calendar year, whereafter interest shall thereafter be paid on (x) the aggregate principal amount of the Term A Loans, and (y) such interest as so capitalized, in accordance with this Agreement; and

(ix) if, at any time prior to the Final Availability Date, any Obligor receives, directly or indirectly, any amount from any of Meredith Corporation, Quincy Media, Inc. or Cordillera Communications (individually, a “Creditor Party” and collectively the “Creditor Parties”) for the early termination of any contractual arrangement between the Obligors and any Creditor Party, or for any reason other than the payment of fees pursuant to the existing contractual relationship between them, then the Borrower will immediately notify the Lenders and the Maximum Term A Loan Amount shall be reduced by the amount so received; provided further that (i) the Required Term A Lenders shall be entitled to reduce any Maximum Monthly Borrowing Amount set out in the Table to reflect such reduction; and (ii) if such receipt is for an amount in excess of the then remaining principal amount that the Borrower is then entitled to borrow under this Section 2.1.1(a), the Borrower shall, within two Business Days of such receipt thereof, make a prepayment of the Term A Loans in an amount equal to such excess.

(b) Subject to the terms and conditions of this Agreement, the Initial Lender and Borrower confirm the prior establishment under the Original Credit Agreement, and the continuance of the same hereunder, as and from the Closing Date until the Maturity Date, of a non-revolving credit facility in favour of the Borrower (the “Term B Facility”); it being agreed that (i) the Term B Facility is fully extended to the Borrower as of the Closing Date and no further Term B Loans are available hereunder, (ii) as of and from January 1, 2018, interest on the Term B Loans has been and shall, unless and until the Required Term B Lenders advise the Borrower by written notice otherwise, be capitalized annually and the same shall be, and continue to be, added to the principal amount of the Term B Facility outstanding at the end of each calendar year, whereafter interest shall be paid on (x) the aggregate principal amount of the Term B Loans and (y) such interest as so capitalized, in accordance with this Agreement, and (iii) the aggregate principal amount of all Term B Loans outstanding under the Term B Facility (disregarding capitalized interest) will not at any time exceed US$14,500,000 (the “Maximum Term B Loan Amount”).

2.1.2	Within the limits and restrictions set out in Section 2.1.1, the principal amount outstanding under the Facility may not revolve but the Borrower may repay Loans in part or in full in accordance with the terms hereof without penalty. All principal payments made hereunder shall be made firstly to the Term A Lenders according to their Pro Rata Share, and thereafter to the Term B Lenders according to their Pro Rata Share.

2.2	Purpose

The Borrower will use the Loans obtained by it under the Facility solely to finance the working capital and other general operating requirements of the Obligors.

2.3	Drawdowns—Notices and Limitations

2.3.1	Until the Final Availability Date, Borrowings under the Term A Facility up to the Maximum Term A Loan Amount:

(a) will be made available to the Borrower by the Term A Lenders, by no later than by the last Business Day of the calendar month for which the Borrowing is requested, provided that (i) the Term A Lenders have received a borrowing notice from the Borrower specifying the principal amount of the Borrowing desired for such month in accordance with the limitations of the Table in Section 2.1.1, and (ii) such borrowing notice is given to the Term A Lenders not less than ten Business Days prior to the date the Borrowing is desired by the Borrower, the Parties noting that in respect of any borrowing for a particular month set forth in the Table in Section 2.1.1, the amount will be advanced by the Lenders, severally and not jointly or jointly and severally according to their Pro Rata Shares;

(b) will be in a minimum amount of $500,000 and in multiples of $100,000, up to the maximum aggregate amount set forth in the Table in Section 2.1.1 for any particular month set out therein; and

(c) will not be made available to the Borrower unless, in the Required Term A Lenders’ sole determination, the Borrower shall meet the requirements of Section 2.1.1; provided that no Lender shall be responsible for advancing the Pro Rata Share of any Borrowing which is to be advanced by another Lender, according to their Pro Rata Shares thereof.

2.3.2	No further Borrowings will be permitted or available under the Term B Facility.

2.3.3	Notwithstanding anything in this Agreement to the contrary, no Borrowing may be made or Loan occur if a Default or Event of Default is subsisting at the time of the Borrowing request, or would be existing after the Borrowing is made, or if all of the conditions precedent in Article 6 have not been satisfied, or if all other terms and conditions of this Agreement have not been met.

2.4	Lender’s Records

Each Lender will maintain records of:

2.4.1	the Borrower’s Obligations for outstanding Loans and accrued interest on them, fees relating to them, and other amounts payable under this Agreement; and

2.4.2	the amounts paid at any time by the Borrower to such Lender under this Agreement for Loans, interest, fees and other amounts.

The Borrower agrees that all records kept by any Lender will constitute prima facie evidence of the matters referred to in this Section, but the failure of any Lender to make any entry in its records will not limit or otherwise affect the obligations of the Borrower under this Agreement or with respect to any Loans, interest, fees or other amounts owed by it to such Lender.

2.5	Current Contractual Arrangements

As additional consideration to the Initial Lender for making the Term A Loans available to the Borrower hereunder, each of the Obligors hereby agrees and acknowledges that the current contractual arrangements between the Obligors (or any one of them) and the Initial Lender pertaining to the supply and provision of web-hosting, platform, software and other services to the Initial Lender, including without limitation, the Website Software and Services Agreement dated October 1, 2011 between Gannoway Web Holdings LLC and Raycom Media Inc. and the amendment thereto dated August 25, 2015 (the “Amendment”), shall be and are hereby amended, with effect from the Closing Date, to provide that the Initial Lender may terminate such contractual arrangements effective on December 31, 2018, upon the prior provision of notice to such effect by the Initial Lender to the Obligors (or the appropriate one thereof under such contractual arrangements) on or before September 30, 2018. This right is intended to be additional to and cumulative with any and all other rights that the Initial Lender may now have under such contractual arrangements to terminate such contractual arrangements, including those additional rights set out in the Amendment, and as such, shall not derogate or amend any other rights that the Initial Lender has available to it thereunder, including any existing or other rights of termination thereunder or in connection therewith.

Article 3
CALCULATION OF INTEREST, FEES AND EXPENSES

3.1	Calculation and Payment of Interest

3.1.1	The Borrower will pay interest on each Term A Loan outstanding from the date when made, and all interest which is not paid when due shall bear interest, at LIBOR plus 800bps. Each determination of LIBOR by the Required Term A Lenders in respect of the Term A Facility shall be conclusive and binding on Borrower in the absence of manifest error. Unless and until the Required Term A Lenders advise the Borrower in writing that the Borrower shall no longer have the option to capitalize interest on the Term A Loans, all interest accruing on the Term A Loans to the Maturity Date shall, unless paid by the Borrower, be capitalized annually and added at the end of each calendar year, to the principal balance of the Term A Loans, and thereafter interest shall be calculated on such increased principal balance at the same rate applicable to the Term A Loans as specified above.

3.1.2	The Borrower will pay interest on each Term B Loan outstanding from the date when made, and all interest which is not paid when due shall bear interest, at a rate per annum equal to 10%. Unless and until the Required Term B Lenders advise the Borrower in writing that the Borrower shall no longer have the option to capitalize interest on the Term B Loans, all interest accruing on the Term B Loans from and after January 1, 2018 to the Maturity Date shall, unless paid by the Borrower, be capitalized annually and added at the end of each calendar year, to the principal balance of the Term B Loans, and thereafter interest shall be calculated on such increased principal balance at the same rate applicable to the Term B Loans as specified above.

3.1.3	All computations of interest payable under this Agreement, including of LIBOR, shall be made on the basis of a three hundred sixty-five (365)-day year (or three hundred sixty six (366) days in the case of a leap year), in each case, based on actual days elapsed.

3.1.4	To the maximum extent permitted by Applicable Law, the Borrower will pay interest on all overdue amounts owing by the Borrower under this Agreement (other than on amounts which have been capitalized in accordance with Sections 3.1.1 and 3.1.2, which capitalized interest, for greater certainty, shall not be considered to be overdue but shall bear interest as provided in Sections 3.1.1 and 3.1.2), including on any overdue interest payments, from the date each of those amounts is due until the date each of those amounts is paid in full at the applicable rate specified in clause 3.1.1 or 3.1.2 above, plus two (2) percent, which amount will be calculated daily, added to the outstanding principal balance of the applicable Loans monthly, and shall be payable on demand of any Lender.

3.2	Expenses

The Borrower will pay to the Lenders on the Closing Date, or reimburse the Lenders for, the following reasonable out-of-pocket expenses, including reasonable legal fees and disbursements (on a solicitor and its own client basis):

3.2.1	the expenses of the Lenders incurred in negotiating, preparing, registering and executing the Loan Documents; and

3.2.2	the expenses of the Lenders incurred in enforcing the Loan Documents, including the costs of legal counsel acting on behalf of the Lender.

3.3	General Provisions Regarding Interest

3.3.1	Each determination by the Required Lenders (or a subset thereof as provided in this Agreement) of the amount of interest, fees or other amounts payable by the Borrower to the Lenders (or subset) under this Agreement will be prima facie evidence of the accuracy of the determination.

3.3.2	Except as otherwise provided in this Agreement, all interest, fees and other amounts payable by the Borrower under this Agreement (i) will accrue and be calculated daily, but not compounded, on the principal amount of each Loan as described in this Agreement, (ii) will be payable on each Interest Payment Date, and both before and after demand, maturity, default and judgment, and (iii) when in arrears, will be added to the outstanding principal balance of the applicable Loans monthly and shall be payable on demand; it being understood and agreed that interest will not be considered to be in arrears hereunder as long as it is being capitalized in accordance with Sections 3.1.1 or 3.1.2. Interest and fees shall accrue during each interest period during which interest or fees are computed from and including the first (1st) day thereof to and including the last day thereof. For greater certainty, the term “interest period”, where used herein, shall mean a calendar month (or portion thereof, as applicable) from and including the first (1st) day thereof to and including the last day thereof.

3.3.3	To the full extent permitted by Applicable Law, the covenant of the Borrower to pay interest at the rates provided in this Agreement will not merge in any judgment relating to any obligation of the Borrower to the Lenders.

3.3.4	For the purposes of the Interest Act, R.S.C. 1985, c. I-15:

3.3.4.1	the principle of deemed reinvestment of interest will not apply to any calculation or determination of interest under this Agreement;

3.3.4.2	the rates of interest specified in this Agreement are intended to be nominal rates and not effective rates; and

3.3.4.3	unless otherwise stated, each rate of interest specified in this Agreement as an interest rate “per annum” or a similar expression, is to be calculated on the basis of a calendar year of 365 or 366 days, as applicable, and the annual rate of interest which is equivalent to that interest rate will be that rate multiplied by a fraction, the numerator of which is the total number of days in each year and the denominator of which is 365 or 366 days, as applicable. If the amount of any interest is determined or expressed on the basis of a period of less than a year of 365 or 366 days, as applicable, the equivalent annual rate is equal to the rate so determined or expressed, divided by the number of days in the period, and multiplied by the actual number of days in that calendar year.

3.4	Maximum Return

3.4.1	In no event will any interest, fees or other amounts payable under this Agreement exceed the maximum rate permitted by Applicable Law. If any provisions of this Agreement would require the Borrower to pay any interest or make any other payment that is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate that would be prohibited by Applicable Law or would result in receipt by any Lender of interest at a criminal rate (as those terms are construed under the Criminal Code), then despite those provisions, that amount or rate will be deemed to have been reduced to the maximum amount or rate recoverable under Applicable Law, as if the Parties had agreed to that amount or rate by contract. That reduction will be effected, to the extent necessary:

3.4.1.1	firstly, by reducing the amount or rate of interest otherwise required to be paid under Article 3 of this Agreement; and

3.4.1.2	secondly, by reducing any fees, commissions, premiums and other amounts that would constitute interest for the purposes of Section 347 of the Criminal Code.

3.4.2	If, despite the provisions of this Section 3.4 and after giving effect to all reductions under it, any Lender has received an amount or rate in excess of the maximum permitted by the Criminal Code, then that excess will be applied by such Lender to reduce the principal balance of the Borrower’s Obligations outstanding and not to the payment of interest, with any remaining portion being paid to subsequent secured creditors or to the applicable Obligors, as determined by Applicable Law.

3.4.3	Any amount or rate of interest referred to in this Section 3.4 will be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees, expenses or other amounts that fall within the meaning of “interest” (as defined in the Criminal Code) will, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Required Lenders will be conclusive for the purposes of that determination.

Article 4
REDUCTION OF COMMITMENT AND REPAYMENT

4.1	Optional Repayment of Loans under the Facility

4.1.1	The Borrower will have the right at any time on any Business Day (an “Optional Repayment Date”) to repay all, or a portion of, Loans outstanding under the Facility without premium, penalty or bonus on the following terms and conditions:

4.1.1.1	the Lenders will have received an irrevocable written notice by 12:00 (noon) (Toronto time) not fewer than three Business Days before the Optional Repayment Date specifying the Loans will be repaid in part or in full;

4.1.1.2	on the applicable Optional Repayment Date, the Borrower will repay the outstanding Loans in accordance with the notice given under Section 4.1.1.1 together with all interest, fees and other amounts accrued and unpaid under this Agreement, and any amounts payable under Section 5.1; and

4.1.1.3	no repayment of the Term B Loans may be made unless and until the Term A Loans have been fully repaid.

4.2	Repayment of Facility

Subject to the terms and conditions of this Agreement, all Loans outstanding under the Facility, together with all accrued interest, fees and other amounts unpaid relating to those Loans, will be due and payable in full on the Maturity Date, and the Facility will be automatically terminated at that time.

4.3	Other Mandatory Repayments

4.3.1	Subject to the other subsections of this Section 4.3, if at any time the sum of all Loans outstanding under the Term A Facility or the Term B Facility exceeds the respective Maximum Term A Loan Amount or the Maximum Term B Loan Amount, the Borrower will immediately repay to the applicable Lenders an amount of the applicable Loans outstanding at least equal to that excess, and such excess shall be paid to the applicable Lenders according to their Pro Rata Shares, with all necessary adjustments as appropriate.

4.3.2	The Borrower shall make all of the following mandatory repayments:

4.3.2.1	if any Obligor at any time completes a debt or equity financing in excess of US$10 million, a mandatory repayment of US$2,000,000 within five Business Days of completion of such financing; provided that if the debt or equity financing is for an amount equal to $10 million or less, the Borrower will make a mandatory repayment equal to 20% of the amount raised within five Business Days of completion of such financing;

4.3.2.2	commencing on December 31, 2019 and on the last day of the month of each three-month period thereafter, an amount of US$687,500 per three-month period;

4.3.2.3	proceeds (less actual costs paid and income taxes) on any asset sales; and

4.3.2.4	commencing on the financial year ending December 31, 2017, and each financial year ending after December 31, 2017, 100% of the Current Year Excess Cash Flow Amount in excess of $2,000,000 shall be paid to the Lender as a mandatory repayment amount no later than May 1 of the following year until a Total Leverage Ratio of not more than 3.00:1.00 has been met for such Fiscal Year, at which point 50% of the Current Year Excess Cash Flow Amount in excess of $2,000,000 shall be paid to the Lender as mandatory repayment amounts. Such Excess Cash Flow payments shall be applied pro rata to reduce other mandatory payments due hereunder.

4.3.3	Prepayments under this Section 4.3 of Loans outstanding will be applied as follows:

4.3.3.1	firstly, to repay principal of Term A Loans outstanding under the Facility;

4.3.3.2	secondly, to repay principal of Term B Loans outstanding under the Facility and

4.3.3.3	thirdly, to repay any other Outstanding Obligations.

4.3.4	The payments set out in this Section 4.3 are in addition to all other payments of principal, interest, fees, expenses or other amounts required under this Agreement.

4.4	Payments—General

4.4.1	Except as otherwise provided in this Agreement, all payments of principal, interest, fees, expenses and other amounts payable under the Borrower’s Obligations and owing at any time by the Borrower to the Lenders under this Agreement will be made in immediately available, freely transferable same day funds in the currency in which the Loans are outstanding, at each Lender’s address for notice provided herein or in an Assignment and Assumption Agreement. All payments received after 12:00 (noon) (Toronto time) will be deemed to be received on the next Business Day.

4.4.2	The Borrower will make all payments required under this Agreement, whether of principal, interest, fees, expenses or other amounts payable under the Borrower’s Obligations or otherwise owing by the Borrower to the Lenders:

4.4.2.1	in accordance with the terms of this Agreement and any Assignment and Assumption Agreements; and

4.4.2.2	without regard to any defence, counterclaim, deduction or right of set off available to the Borrower.

4.4.3	Except as otherwise provided in this Agreement, if any payment required under this Agreement becomes due and payable on a day that is not a Business Day, that payment will be made on the next following Business Day, and any extension of time in those circumstances will be included in computing interest and any other amounts payable under this Agreement relating to that payment.

4.5	Subordination of Term B Facility to Term A Facility

4.5.1	The principal amount of the Term B Loans and any interest (including capitalized interest) payable thereon and any fees payable in respect thereof (collectively, the “Subordinate Debt”) are and shall remain subordinate to the prior payment and satisfaction by the Obligors of the principal amount of the Term A Loans and any interest (including capitalized interest) payable thereon and any fees payable in respect thereof (collectively, the “Senior Debt”), to the extent and in the manner provided under this Section 4.5. Each holder of Senior Debt, whether now outstanding or hereafter arising, shall be deemed to have acquired the Senior Debt in reliance upon the provisions contained herein and each holder of Subordinate Debt shall be deemed to be bound hereby.

4.5.2	No payment (whether made in cash, securities or other property or by set-off) of principal, interest or any other amount due with respect to the Subordinate Debt shall be made or received, and no holder of Subordinate Debt shall exercise any right of set-off or recoupment with respect to any Subordinate Debt, until all of the Senior Debt is Paid in Full; provided, however, except as provided in the immediately succeeding sentence or in subsection 4.5.3 below and subject to the provisions of subsection 4.5.4, any Obligor may make and each holder of Subordinate Debt may accept Permitted Subordinate Debt Payments. Notwithstanding the foregoing, no Obligor may make, and no holder of Subordinate Debt, may receive:

(a)	any payment of principal, interest or any other amount with respect to the Subordinate Debt if, at the time of such payment or immediately after giving effect thereto, a Senior Payment Default exists in respect of the Senior Debt and the holders of Subordinate Debt have received a Senior Default Notice specifying such existence; or

(b)	subject to the penultimate sentence of this subsection 4.5.2 below, any payment of principal, interest or any other amount with respect to the Subordinate Debt if, at the time of such payment or immediately after giving effect thereto, the holders of Subordinate Debt have received a Senior Default Notice stating that a Senior Covenant Default exists or would be created by the making of such payment.

The Obligors may resume Permitted Subordinate Debt Payments and may make any Permitted Subordinate Debt Payments missed due to the application of clause (a) or clause (b) of this Section 4.5.2 (a “Deferred Permitted Subordinate Debt Payment”):

(c)	in the case of a Senior Payment Default referred to in clause (a) of this Section 4.5.2 above, upon the cure or waiver thereof in accordance with the terms of this Agreement; or

(d)	in the case of a Senior Covenant Default referred to in clause (b) of this Section 4.5.2 above, upon the earlier to occur of (x) the cure or waiver thereof in accordance with the terms of this Agreement, and (y) the expiration of 120 days from the date on which the applicable Senior Default Notice was received.

Notwithstanding any provision of this Section 4.5.2 to the contrary:

(1)	no Obligor shall be prohibited from making, and the holders of Subordinate Debt shall not be prohibited from receiving, payments as a result of clause (b) of this subsection 4.5.2 for more than an aggregate of 120 days within any period of 365 consecutive days;

(2)	no Senior Covenant Default existing on the date any notice is given pursuant to clause (b) of this subsection 4.5.2 shall, unless the same shall have ceased to exist for a period of at least ninety (90) consecutive days, be used as a basis for any subsequent such notice; and

(3)	no more than two (2) Senior Default Notices may be sent pursuant to clause (b) of this Section 4.5.2 during any consecutive 365-day period and no more than six (6) Senior Default Notices may be sent pursuant to clause (b) of this Section 4.5.2 during the term of this Agreement.

The provisions of this Section 4.5.2 shall not apply to any payment with respect to which Section 4.5.3 would be applicable. For purposes of clarification, the term “payment” does not include the accrual or capitalization of interest, fees or other amounts in respect of the Subordinate Debt.

4.5.3	In the event of a Proceeding with respect to any Obligor or any of its properties: (i) all Senior Debt first shall be Paid in Full before any payment (whether made in cash, securities or other property) of or with respect to the Subordinate Debt shall be made by, or from the assets or estate of, such Obligor; and (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinate Debt shall be paid or delivered directly to holders of Senior Debt in accordance with their Pro Rata Share thereof until all Senior Debt is Paid in Full, and each holder of Subordinate Debt irrevocably authorizes, empowers and directs any and all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries.

4.5.4	Until the Senior Debt is Paid in Full, no holder of Subordinate Debt or the Required Term B Lenders shall, without the prior written consent of the Required Term A Lenders, take any action to collect, enforce payment or accelerate any of the Subordinate Debt, exercise any of the remedies with respect to the Subordinate Debt set forth in the Security Documents or that otherwise may be available to any such holder or Lenders, either at law or in equity, by judicial proceedings (including by filing a Proceeding) or otherwise (an “Enforcement Action”), except that: (1) upon the occurrence and during the continuance of a Default or Event of Default, the Required Term B Lenders may deliver to the Obligors a notice of acceleration provided such acceleration is not effective until the earliest of the dates specified in clause (i) through (v) below; (2) the Required Term B Lenders may take legal action seeking specific performance or injunctive relief against any Obligor to enforce covenants (other than covenants to pay any of the Subordinate Debt) contained in the Loan Documents; provided that such action does not require the making of any payments to the holders of Subordinate Debt; (3) upon expiration of a payment blockage period in accordance with the provisions of Section 4.5.2 and the failure of the Obligors to pay any Deferred Permitted Subordinate Debt Payment, the Required Term B Lenders may take legal action to enforce payment of such Deferred Permitted Subordinate Debt Payment but shall not be permitted to take any other Enforcement Action; and (4) as provided in the following sentence. Upon the earliest to occur of:

(i)	the passage of 120 days from the earlier of (a) the date of receipt of a Subordinate Default Notice if the Subordinate Default described therein shall not have been cured or waived within such period in accordance with this Agreement, or (b) the date on which a Senior Default Notice is given pursuant to Section 4.5.2;

(ii)	the acceleration of the Senior Debt;

(iii)	the occurrence of a Proceeding with respect to any Obligor;

(iv)	the institution or commencement of (A) any judicial action against any Obligor to enforce payment of the Senior Debt or (B) any action to sell, realize upon or foreclose upon any material portion of the Collateral securing Senior Debt; and

(v)	the Maturity Date,

the holders of Subordinate Debt may take Enforcement Action.

4.5.5	If (a) any payment (whether made in cash, securities or other property) not permitted under this Agreement is received by any holder of Subordinate Debt on account thereof before all Senior Debt is Paid in Full, or (b) any payment (whether made in cash, securities or other property) is received by any holder of Subordinate Debt on account thereof when a Senior Payment Default exists and such holder of Subordinate Debt is notified of such Senior Payment Default within ten (10) days after the date on which such payment of Subordinate Debt was scheduled to be made, then each such payment (including any subsequent payment in respect of the Subordinate Debt made during the continuation of such Senior Payment Default) shall be paid over promptly to the holders of the Senior Debt in accordance with their Pro Rate Shares thereof, or to their designated representative, for application in accordance with this Agreement to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is Paid in Full.

4.5.6	No holder of Subordinate Debt shall sell, assign, dispose of or otherwise transfer all or any portion of the Subordinate Debt, unless prior to the consummation of any such action, the transferor and transferee thereof shall execute and deliver an agreement in favour of the Obligors and Lenders hereunder agreeing to be bound by the provisions of this Section 4.5. Notwithstanding the failure to execute or deliver any such agreement, the subordination effected by this Section 4.5 shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinate Debt, and the terms of this Section 4.5 shall be binding upon the successors and assigns of each holder of Subordinate Debt.

Article 5
INDEMNITIES

5.1	General Indemnity

The Borrower will indemnify and save harmless the Lenders and their respective Affiliates, officers, directors, employees, agents and attorneys (in this Article 5, each an “Indemnified Party”), immediately on demand by any Lender, from and against all Losses that any Indemnified Party may sustain or incur as a result of or in connection with the Facility or the Loan Documents, including as a result of or in connection with:

5.1.1	any cost or expense incurred by reason of the liquidation or redeployment in whole or in part of deposits or other funds required to fund or maintain any Loan as a result of the Borrower’s failure to complete a Loan or to make any payment, prepayment or repayment on the date required under this Agreement or specified by the relevant Lender in any notice given under this Agreement;

5.1.2	the Borrower’s failure to pay principal, interest, fees, expenses or other amounts due under this Agreement on the due date after the expiration of any applicable grace periods;

5.1.3	the acceleration under Article 10 of this Agreement of any of the Facility or of the Loans or any other amounts owing under this Agreement or any other Loan Documents;

5.1.4	the Borrower’s failure to give any notice required to be given by it to the Lenders under this Agreement;

5.1.5	any inaccuracy in the representations and warranties in Article 8 of this Agreement or any other representation, warranty or statement of any Obligor in any other Loan Documents;

5.1.6	any failure of any Obligor to observe or comply with the covenants, negative covenants or other agreements applicable to it under the Loan Documents; or

5.1.7	the occurrence of any Default or Event of Default.

5.2	Environmental Indemnity

Without limiting the indemnity in Section 5.1 above, the Borrower will indemnify and save harmless each Indemnified Party, immediately on demand by the Required Lenders on the terms set out in this Section 5.2, from and against all Environmental Liabilities that any Indemnified Party may sustain or incur as a result of or in connection with the Facility or the Loan Documents, including as a result of or in connection with:

5.2.1	an Indemnified Party being a lender to the Borrower or a successor to or assignee of any right or interest of any Obligor;

5.2.2	any order, investigation or action by any Governmental Authority relating to any Obligor or its Business or the Property;

5.2.3	an Indemnified Party being or being deemed to be a mortgagee in possession of the Property of any Obligor or a successor or successor-in-interest to any Obligor as a result of taking possession of all or any of the Property of an Obligor, whether by foreclosure, foreclosure deed, deed in lieu of foreclosure or by any other means; or

5.2.4	the past, present or future operations of any Obligor or any predecessor in interest to any Obligor, or the past, present or future condition of any part of any Property owned, operated, leased or occupied by any Obligor or any predecessor in interest to any Obligor.

5.3	Taxes

5.3.1	Except as required by an Applicable Law, each payment by any Obligor under any Loan Document shall be made free and clear of all present or future Taxes.

5.3.2	If any Taxes shall be required by any Applicable Law to be deducted from or in respect of any amount payable under any Loan Document to any Lender (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 5.3), such Lender receives the amount it would have received had no such deductions been made, (ii) the relevant Obligor shall make such deductions, (iii) the relevant Obligor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law and (iv) within thirty (30) days after such payment is made, the relevant Obligor shall deliver to the Lenders an original or certified copy of a receipt evidencing such payment or other evidence of payment.

5.3.3	In addition, the Borrower agrees to pay, and authorizes any Lender to pay in its name, any stamp, documentary, excise or property Tax, similar charges or similar levies imposed by any Applicable Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Other Taxes by any Obligor, the Borrower shall furnish to the Lenders, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment.

5.3.4	The Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor, each Lender for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 5.3) paid or payable by such Lender and any liabilities arising therefrom or with respect thereto, without duplication of amounts the Borrower pays pursuant to this Section 5.3, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the relevant Lender claiming any compensation under this Section 5.3.4, setting forth the amounts to be paid thereunder and delivered to the Borrower, shall be conclusive, binding and final for all purposes, absent manifest error.

5.3.5	If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to the Borrower any documentation under any Applicable Law or reasonably requested by the Borrower sufficient for the Borrower to comply with its obligations under FATCA and to determine that such Non-U.S. Lender Party has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA, if any. Solely for the purposes of this Section 5.3.5, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.3.6	If a Lender determines that it has received and retained a refund of an Indemnified Tax or additional sums payable under Section 5.3 (including Other Taxes) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender is attributable to such payment made by the Borrower, then such Lender shall apply the same to the Outstanding Obligations, and if the Outstanding Obligations have been fully repaid and discharged, such Lender shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. Any Lender shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim or the cost of making and pursuing such claim will outweigh the amount of the refund likely to be received.

5.3.7	If the Borrower determines that a reasonable basis exists for contesting a Tax payable under Section 5.3, the Lenders shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall, forthwith on request, indemnify and hold the Lender harmless against any out-of-pocket expenses incurred by the Lender in connection with any request made by the Borrower pursuant to this Section 5.3.7, and if so requested, shall advance reasonable sums to the Lender to fund any action to be taken by the Lender hereunder. Nothing in this provision shall obligate the Lender to take any action that, in its sole judgment, it determines may result in any reasonable detriment or in an excessive administrative inconvenience to the Lender.

Article 6
CONDITIONS PRECEDENT

6.1	Conditions Precedent to the Initial Drawdown

The obligation of the Initial Lender and any other Lenders to amend and restate the Original Credit Agreement and to make Loans available under the Term A Facility and to continue the Term B Loans, is subject to the Borrower satisfying each of the conditions precedent set out in this Section 6.1 on or before the Closing Date, to the satisfaction of the Lenders and their counsel.

6.1.1	Documents. The Lenders will have received, in form and substance satisfactory to it, duly executed and delivered originals of the following:

6.1.1.1	this Agreement;

6.1.1.2	any amendments, acknowledgments and/or confirmations to or of any of the Security Documents delivered in connection with the Original Credit Agreement as may be required by the Lenders;

6.1.1.3	a certificate dated as of the Closing Date from a Responsible Officer of each Obligor:

6.1.1.3.1	attaching true copies of its Constating Documents;

6.1.1.3.2	attaching true copies of resolutions dated as of the Closing Date of its directors or other managing body authorizing the entering into, execution, delivery and performance of the Loan Documents required to be delivered hereunder on the Closing Date (collectively with this Agreement, the “Closing Date Documents”) to which it is a party and setting out the manner in which those Closing Date Documents are to be executed and delivered;

6.1.1.3.3	setting out specimen signatures of one or more Responsible Officers or other authorized signatories who will sign on its behalf the Closing Date Documents to which it is a party;

6.1.1.3.4	certifying any other matters as required by the Lenders, acting reasonably, including the matters referred to in Sections 6.2.1, 6.2.2, and 6.2.3;

6.1.1.4	a Compliance Certificate as at the Closing Date;

6.1.1.5	certificates of status or satisfactory equivalent relating to each Obligor that is a corporation, and partnership searches relating to each Obligor that is a partnership;

6.1.1.6	an opinion of counsel for the Obligors in each jurisdiction specified by the Lenders, acting reasonably, addressed to the Initial Lender (and any other Lenders as of the Closing Date) and its counsel dated the Closing Date, with respect to the existence, powers and capacity of each Obligor, the authorization, execution and delivery of the Closing Date Documents, the legality, validity and enforceability of the Closing Date Documents, the continuing validity of the Security Interests created by the Security Documents, the continuing registration of the Security Documents and continuing perfection of the Security Interests created by them, the absence of conflict and any other matters as the Lenders requires, in form and substance satisfactory to the Lenders, acting reasonably;

6.1.1.7	all other documents and instruments that are customary for transactions of this type or as may be reasonably requested by the Lenders;

6.1.1.8	evidence satisfactory to the Lenders (i) detailing the indebtedness owed by the Obligors to the holders of Permitted Liens, and (ii) all trade creditors have been paid up to date and to the extent not paid, payment thereto is not in arrears beyond the payment terms extended to the Obligors by such trade creditors;

6.1.1.9	the Borrower’s financial projections which, for certainty, shall include a balance sheet, income statement and statement of cash flows, along with all pertinent underlying assumptions, prepared on a monthly pro-forma basis, for the fiscal years ended 2018 and 2019, with demonstrated liquidity to fund ongoing business requirements of the Obligors satisfactory to the Lenders;

6.1.1.10	the Obligors’ operational plan;

6.1.1.11	a general form of release in favour of the Initial Lender in form and substance satisfactory to the Initial Lender in its sole discretion;

6.1.1.12	the Obligors shall have entered into an amendment of the current contractual arrangements with the parties listed below, (A) permitting these parties to terminate such contractual arrangements with Obligors (absent an earlier breach or default by the Obligors thereunder), effective on December 31, 2018 upon the prior provision of notice to such effect by them to the Obligors (or the appropriate one thereof under such contractual arrangements) on or before September 30, 2018, and (B) requiring such parties to purchase on the Closing Date, a portion of the Initial Lender’s obligations under the Term A Facility as follows:

6.1.1.12.1	from Cordillera Communications, (A) a commitment to maintain its current contractual arrangements with the Obligors (without amendment and absent an earlier breach or default by the Obligors thereunder) until December 31, 2018, and (B) to purchase on the Closing Date, US$300,000 of the Initial Lender`s obligations under the Term A Facility pursuant to an Assignment and Assumption Agreement with the Initial Lender (whereunder Cordillera Communications will pay the Initial Lender US$40,000 for a four percent (4%) share of the 2018 Advance already funded);

provided that nothing in any such commitment shall prohibit Cordillera Communications from providing notice of termination of its current contractual relations to the Obligors on or before September 30, 2018 (providing that such termination will be effective no earlier than December 31, 2018, absent an earlier breach or default thereunder) or from amending its current contractual arrangements to permit it to do the same;

6.1.1.13	the execution and delivery of appropriate and duly authorized legal documentation as required by the Lenders, including, compliance certificates, original share certificates and powers of attorney, landlord, source code escrow agreements, PPSA and UCC estoppel letters, inter-creditor agreements with third party debt holders and subordination agreements, all if and as applicable as determined by the Lenders, which must be satisfactory in form and substance to the Borrower and Lenders and their respective counsel;

6.1.1.14	the Lenders’ satisfaction that the assets of the Obligors are free and clear of all liens and security interests (other than the Permitted Liens and as may be permitted by the Lenders) and that the security interests granted to the Lenders have been perfected and all security filings in favour of the Lender have been properly registered and completed;

6.1.1.15	the corporate structure, ownership structure, financial condition and capital structure of the Obligors and their respective subsidiaries;

6.1.1.16	all material agreements of the Borrower and the Guarantors (as determined by the Lenders);

6.1.1.17	Lenders’ satisfaction that there has occurred no Material Adverse Change; and

6.1.1.18	the Obligors shall not have incurred or assumed any Debt on or prior to the Closing Date (other than to the Lenders, as contemplated by this Agreement and as otherwise agreed in writing by the Lenders).

6.1.2	Further Conditions. The Borrower will have satisfied as at the Closing Date the conditions precedent set out in Sections 6.2.1 to 6.2.5 inclusive.

6.1.3	Registration of Security. The Security Documents or notices of them will have been duly registered, recorded or filed in all places and jurisdictions that the Lenders and their counsel deem appropriate, all steps will have been taken to validly create, perfect, protect and preserve the Security Interests created by the Security Documents and to provide the Facility, the Outstanding Obligations and those Security Interests with the priority contemplated by this Agreement, and the Lenders will have received evidence satisfactory to the Lenders and their counsel of the completion of those registrations, recordings and filings and the full payment of all necessary registration, recording and filing fees for them.

6.1.4	Fees. The Borrower will have paid to the Lenders all fees and expenses that are due and payable by the Borrower on or before the Closing Date under the Loan Documents.

6.1.5	Insurance. The Lenders will have received a certificate from each insurance broker of the Obligors with respect to the Insurance, in scope and substance satisfactory to the Lenders, dated not more than 30 days before the Closing Date, confirming that the Obligors have the Insurance required by Section 9.1.16.

6.1.6	Due Diligence. The Lenders will have been satisfied with the results of its financial, business and legal due diligence with respect to the Obligors, and will have received and be satisfied with the results of all Property, litigation, judgment, bankruptcy, execution and other searches conducted or caused to be conducted by the Lenders and their counsel with respect to the Obligors in all jurisdictions that the Lender and its counsel deem appropriate.

6.1.7	Regulatory Approval, Consents and Waivers. The Lenders will be satisfied, acting reasonably, that all material Authorizations required in connection with the Loan Documents have been obtained and are in full force and effect, and that all consents and waivers from other Persons required to authorize, execute, deliver and perform the Loan Documents have been obtained, to the extent that completion of the transactions contemplated by the Loan Documents would otherwise be restricted or prohibited under the terms of any Material Contract to which any Obligor is a party, or by which it is bound, including any consents to the Security Interests created by the Security Documents from landlords under any Real Property Leases of any Obligor, and any other consents and waivers as may be required by the Lenders.

6.2	Conditions Precedent to all Loans

The obligation of the Lenders to make available or permit any Loans is subject to the Borrower satisfying each of the conditions precedent set out in this Section 6.2 as at each date of advance of such Loan to the satisfaction of the Lenders and their counsel:

6.2.1	the representations and warranties contained in Section 8.1 will be true and correct on each date of such Loan with the same effect as if made as of that date;

6.2.2	no Material Adverse Change will have occurred and be continuing, and no Material Adverse Change will result from any Loan;

6.2.3	no Default or Event of Default will have occurred and be continuing, and no Default or Event of Default will result from the making or permitting of a Loan;

6.2.4	the Lenders will not have received a notice from any Person of any Priority Claims or of any other claims the effect of which under Applicable Law would be to make the Lender liable to that Person for the amount to be advanced, if that amount was advanced, including third party demands made by Canada Revenue Agency or the Internal Revenue Service and any notice of seizure of bank accounts or the credit balance in them from any Governmental Authority; and

6.2.5	if any Obligor or Subsidiary of an Obligor is required to provide Security Documents to the Lenders under Sections 7.1 or 9.1.17, those Security Documents will have been executed and delivered to the Lenders, and those Security Documents or notices of them will have been duly registered, recorded or filed in all places and jurisdictions that the Lenders or their counsel deem appropriate, all steps will have been taken to validly create, perfect, protect and preserve the Security Interests created by those Security Documents and to provide the Facility, the Outstanding Obligations and those Security Interests with the priority contemplated by this Agreement, and the Lenders will have received evidence satisfactory to the Lenders or their counsel of the completion of those registrations, recordings and filings and the full payment of all necessary registration, recording and filing fees for them.

6.3	Waiver of a Condition Precedent

The conditions precedent set out in Sections 6.1 and 6.2 are for the sole benefit of the Lenders and may be waived by the Required Lenders, in whole or in part and with or without terms or conditions, relating to all or any portion of any Loan, without affecting the rights of the Lenders to require that those terms and conditions be satisfied in whole or in part relating to any other Loan.

Article 7
SECURITY DOCUMENTS

7.1	Security Documents

7.1.1	As general and continuing collateral security for the Outstanding Obligations for which they are liable, the Obligors will execute and deliver to and in favour of the Lenders the following guarantees, security and other documents and agreements to which they are a party, together with any relevant powers of attorney, registrations, filings and other supporting documents deemed necessary by the Lenders and their counsel to perfect them or otherwise in respect of them (which, as confirmed, amended, extended, supplemented, restated or replaced at any time, and together with any other security documents and agreements given to secure the repayment of the Outstanding Obligations from time to time, whether provided under Sections 7.1 or 9.1.17 or otherwise, are collectively, the “Security Documents”), all in form and substance satisfactory to the Lenders, acting reasonably:

7.1.1.1	a general security agreement granted by each Obligor creating a first-ranking Security Interest over all of its present and after-acquired personal Property;

7.1.1.2	an investment property pledge agreement granted by each Obligor creating a first-ranking Security Interest in all present and after-acquired Equity Securities owned by that Obligor in its Subsidiaries;

7.1.1.3	an Intellectual Property security agreement granted by each Obligor creating a first-ranking Security Interest in all of its present and after-acquired Intellectual Property Rights;

7.1.1.4	a code escrow agreement between the Initial Lender and Borrower in the form attached as Exhibit 7.1.1.4 (the “Software Escrow Agreement”);

7.1.1.5	a three-party escrow service agreement between the Initial Lender, Frankly Media LLC and Iron Mountain Intellectual Property Management, Inc. in the form attached as Exhibit 7.1.1.5 (the “Three Party Escrow Agreement”).

7.1.1.6	an unlimited Guarantee by each Guarantor guaranteeing the payment and performance of the Borrower’s Obligations and including any additional representations, warranties and covenants required by the Lenders;

7.1.1.7	an insurance transfer and consent, assigning the Insurance to the Lenders as mortgagee, first loss payee and additional named insured as required by this Agreement;

7.1.1.8	undertaking to provide landlord waivers in form and substance satisfactory to the Lenders from each Obligor’s landlords, on a best efforts basis;

7.1.1.9	if at any time after the Closing Date an Obligor creates or acquires a Subsidiary, or an Obligor becomes the holder of any Equity Securities of a Subsidiary, the applicable Obligor will:

7.1.1.9.1	immediately provide the Lenders with written notice of those circumstances, including all relevant details;

7.1.1.9.2	promptly execute and deliver to the Lenders, as general and continuing collateral security for the Outstanding Obligations for which it is liable, a Security Document substantially in the form described in Section 7.1.1.2 that creates a Security Interest in all of the Equity Securities in the Subsidiary owned by that Obligor; and

7.1.1.9.3	cause that Subsidiary to promptly execute and deliver to the Lenders, as general and continuing collateral security for the Outstanding Obligations for which it is liable, the Security Documents substantially in the form contemplated in Sections 7.1.1.1, 7.1.1.3, 7.1.1.6 and 7.1.1.7,

and the Security Documents contemplated by Sections 7.1.1.9.2 and 7.1.1.9.3 will be accompanied by any relevant powers of attorney, registrations, filings and other supporting documents deemed necessary by the Lenders and their counsel to perfect them or otherwise in respect of them, and by any resolutions, certificates, legal opinions and other related documents that are reasonably requested by the Lenders and consistent with the relevant forms and types of them delivered on the Closing Date. Subject to the Obligors’ compliance with Section 6.1.1, including without limitation, Section 6.1.1.2, the Lenders acknowledge receipt of the Security Documents and other documents listed in Sections 7.1.1.1 to 7.1.1.8.

7.2	Registration of Security Documents

Each Obligor will cooperate, and cause each other Obligor to cooperate, fully with the Lenders and their counsel to register, record or file the Security Documents or notice of them in all places where, in the opinion of counsel for the Lenders, acting reasonably, registration, recording or filing is necessary or desirable in order to perfect, protect or preserve the Security Interests created by the Security Documents, and each Obligor will also cooperate, and cause each other Obligor to cooperate, with any amendments to or renewals of those registrations, recordings and filings, and will do, or cause to be done, all other things as, in the opinion of counsel for the Lender, acting reasonably, are necessary or desirable to maintain for the Lenders the rights, benefits and priority of the Security Documents and related Security Interests.

7.3	Dealing with Security Documents

The Required Lenders may grant extensions, take and give up any Security Documents or other security, accept compositions of, and grant releases and discharges of, any Security Documents or other security in whole or in part, and otherwise deal with any Obligor or any Loan Documents as the Required Lenders may see fit, all without prejudice to the Outstanding Obligations or the rights, remedies, powers and recourses of the Lender under the Loan Documents. The taking of any Security Documents under this Agreement will not operate by way of merger of any of the Outstanding Obligations or any previously taken Security Documents.

7.4	Permitted Liens

The fact that:

7.4.1	an Obligor is permitted to create, or allow to exist, any Permitted Lien;

7.4.2	any representation, warranty or covenant in this Agreement may make an exception for the existence of Permitted Liens; or

7.4.3	the Security Interests created by the Security Documents are stated to be subject to, or are not required to rank in priority to, Permitted Liens,

will not in any manner, nor in any cause or proceeding, directly or indirectly, be taken to constitute a subordination of any Security Interests created by the Security Documents to any Permitted Lien or to any other Lien or other obligation of any kind, it being the intention of the Obligors and the Lenders that all Security Interests created by the Security Documents will at all times, to the maximum extent permitted by Applicable Law (except as otherwise expressed herein), rank as first priority Security Interests in priority to Permitted Liens and all other Liens or obligations.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties

Each Obligor, for itself and for each other Obligor, makes the representations and warranties set out in this Section 8.1 to the Lenders.

8.1.1	Status and Powers, Authorization, Execution and Delivery, Enforceability and No Conflict.

8.1.1.1	Each Obligor is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

8.1.1.2	Each Obligor has the necessary power, authority and legal right to make, execute, deliver and perform its obligations under each Loan Document to which it is a party, and to borrow or guarantee, as applicable, under this Agreement, and each Obligor has the necessary power and authority to own and lease its Property and carry on its Business as now conducted, and is qualified to do business and is in good standing in every jurisdiction in which its ownership, lease or operation of Property or the conduct of its Business requires it to be qualified.

8.1.1.3	The execution, delivery and performance by each Obligor of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational and, if required, shareholder, action, and each Loan Document to which any Obligor is a party will, when delivered, have been duly executed and unconditionally delivered by it.

8.1.1.4	Each Loan Document to which any Obligor is a party, when executed and delivered by it, constitutes and will constitute a legal, valid and binding obligation of such Obligor, enforceable against it by the Lenders in accordance with its terms, except as may be limited by general principles of equity or by Insolvency Law.

8.1.1.5	The execution, delivery and performance of each Loan Document to which any Obligor is a party does not and will not:

8.1.1.5.1	violate any Applicable Law or any of its Constating Documents;

8.1.1.5.2	be in conflict with, result in a breach of or constitute, alone or with notice or lapse of time or both, a default under, or give rise to any right to require prepayment, repurchase or redemption under, any material contract or any other indenture, agreement or instrument binding upon any Obligor or its Property; or

8.1.1.5.3	result in the creation or imposition of any Lien on the Property of any Obligor, other than the Security Interests created by the Security Documents.

8.1.2	Approvals.

8.1.2.1	No Authorization by, and no registration, filing or recording with, any Governmental Authority is or will be required in connection with the Loans under this Agreement or the making, execution, delivery or performance of the Loan Documents, except for:

8.1.2.1.1	registrations, filings or recordings necessary to perfect the Security Interests in the Property granted by the Obligors in favour of the Lenders; and

8.1.2.1.2	those that have been made or obtained and are in full force and effect.

8.1.2.2	Each Obligor has obtained or made all material consents, approvals, authorizations, declarations, registrations, filings, recordings, notices and other actions with Persons other than Governmental Authorities required in connection with the creation, execution, delivery and performance by it of the Loan Documents to which it is a party.

8.1.3	Security Documents. Subject to any expressed exceptions in this Agreement, each Security Document granted by an Obligor will create in favour of the Lenders valid, enforceable and perfected Security Interests in the Property of such Obligor ranking first in priority, subject only to any Permitted Liens having priority under Applicable Law and which have not been subordinated, provided that those Permitted Liens will not in any manner, or in any cause or proceeding, be taken to directly or indirectly constitute a subordination of any Security Interests created by the Security Documents to any Permitted Lien, it being the intention of the Parties that all Security Interests created by the Security Documents will at all times, to the maximum extent permitted by Applicable Law, rank as first priority Security Interests in priority to Permitted Liens and all other Liens or obligations.

8.1.4	Financial Statements.

8.1.4.1	All audited Financial Statements of the Borrower, prepared on a Consolidated Basis, and previously provided to the Lenders, are and were, at the time they were delivered to the Lenders and the dates in respect of which they were prepared, complete and correct and fairly presented the consolidated financial position and results of the Borrower and the financial position and results of each Obligor, in all material respects, as of such times and for the relevant Fiscal Year covered thereby.

8.1.4.2	The Financial Statements referred to in Section 8.1.4.1 are and were prepared in accordance with IFRS applied consistently throughout the periods involved, except as disclosed in them.

8.1.5	No Material Adverse Changes. Since December 31, 2017, no Material Adverse Change has occurred.

8.1.6	Litigation. Except as set out in Schedule 8.1.6, there are no actions, suits or proceedings, including any Tax-related matter, by or before any arbitrator or Governmental Authority pending against or threatened against or affecting any Obligor that, if adversely determined, could reasonably be expected to result in, either individually or in the aggregate, damages or other monetary claims that are uninsured and exceed.

8.1.7	Compliance with Applicable Laws. Each Obligor has complied in all material respects with all Applicable Laws binding on it or its Business or Property. No Obligor has violated or failed to obtain any Authorization necessary for the ownership of any of its Property or the conduct of its Business.

8.1.8	Organizational Structure. Schedule 8.1.8 correctly sets out:

8.1.8.1	the corporate organizational structure of the Borrower, including its shareholders and Subsidiaries; and

8.1.8.2	with respect to each Obligor: (i) its legal names (including any French and English name combinations); (ii) its form of legal entity; (iii) the Equity Securities it has authorized or issued and which are outstanding, including the names of (and number of shares or other Equity Securities held by) the registered and beneficial owners of those Equity Securities, and including any Debt convertible into any Equity Securities; (iv) the Equity Securities owned by it; (v) the jurisdictions of its organization and head office, and the location of its corporate records or minute books and of its share or unit registers; (vi) its Obligor Location; and (vii) the jurisdictions in which it carries on business or has assets (including receivables) having an aggregate value in excess of $30,000,000 (not including goodwill).

The Obligors do not have any Subsidiaries and any Subsidiaries created or acquired by any Obligor after the Closing Date will be identified to the Lenders under Section 7.1.1.9.1.

8.1.9	Equity Securities. Except as set out in Schedule 8.1.9:

8.1.9.1	no Obligor owns any Equity Securities or any Debt which is convertible into, or exchangeable for, Equity Securities of any Person;

8.1.9.2	all of the outstanding Equity Securities of each Obligor and any other Subsidiary owned by an Obligor are owned of record and beneficially by an Obligor, and all Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and are free and clear of all Liens; and

8.1.9.3	there are no contractual restrictions on the ability of any Obligor or the Lender to sell, transfer or assign any of the Equity Securities owned by any Obligor.

8.1.10	Taxes. Each Obligor has filed or caused to be filed when due all required Tax returns, and has paid or caused to be paid all Taxes required to have been paid under those Tax returns or under any assessments made against each Obligor or any of its Property, including all instalments with respect to the current period, and has made adequate provision for Taxes payable in the current period, except:

8.1.10.1	for Taxes that are payable or have been assessed:

8.1.10.1.1	that are being contested in good faith by appropriate proceedings;

8.1.10.1.2	for which an Obligor has set aside on its books adequate reserves in compliance with IFRS;

8.1.10.1.3	relating to which no Tax Lien has been filed; and

8.1.10.1.4	relating to which no Tax claim individually or collectively with all other similar claims in excess of $200,000 (and which could reasonably be expected to result in a Tax Lien arising or being filed) is being asserted against an Obligor; or

8.1.10.2	as set out in Schedule 8.1.10.2.

8.1.11	Title to and Location of Property.

8.1.11.1	Each Obligor has good and marketable title in fee simple to, or valid leasehold title under valid and enforceable Real Property Leases to, all of its Real Property, which title is free and clear of all Liens except for Permitted Liens, and each Obligor owns or leases all Real Property used in connection with its Business. Schedule 8.1.11.1, together with any Replacement Schedule, sets out a complete and accurate list of all leased, subleased or owned Real Property of the Obligors, including correct legal descriptions and a list of all Real Property Leases to which any Obligor is a party.

8.1.11.2	Each Obligor owns, or leases under valid and enforceable Operating Leases or Capital Leases, its personal Property free and clear of all Liens except for Permitted Liens, and owns or leases all personal Property used or acquired in connection with its Business. Schedule 8.1.11.2, together with any Replacement Schedule, sets out a complete and accurate list of all Operating Leases and Capital Leases with respect to each Obligor’s personal Property and sets out the locations of each Obligor’s personal Property.

8.1.11.3	All of the tangible personal Property of the Obligors having an individual book value in excess of $200,000 is located in Weehawken, New Jersey.

8.1.12	Leases. All rental and other payments required to be paid by any Obligor under any Real Property Leases, Operating Leases and Capital Leases have been paid when due, and all of those Real Property Leases, Operating Leases and Capital Leases are in full force and effect. No Obligor is in default under or breach of any Real Property Lease, Operating Lease or Capital Lease, or is aware of any default under or breach of any other party to them.

8.1.13	Debt Defaults. No Obligor is in default of, and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under, any loan or loan agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Debt of any Obligor, except for any defaults that individually or in the aggregate do not exceed $250,000 at any time.

8.1.14	Insurance. All policies relating to Insurance:

8.1.14.1	comply with all requirements of the Loan Documents, Applicable Law and all material contracts to which any Obligor is a party;

8.1.14.2	are valid, in full force and effect, and enforceable; and

8.1.14.3	provide adequate insurance coverage for the Property, Business and operations of the Obligors in at least those amounts and against at least those risks required under Section 9.1.16. All premiums with respect to all material policies of Insurance have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any of those policies.

8.1.15	Environmental Matters. Except as set out in Schedule 8.1.15 or any Replacement Schedule:

8.1.15.1	the Obligors are in compliance in all material respects with all applicable Environmental Laws;

8.1.15.2	any Authorizations or notices required to be obtained or filed by each Obligor under Environmental Laws in connection with its Business, Property or operations have been obtained or filed;

8.1.15.3	all Hazardous Materials generated at the Property of any Obligor have been treated, transported, stored and disposed of in accordance with all material requirements of Environmental Laws and Authorizations applicable to them;

8.1.15.4	the Obligors have taken all reasonable steps necessary to determine, and have determined, that there has been no Release of Hazardous Materials and there has been no threatened Release of Hazardous Materials on or to any Property of any Obligor, other than in compliance in all material respects with Environmental Laws;

8.1.15.5	there are no claims, notices of violation, notices of potential liability, requests for information, complaints, proceedings, investigations or actions by any Governmental Authority or any other Person pending or threatened against any Obligor under any Environmental Laws;

8.1.15.6	no Obligor has agreed to assume, or accept responsibility by contract for, any liability of any Person under any Environmental Laws; and

8.1.15.7	there are no facts, circumstances or conditions, including the Release of any Hazardous Materials, relating to the past or present Business, Property or operations of the Obligors or any of their predecessors in interest, that could reasonably be expected to result in any Obligor having or incurring any material claim or liability under any Environmental Laws.

8.1.16	Employee Matters.

8.1.16.1	No Obligor, and no employee of any Obligor, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or other labour disputes pending or threatened in writing against any Obligor that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

8.1.16.2	Each Pension Plan, and each employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance or other plan, arrangement, agreement, program, policy, practice or undertaking that is sponsored or maintained by any Obligor for the benefit of its employees and former employees who are or were employed in Canada, and their respective beneficiaries, is in compliance with Applicable Law, including the Income Tax Act and any federal or provincial pension benefits standards legislation, and is being administered in compliance with its terms.

8.1.16.3	Each Obligor has withheld from all payments to each of its officers, directors and employees the amount of all Taxes, Pension Plan contributions, employment insurance premiums and other payments and deductions that it is required to withhold under Applicable Law, and has paid or remitted those amounts to the appropriate Governmental Authority in accordance with Applicable Law. No Obligor is subject to any Priority Claim arising from those withholdings that does not constitute a Permitted Lien.

8.1.17	Intellectual Property Rights. All Intellectual Property owned or licensed by any Obligor, and all rights of any Obligor to the use of any Intellectual Property owned by and licensed from others, in each case that is material to the present and planned future conduct of the Business of that Obligor, are set out in Schedule 8.1.17 (collectively, the “Intellectual Property Rights”). Except as set out in Schedule 8.1.17 or any Replacement Schedule, no material claim has been asserted and is pending by any Person with respect to the use by any Obligor of any Intellectual Property Rights or challenging the validity, enforceability or effectiveness of any Intellectual Property Rights necessary for the conduct of the Business of the Obligors taken as a whole. Except as set out in Schedule 8.1.17:

8.1.17.1	each Obligor owns, licenses or possesses the right to use all Intellectual Property that is necessary for the operation of its Business as currently conducted and as proposed to be conducted, free and clear of all Liens, except for Permitted Liens, and restrictions;

8.1.17.2	all necessary applications and registrations for Intellectual Property Rights of each Obligor are current; and

8.1.17.3	the conduct of each Obligor’s Business does not infringe the Intellectual Property of any other Person.

Except for the filing with a register maintained under the legislative or regulatory authority of a Governmental Authority, or with a register maintained by an authority established by a treaty (such as the European Patent Convention) where the purpose of the register is to maintain records of documents received by the legislative or regulatory authority and relating to Intellectual Property registrations or applications for Intellectual Property registration, and except as has been already made or obtained, in relation to the Intellectual Property Rights no authorization, approval or other action by, and no notice to or filing with, any register is required for the grant by any Obligor of the Liens under the Security Documents, the execution, delivery or performance of the Security Documents to which each Obligor is a party, or the perfection or the exercise by the Lenders of their rights and remedies under the Security Documents.

8.1.18	Software. Each Obligor is the sole legal and beneficial owner of, and has good and marketable title to, or is a licensee of, all of the computer software, other than operating systems software, running on its computer systems. Each Obligor has the right to use all software used by it and has not granted any licence or other rights to any other Person in respect of that software which could interfere with its rights. Except as set out in Schedule 8.1.18, each Obligor possesses the object code and user manuals for all software used by it, and the source code and all documentation required for effective use of it.

8.1.19	Other Representations. Each representation and warranty made by an Obligor in any Loan Document to which it is a party is true and correct in all material respects.

8.1.20	No Event of Default. No Default or Event of Default has occurred and is continuing.

8.1.21	Silicon Valley Bank. The Obligors’ indebtedness to Silicon Valley Bank has been fully repaid and no further borrowings are permitted to be made by any Obligor under the Obligors’ documentation with Silicon Valley Bank, and there are no other amounts owing to Silicon Valley Bank in connection therewith.

8.2	Repetition of Representations and Warranties

Without limiting Section 8.3, the representations and warranties set out in Section 8.1 will be deemed to be made by each Obligor, for itself and for each other Obligor, on each date of advance of such Loan based on the facts and circumstances then existing, and in the case of representations and warranties relating to a Subsidiary that becomes an Obligor after the date of this Agreement, on the date it becomes an Obligor, except that any representation or warranty expressly relating to a specific date shall only be true and correct as of such date.

8.3	Survival of Representations and Warranties

The representations and warranties set out in Section 8.1 will survive the execution and delivery of this Agreement until all Outstanding Obligations have been fulfilled and the Lenders have no further obligations under any Loan Documents, and the Lenders will be entitled to rely, and will be deemed to have relied, upon the representations and warranties set out in Section 8.1 in making any advance available under this Agreement, regardless of any investigation or examination made by the Lenders or their counsel.

Article 9
COVENANTS

9.1	Positive Covenants

So long as this Agreement is in force, any Outstanding Obligations remain outstanding or the Lenders have any obligations under any Loan Documents, each Obligor covenants and agrees with the Lenders that, unless the Required Lenders otherwise expressly agree in writing, it will, and it will cause each other Obligor to, comply with the covenants and agreements set out in this Section 9.1.

9.1.1	Financial Reporting. The Obligors will prepare and deliver (provided that public filings shall be deemed “delivered”) to the Lenders, in a form satisfactory to the Required Lenders, acting reasonably:

9.1.1.1	as soon as available and in any event within 120 days after the end of each Fiscal Year of the relevant Obligor:

9.1.1.1.1	annual audited Financial Statements of the Borrower on a Consolidated Basis, together with a management discussion and analysis relating to the Financial Statements and an auditor’s report prepared by an internationally recognized independent firm of chartered accountants selected by the board of directors of the Borrower, containing the auditor’s confirmation that its examinations of those Financial Statements were made in accordance with generally accepted auditing standards and the auditor’s opinion that those Financial Statements present fairly in all material respects, as applicable, the consolidated and unconsolidated financial position of the Borrower as of the close of each Fiscal Year, and the results of its operations and changes in financial position for the Fiscal Year then ended, in accordance with IFRS;

each certified to be true and in accordance with IFRS by a Responsible Officer of the relevant Obligor;

9.1.1.2	as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Obligors, quarterly unaudited Financial Statements of the Borrower on a Consolidated Basis as at the end of each of those Fiscal Quarters, each prepared in accordance with IFRS and certified to be true and in accordance with IFRS by a Responsible Officer of the relevant Obligor;

9.1.1.3	as soon as available and in any event within 30 days of the end of each month other than a month which is the last month in a Fiscal Quarter, monthly unaudited balance sheet, statement of income, statement of retained earnings and statement of cash flow of the Borrower on a Consolidated Basis prepared in accordance with IFRS and certified to be true and in accordance with IFRS by a Responsible Officer of the relevant Obligor;

9.1.1.4	concurrently with the Financial Statements and other information referred to in Sections 9.1.1.1 and 9.1.1.2, a duly executed and completed Compliance Certificate relating to the Fiscal Year or Fiscal Quarter, as applicable, of each Obligor being reported upon, certified by a Responsible Officer of the Borrower;

9.1.1.5	within 30 days of the start of each Fiscal Year, an annual budget in reasonable detail including monthly income and expenses; and

9.1.1.6	promptly upon any reasonable request by the Required Lenders, any other information regarding the Property, operations, Business, legal or corporate affairs and financial position of any Obligor, or compliance with the terms of this Agreement or any other Loan Document.

9.1.2	Prompt Payment. The Borrower will pay to the Lenders when due all principal, interest, fees, expenses and other amounts owing by the Borrower to the Lenders under this Agreement, on the dates and in the manner provided by this Agreement and the other Loan Documents, without set off or deduction of any kind.

9.1.3	Existence and Good Standing. Each Obligor will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect and in good standing its legal existence in its jurisdiction of formation or organization, and do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect and in good standing its registration in every other jurisdiction in which the nature of its Business or activities, or the character of any of its material Property, make that registration necessary.

9.1.4	Conduct of Business. Each Obligor will manage and operate its Business:

9.1.4.1	in all material respects in accordance with prudent industry practice and in compliance with the terms and provisions of all Material Permits; and

9.1.4.2	in compliance with all Applicable Laws of the jurisdictions in which its Business is carried on.

9.1.5	Applicable Laws. Each Obligor will comply in a timely manner with all Applicable Laws and will obtain, preserve and keep in force all Material Permits required by it to properly conduct its Business and to own, operate, lease or license its Property.

9.1.6	Anti-Money Laundering Legislation. Each Obligor will promptly upon request:

9.1.6.1	provide to the Lenders all information, including supporting documentation and other evidence, as reasonably requested by it or any prospective assignee of it, that may be required by the Lenders or prospective assignee to obtain, verify and record information regarding an Obligor, an Obligor’s directors, authorized signing officers, direct or indirect shareholders or unitholders or other Persons in control of the Obligor, and the transactions contemplated by this Agreement, or to otherwise comply with any applicable Anti-Money Laundering Legislation; and

9.1.6.2	notify the recipient of that information of any changes to it.

9.1.7	Use of Loans. The proceeds of the Loans provided under the Facility will be used solely for the purposes set out in Section 2.2.

9.1.8	Payment Obligations. Each Obligor will pay its obligations before they are delinquent or in default, except if:

9.1.8.1	the validity or amount of those obligations is being contested in good faith by appropriate proceedings; and

9.1.8.2	it has, if required, set aside on its books adequate reserves with respect to those obligations in accordance with IFRS.

9.1.9	Maintenance of Property and Intellectual Property Rights. Each Obligor will:

9.1.9.1	operate, maintain and preserve in good working order and condition, ordinary wear and tear excepted, all Property necessary for the proper conduct of its Business, and make or cause to be made all repairs, additions and improvements to, and renewals and replacements of, that Property necessary or desirable for the conduct of its Business;

9.1.9.2	do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect and in good standing all Authorizations and all rights, licences, privileges, franchises and Intellectual Property Rights material to the conduct of its Business; and

9.1.9.3	protect, defend and maintain the validity and enforceability of its Intellectual Property Rights, and not allow any Intellectual Property owned, licensed or used in its Business to be abandoned, forfeited or dedicated to the public.

9.1.10	Notice Provisions. Each Obligor will promptly and, unless otherwise provided, in any event within five days after any Obligor becomes aware of any event set out in this Section 9.1.10, provide the Lenders with notice of:

9.1.10.1	the occurrence of a Default or Event of Default, together with a statement of a Responsible Officer of the relevant Obligor setting out the details of that Default or Event of Default and the action that the Obligors propose to take or have taken with respect to it;

9.1.10.2	the receipt by any Obligor of any official notice of violation or non-compliance from, or claim made by, any Governmental Authority relating to any Obligor or any of its Property;

9.1.10.3	any breach or default by any Obligor under, termination of, or material amendment to, any Material Contract;

9.1.10.4	the receipt of any notice of material breach or default by any Obligor from, or the taking of any other material action by:

9.1.10.4.1	any Person to whom any Obligor owes Debt in an amount in excess of $250,000; or

9.1.10.4.2	any landlord under a Real Property Lease, in each case together with a statement of a Responsible Officer of the relevant Obligor setting out the details of that breach or default and the action that the Obligors propose to take or have taken with respect to it;

9.1.10.5	the institution of, or any material adverse development in, any action, suit, proceeding, investigation or arbitration before any arbitrator or Governmental Authority by any Person against any Obligor or any of its Property claiming in excess of $500,000;

9.1.10.6	any Material Adverse Change.

9.1.11	Change in Jurisdiction or Name. Each Obligor will, not less than 30 days before the change occurs, provide the Lenders with written notice of any change by any Obligor of its Obligor Location, or of the location of its “registered office”, “chief place of business”, “principal place of business”, or any change by any Obligor of its corporate, partnership or trust name, as applicable.

9.1.12	Environmental Reporting. Each Obligor will promptly, and in any event within 15 days of each occurrence, notify the Lenders of any civil, criminal or regulatory proceeding before, or investigation or order of, any Governmental Authority or other Person requiring any Obligor to comply with or take action under any Environmental Laws, and of any state of affairs that contravene Environmental Laws on any Real Property owned or leased by, or relating to any Business of, any Obligor, and of any Release from any Real Property owned or leased by any Obligor into the Natural Environment, and any similar environmental occurrence.

9.1.13	Environmental Compliance. Each Obligor will:

9.1.13.1	immediately rectify as and to the extent required by Environmental Laws any breach or failure of it to comply with any Environmental Laws or any Material Permits issued under Environmental Laws, or any Release of any Hazardous Materials from its Property or caused by any Obligor, and will immediately comply with all applicable orders and Material Permits issued by any Governmental Authority with respect to the Natural Environment; and

9.1.13.2	comply with all Environmental Laws.

9.1.14	Taxes and Priority Claims. Each Obligor will:

9.1.14.1	in a timely manner and in compliance with Applicable Laws, file all Tax returns required to be filed by it with applicable Governmental Authorities, on or before their respective due dates, and withhold, collect and remit all Taxes that it is required to collect, withhold or remit; and

9.1.14.2	pay and discharge promptly when due all Taxes and Priority Claims imposed upon it or upon its Property or any part of it, as well as all claims of any kind (including claims for labour, materials and supplies) that, if unpaid, would by law become a Lien, other than a Permitted Lien, upon any of its Property.

9.1.15	Books and Records and Inspection. Each Obligor will:

9.1.15.1	keep proper books of record and account containing full and accurate entries of all dealings and transactions relating to its Property, Business and operations in a manner sufficient to enable the preparation of Financial Statements as required by this Agreement; and

9.1.15.2	permit representatives designated by the Lenders, upon reasonable prior notice and during normal business hours, to visit and inspect its Property, examine and make extracts from its books and records, and discuss its affairs, finances and condition with its officers and independent accountants.

9.1.16	Insurance. Each Obligor will:

9.1.16.1	maintain or cause to be maintained insurance with respect to its Property, Business and operations against all liabilities, casualties, risks and contingencies, of the types, including business interruption, “all risks” property damage, boiler and machinery, third party liability, professional liability and flood insurance, and in the amounts customary for Persons engaged in the same or similar businesses and similarly situated, without co-insurance and in accordance with any requirements of any Governmental Authority (collectively, the “Insurance”). All policies of Insurance will be in form and substance acceptable to the Required Lenders, acting reasonably, and will be underwritten by financially sound and reputable insurance companies that are acceptable to the Required Lenders;

9.1.16.2	in the case of any fire, accident or other casualty causing material damage or loss to any of its Property, or if otherwise required by Applicable Law, apply all proceeds of Insurance to repairing or replacing the damaged or destroyed Property, provided that if an Event of Default has occurred and is continuing or the uninsured or insured loss is greater than $500,000, all proceeds of that Insurance will only be used as directed by the Required Lenders in their sole discretion;

9.1.16.3	maintain Insurance with respect to its Property in an amount no less than the replacement value of the Property insured, endorsed in favour of the Lenders as a first loss payee and first mortgagee. The Lenders will be named as first mortgagee in accordance with the Insurance Bureau of Canada’s standard mortgage clause (or an alternative form of mortgage clause satisfactory to the Required Lenders, acting reasonably) with respect to all Real Property owned by the Obligors, as first loss payee with respect to all other Property of the Obligors, and as an additional insured with respect to all liability policies maintained by the Obligors. The Insurance will provide that the insurer make commercially reasonable efforts to provide at least 30 days’ notice to the Lenders of any changes to the Insurance and that the Insurance will not be cancelled or terminated without at least 30 days’ notice being given by the insurer to the Lenders. Evidence of the giving of that notice will be the responsibility of the insurer in each case;

9.1.16.4	as soon as practicable following the happening of any damage or loss to its Property subject to any Insurance, at its expense, furnish or cause to be furnished all proof of damage or loss and do all acts required to enable the Person entitled to receipt of the proceeds of that Insurance under this Section 9.1.16 to obtain payment of those proceeds;

9.1.16.5	ensure that all policies of Insurance, where applicable, contain a release of any subrogation rights that its insurers may have against the Lenders or those for whom it is in law responsible;

9.1.16.6	deliver in writing to the Lenders, at any time, upon reasonable request by the Required Lenders, evidence of all Insurance required to be maintained by the Obligors under this Section 9.1.16 together with a summary of the coverage provided by that Insurance, and all other information relating to the Insurance and all monies payable to each Obligor under it. The Lenders will be entitled, at any time, to inspect and to make copies of any books, papers, documents or records evidencing or relating to the Insurance; and

9.1.16.7	immediately provide the Lenders with a certified copy of each policy of Insurance within 90 days of the Closing Date, together with a certified copy of each renewal policy of Insurance and of each policy of Insurance issued in replacement of or in substitution for any policy of Insurance within 30 days of the renewal, replacement or substitution.

9.1.17	Silicon Valley Bank. The Obligors shall promptly have Silicon Valley Bank discharge all of its UCC and PPSA registrations against the Obligors and provide evidence of same to the Initial Lender.

9.1.18	Observer Status. The Borrower shall provide notice to the Initial Lender of all director meetings to be held and shall permit representatives of the Initial Lender to attend such meetings as a non-participating observer, if the Initial Lender wishes to do so, subject to such reasonable confidentiality restrictions as may be requested by the Borrower’s board.

9.1.19	Further Assurances. At its own expense and promptly at the reasonable request of the Required Lenders, each Obligor will:

9.1.19.1	cure or cause to be cured all defects in the content, execution, delivery, validity or enforceability of any Loan Document to which it is a party or any other document contemplated by or created under any Loan Document;

9.1.19.2	execute and deliver or cause to be executed and delivered to the Lender all other documents, agreements and instruments, and do or cause to be done all other acts as may be necessary or desirable in the reasonable opinion of the Lender to better carry out the provisions and purposes of the Loan Documents, including filing financing statements or other documents and effecting registrations under any Applicable Law with respect to the Security Interests created by the Security Documents; and

9.1.19.3	obtain any consents or acknowledgements reasonably required by the Required Lenders.

9.2	Financial Covenants

So long as this Agreement is in force, any Outstanding Obligations remain outstanding or the Lender has any obligations under any Loan Documents, each Obligor covenants and agrees with the Lender that, unless the Lender otherwise expressly agrees in writing, it will, and it will cause each other Obligor to, comply with the financial covenants set out in this Section 9.2.

9.2.1	Total Leverage Ratio. Beginning with the Fiscal Quarter ending June 30, 2019, the Borrower will not permit the Total Leverage Ratio as of the last day of the Fiscal Quarter to be greater than the following:

Fiscal Quarter ending	Total Leverage Ratio
6/30/2019	5.50:1.00
9/30/2019	5.50:1.00
12/31/2019	5.50:1.00
Thereafter	5.50:1.00

9.2.2	Interest Coverage Ratio. Beginning with the Fiscal Quarter ending June 30, 2019, the Borrower will not permit the Interest Coverage Ratio as of the last day of the Fiscal Quarter to be less than the following:

Fiscal Quarter ending	Interest Coverage Ratio
6/30/2019	2.00:1.00
9/30/2019	2.00:1.00
12/31/2019	2.00:1.00
Thereafter	2.00:1.00

9.3	Negative Covenants

So long as this Agreement is in force, any Outstanding Obligations remain outstanding or the Lenders have any obligations under any Loan Documents, each Obligor covenants and agrees with the Lenders that, unless the Required Lenders otherwise expressly agree in writing, it will, and it will cause each other Obligor to, comply with the negative covenants and agreements set out in this Section 9.3.

9.3.1	Nature of Business. No Obligor will enter into any business either directly or through any Subsidiary except for the business in which it is engaged on the date of this Agreement, provided that the foregoing will not prohibit an Obligor from entering or otherwise engaging in any business or activities that relate to the creation, sale, licensing or other distribution of content, content management systems, computer programs, mobile and OTT applications, advertising, advertising sales, data collection, data analysis and any services related to the foregoing.

9.3.2	Limitation on Liens. No Obligor will create, incur, assume or allow any Lien on or relating to all or any part of its Property, whether now owned or later acquired, except for Permitted Liens.

9.3.3	Fundamental Changes. No Obligor will enter into any amalgamation, merger or consolidation with any other Person, liquidate, wind-up or dissolve itself or any other Obligor, allow the liquidation or dissolution of itself or any other Obligor, convey, sell, lease, transfer, assign or otherwise dispose of all or substantially all of its Property or Business, sell, transfer, assign or otherwise dispose of any Equity Securities in any of its Subsidiaries, permit the issuance of any Equity Securities in any of its Subsidiaries to any Person, enter into any partnership with any Person that is not an Obligor, or make any material change in its present method of conducting business, except for any Permitted Fundamental Change.

9.3.4	Restrictions on Dispositions. No Obligor will convey, sell, lease, transfer, assign or otherwise dispose of all or any part of its Property or Business, whether now owned or later acquired, or issue or sell any Equity Securities of any of its Subsidiaries not subject to the Security Interests created by the Security Documents, except for any Permitted Disposition.

9.3.5	Debt. No Obligor will create, incur, assume or permit to exist any Debt other than Permitted Debt.

9.3.6	Limitation on Optional Payments and Modifications of Debt Instruments. No Obligor will make any optional payment or prepayment on, or redemption, defeasance or purchase of, any Debt (other than any Outstanding Obligations), or amend, or consent to any amendment of, any of the terms relating to the payment or prepayment of principal, interest or fees relating to, any of that Debt.

9.3.7	Distributions. No Obligor will declare, pay or make, or agree to pay or make, any Distributions except for Permitted Distributions.

9.3.8	Transactions with Related Parties. No Obligor will enter into any transaction, purchase, sale, lease, or exchange of Property with, or render any service to, any Related Party, other than in connection with a Permitted Fundamental Change, a Permitted Investment, a Permitted Acquisition or any transaction, purchase, sale, lease, exchange or service that is in the ordinary course of the Obligor’s Business and upon fair and reasonable terms no less favourable to it than it would apply to a comparable Arm’s Length transaction with a Person that is not a Related Party.

9.3.9	Corporate Structure. No Obligor will change, or participate in a change in, the ownership and organizational structure of the Obligors from that set out in Schedule 8.1.8, except for a Permitted Fundamental Change.

9.3.10	Equity Securities. No Obligor will issue any Equity Securities other than to another Obligor or in connection with such Obligor’s Equity Incentive Plan, or create any other Subsidiary, unless it has provided not less than 30 days’ prior written notice to the Lenders.

9.3.11	Business Outside Certain Jurisdictions. No Obligor will have any place of business or keep or store any tangible personal Property having a value in excess of $250,000 in the aggregate in, or change its Obligor Location to, any jurisdiction in which the Lenders do not have a perfected Security Interest, unless it has:

9.3.11.1	given 30 days’ prior written notice of the new jurisdiction to the Lenders; and

9.3.11.2	done or caused to be done all acts and things and executed and delivered or caused to be executed and delivered all agreements, deeds, transfers, assignments and instruments as the Required Lenders may reasonably require for perfecting, protecting and registering the Security Interests in favour of the Lenders in the new jurisdiction.

9.3.12	Acquisitions. No Obligor will make any Acquisition other than a Permitted Acquisition or a Permitted Investment.

9.3.13	Limitation on Investments. No Obligor will make or permit to exist any Investment, except for a Permitted Investment.

9.3.14	Fiscal Year. No Obligor will permit the Fiscal Year end of any Obligor to end on any day other than December 31.

9.3.15	Amendments. No Obligor will allow any amendments to its Constating Documents that are adverse to the Lenders’ interests or the Security Interests under the Security Documents, or allow any amendments to, or grant any waivers relating to, material contracts or any Guarantee or security in respect of them that could reasonably be expected to be adverse to the Lenders’ interests.

9.3.16	Limitation on Risk Management Transactions. No Obligor will enter into any Risk Management Transaction without the prior written consent of the Required Lenders.

9.3.17	Limitation on Sale and Leaseback Transactions. No Obligor will enter into any arrangement, directly or indirectly, with any Person under which it will sell, assign or otherwise transfer any Property having an aggregate fair market value in excess of $250,000 in any Fiscal Year of the Borrower, whether now owned or later acquired, and under which it will, at or after that time, lease or rent as lessee that Property or any part of it or other Property that it intends to use for substantially the same purpose as the Property sold, assigned or otherwise transferred.

Article 10
EVENTS OF DEFAULT

10.1	Events of Default

Unless the Required Lenders expressly agree otherwise in writing with the Obligors, the occurrence of any one or more of the following events or conditions will be an event of default under this Agreement (“Event of Default”):

10.1.1	the Borrower defaults in the due and punctual payment of the principal amount, or any part of the principal amount, of any Loan under the Loan Documents when that amount becomes due and payable, whether on the Maturity Date or otherwise;

10.1.2	the Borrower defaults in the due and punctual payment of any interest owing under the Loan Documents as and when they become due and payable and that default continues for a period of 5 Business Days;

10.1.3	an Obligor defaults in payment when due of any of the Outstanding Obligations that require the payment of money by it to the Lenders and such default continues for a period of 5 Business Days, other than amounts referred to in Sections 10.1.1 and 10.1.2;

10.1.4	an Obligor fails to observe or perform any agreement, covenant, condition or obligation applicable to it under this Agreement or any other Loan Document (including, for certainty the Software Escrow Agreement and the Three Party Escrow Agreement), other than an agreement or a covenant, condition or obligation the breach or default in performance of which is specifically dealt with elsewhere in this Article 10, and the Obligor fails to remedy that Default within 30 days from the earlier of the date that:

10.1.4.1	it becomes aware of the Default; and

10.1.4.2	the Required Lenders deliver written notice of the Default to that Obligor, specifying the Default and requiring that it be remedied;

10.1.5	except as permitted by this Agreement, there is any change in the ownership of the Equity Securities of an Obligor (excluding the publicly held shares of Borrower, or an Obligor amalgamates, merges or consolidates with any other Person, or an Obligor sells or otherwise disposes of all or substantially all of its assets out of the ordinary course of business;

10.1.6	any representation or warranty made by an Obligor in any Loan Document, or in any officer’s certificate or other document delivered to the Lenders under any Loan Document, or any statement certified in any certificate provided by or on behalf of an Obligor, is found to be false or incorrect in any way which makes it materially misleading when made or deemed to have been made;

10.1.7	an Obligor defaults in the observance or performance of any covenant, condition or obligation contained in any agreement between the Obligor and any Person, if that default gives rise to a right to enforce security against the Obligor;

10.1.8	an Obligor fails to:

10.1.8.1	make any payment when it is due and payable to any Person in relation to any Debt that in the aggregate principal amount then outstanding is in excess of $250,000; or

10.1.8.2	observe or perform any other agreement or condition relating to any Debt that in the aggregate principal amount then outstanding is in excess of $250,000, or contained in any instrument or agreement evidencing, securing or relating to that Debt, or any other event occurs or condition exists that causes or permits the holder of that Debt to cause it to become due before its stated maturity date;

10.1.9	an Obligor admits its inability to pay its Debts generally as they become due or otherwise acknowledges its insolvency;

10.1.10	an Obligor ceases or threatens to cease to carry on its Business;

10.1.11	an Obligor institutes any proceeding or takes any action or executes any agreement to authorize its participation in or the commencement of any proceeding:

10.1.11.1	seeking to adjudicate it a bankrupt or insolvent; or

10.1.11.2	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its Property or Debt or making a proposal for it under any Applicable Law, including any Insolvency Law, and also including any application for reorganization, arrangement or compromise of Debt under the laws of its jurisdiction of incorporation, organization, formation or otherwise;

10.1.12	any proceeding is commenced against or otherwise affects an Obligor:

10.1.12.1	seeking to adjudicate it a bankrupt or insolvent;

10.1.12.2	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its Property or Debt or making a proposal for it under any Applicable Law, including any Insolvency Law, and also including any application for reorganization, arrangement or compromise of Debt under the laws of its jurisdiction of incorporation, organization, formation or otherwise; or

10.1.12.3	seeking the appointment of a receiver, trustee, agent, custodian or other similar official for it or for any of its Property;

10.1.13	any judgment or order for the payment of money in excess of $250,000 is rendered against an Obligor and either enforcement proceedings have been commenced by any Person upon that judgment or order, or there is any period during which a stay of enforcement of that judgment or order, by reason of a pending appeal or otherwise, will not be in effect;

10.1.14	any execution, distress or other enforcement process, whether by court order or otherwise, becomes enforceable against any Property of an Obligor;

10.1.15	any proceeding is commenced or action is taken with respect to an Obligor or any part of its Property in any jurisdiction outside Canada that has an effect equivalent or similar to any of the events or proceedings described in Sections 10.1.11 to 10.1.14 inclusive;

10.1.16	any adverse change occurs in the financial condition or prospects of an Obligor that, in the sole opinion of the Required Lenders, is likely to impair to a material extent the ability of the Borrower or any other Obligor to pay the Outstanding Obligations payable by it or, in the sole opinion of the Required Lenders, is likely to put any of the Security Documents in jeopardy or otherwise have a Material Adverse Effect;

10.1.17	after execution and delivery of it, any Loan Document ceases to be in full force and effect (unless within 5 Business Days of notice of those circumstances being delivered by the Required Lenders to the relevant Obligor that Loan Document is again in full force and effect as if it had always had full force and effect), or any Loan Document is declared by a court or tribunal of competent jurisdiction to be invalid, or the validity or enforceability of it is contested by an Obligor, or an Obligor denies in writing that it has any further liability or obligations under a Loan Document;

10.1.18	any action, event or situation, other than as set out in Section 10.1.16, occurs that has a Material Adverse Effect;

10.1.19	any material Insurance coverage of any Obligor lapses and that coverage is not reinstated within 48 hours of that lapse;

10.1.20	the occurrence of any of the following events with respect to a Pension Plan:

10.1.20.1	any steps are taken by an Obligor or any Governmental Authority to terminate a Pension Plan, in whole or in part, if as a result of that termination an Obligor may be required to make an additional contribution to that Pension Plan, or to incur an additional liability or obligation to that Pension Plan, equal to or in excess of $250,000 of the equivalent of that amount in another currency; or

10.1.20.2	a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under any Applicable Law; or

10.1.21	change in the ownership of any Obligor (other than the Borrower) or a change in the ownership of the common shares of the Borrower resulting in any person or group of persons acting together holding, directly or indirectly, individually or collectively, a majority of the votes attached to the outstanding voting shares of the Borrower, except for any circumstance where such person is a Lender or such person acts in concert with a Lender, and the Borrower remains a reporting issuer.

10.2	Acceleration and Remedies

10.2.1	Upon the occurrence and during the continuance of any Event of Default, the Required Lenders may do any one or more of the following, all of which are authorized by each Obligor:

10.2.1.1	by written notice to the Borrower, declare the Facility to be terminated, at which time they will terminate immediately and the Lenders will have no further obligation to make any Loan available to the Borrower under the Facility;

10.2.1.2	by written notice to the Borrower, declare all of the Borrower’s Obligations (whether matured or not matured), to be immediately due and payable without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower, and the Borrower will immediately deliver any cash collateral security required by the Required Lenders under this Agreement;

10.2.1.3	by written notice to the Guarantors, declare all Guaranteed Obligations and all costs and expenses of the Lenders under this Agreement for which the Guarantors are liable, along with any other sums payable by the Guarantors to the Lenders under the Loan Documents, to be immediately due and payable without further demand or other notice of any kind, all of which are expressly waived by the Guarantors, and demand payment of all amounts owing by them under the Loan Documents to which they are a party;

10.2.1.4	without notice, set off and consolidate, and apply, any or all deposits and any other Debt at any time held by or owing to any Obligor by any Lender against and on account of the Outstanding Obligations, whether or not due and payable and whether or not any Lender has made demand for them;

10.2.1.5	as and by way of collateral security, deposit and retain in an account maintained by any Lender on behalf of all Lenders, bearing such interest as may be available to such Lender, amounts received by such Lender from any Obligor, or as proceeds of realization of any Security Documents or Security Interest, to the extent those amounts may be required to satisfy any Outstanding Obligations;

10.2.1.6	realize upon the Security Documents and any other security that secures any Outstanding Obligations; and

10.2.1.7	exercise any other action, suit, remedy or proceeding authorized or permitted by the Loan Documents or by Applicable Law, including specifically performing any covenant or agreement contained in the Loan Documents, enjoining any violation of any of the terms of the Loan Documents, exercising any power granted by the Loan Documents or by Applicable Law, or obtaining judgment for and recovering all amounts due and owing relating to the Outstanding Obligations.

10.3	Application of Proceeds of Realization

Despite any other provision of this Agreement, the proceeds realized from the exercise by any Lender of its powers, rights and remedies under the Loan Documents will be distributed in the following order:

10.3.1	first, in payment of all costs and expenses, including legal, accounting, receivers’ and other similar fees and disbursements, incurred by the Lenders in connection with that realization;

10.3.2	second, in payment of all Liens or claims ranking in priority to the Security Interests created by the Security Documents;

10.3.3	third, against payment of the Outstanding Obligations constituting Senior Debt;

10.3.4	fourth, against payment of the Outstanding Obligations constituting Subordinate Debt; and

10.3.5	fifth, if all Outstanding Obligations have been paid in full, any surplus proceeds will be paid in accordance with Applicable Law.

10.4	Waivers

No delay on the part of the Lenders in exercising any power, right or remedy under any Loan Document will operate as a waiver of that power, right or remedy, no waiver of any Default or Event of Default will operate as a waiver of that Default or Event of Default unless made in writing and signed by an authorized officer or officers of the Required Lenders, and any single or partial exercise by the Required Lenders of any power, right or remedy for a Default or Event of Default will not be deemed to be a waiver of or to alter, affect or prejudice any other power, right or remedy to which the Lenders may be lawfully entitled relating to that Default or Event of Default. No written waiver will preclude the exercise by any Lender of any power, right or remedy under any Loan Document other than relating to the specific action or inaction covered by that waiver and strictly in accordance with the terms of that waiver, or extend to or apply to any other Default or Event of Default. The Lenders will not be deemed to have waived, by reason of making available any Loan under this Agreement, any Default or Event of Default, including any Default or Event of Default arising from any representation or warranty made or deemed to have been made in any Loan Document proving to be false or incorrect.

10.5	Non-Merger

Any judgment obtained, or any action or proceeding taken, by the Lenders under any Loan Document will not operate as a merger of any Outstanding Obligations of any Obligor to the Lender, or in any way suspend payment or affect or prejudice the powers, rights and remedies, legal or equitable, that the Lenders may have in connection with the Outstanding Obligations. The surrender or cancellation of, or any other dealings with, any Security Documents will not release or affect the Outstanding Obligations of the Obligors under any of the Loan Documents.

10.6	Lender May Perform Covenants

If an Obligor fails to perform any covenant or agreement on its part in this Agreement, any Lender (with the concurrence of the Required Lenders) may, but is not required to, on 10 days’ notice to that Obligor, perform that covenant or agreement if it is capable of being performed by such Lender, and if that covenant or agreement requires the payment of money, such Lender may, but is not required to, make that payment with its own funds. All amounts paid by any Lender under this Section 10.6 will be repaid by the Borrower on demand for payment, and will bear interest at 12% per annum commencing on the day of payment of those amounts by such Lender, calculated daily and payable on demand.

10.7	Grant of Licence

To enable the Lenders to exercise their powers, rights and remedies under this Article 10 when any Lenders or the Required Lenders are entitled to do so, and for no other purpose, each Obligor grants to the Lenders an irrevocable licence, exercisable without payment of royalty or other compensation to it, to use, assign or sublicense any or all of its Intellectual Property Rights, and that licence will include reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of them.

Article 11

Between the Lenders

11.1	Decision-Making

If and to the extent any Loan or interest therein or other right or entitlement of the Lenders hereunder is assigned by the Initial Lender or any other Lender to any Person, and as a result, there are at any time then persisting, more than one Person which is a Lender, this Article shall govern how such Persons in their capacity as Lenders, may act with respect to the matters set forth in this Article.

11.2	Amendments

11.2.1	Any amendment to, or waiver of any provision of, or consent to any departure by any Obligor from any provision of, this Agreement or any other Loan Document, relating to the following matters shall be effective and binding on all of the Lenders only if agreed upon by all of the Lenders, acting unanimously:

(i)	a change in the principal amount of, or interest payable on, or in the applicable margins and fees earned in respect of, the Loans, other than an increase the Maximum Term B Loan Amount approved by the Required Term B Lenders, so long as such increase is subject by the subordination provisions of Section 4.5;

(ii)	a change in the maximum amount of the Commitments or of the principal amount of either the Term A Facility or the Term B Facility, other than an increase in Maximum Term B Loan Amount approved by the Required Term B Lenders, so long as such increase is subject by the subordination provisions of Section 4.5;

(iii)	the release of all or any portion of the Collateral which is subject to the Security Documents, other than in connection with a Permitted Disposition;

(iv)	subjecting any Lender to any additional obligation, except where such Lender has specifically agreed thereto in writing;

(v)	a change in this Section 11.2; and

(vi)	a change in the definition of “Required Lenders”, “Required Term A Lenders” or “Required Term B Lenders” or a change in the number or percentage of Lenders required for the Lenders, or any of them, to take any action.

Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

11.2.2	No amendment to, or waiver of any provision of, or consent to any departure by any Obligor from the provisions of Section 4.5 (i.e., dealing with the subordination and postponement of the Term B Facility and the Term B Loans to the Term A Facility and the Term A Loans) or in any other provisions of this Agreement or any Loan Document relating to, or which would affect, the priority of the Term A Loans or the rights granted to holders of Senior Debt under this Agreement shall be effective without the agreement of the Required Term A Lenders.

11.2.3	If either the Term A Lenders or the Term B Lenders, each as a Class, would be materially and adversely affected by any proposed amendment to, or waiver of any provision of, or consent to any departure by any Obligor from any provision of, this Agreement or to any other Loan Document or by any other proposed action, then in order to be effective, such amendment, waiver, consent to departure or other proposed action shall also require the agreement of the Required Term A Lenders (in any case where only the Term A Lenders would be materially and adversely affected) or of the Required Term B Lenders (in any case where only the Term B Lenders would be materially and adversely affected), or both (in any case where the Term A Lenders and Term B Lenders would both be materially and adversely affected, but in a manner different from one another).

11.2.4	Subject to compliance by the Term B Lenders with the provisions of Section 4.5, (i) the issuance of written notice to the Borrower of the occurrence of a Default or breach of any term, covenant or condition contained in any Loan Document, including the issuance of a Subordinate Default Notice, and (ii) the issuance of a Demand for payment of the Outstanding Obligations, may be made by either the Required Term A Lenders or the Required Term B Lenders. Subject to compliance by the Term B Lenders with the provisions of Section 4.5, the provision of any waiver in respect of a breach of any covenant or the issuance of any consent which may be required under any covenant herein shall be effective if approved by each of the Required Term A Lenders and the Required Term B Lenders.

11.2.5	Except for (i) matters which require the unanimous consent of the Lenders as set out in Section 11.2.1 above, (ii) matters which require the consent of the Required Term A Lenders under Section 11.2.2 above, (iii) matters which require the separate Class consent of either the Required Term A Lenders or the Required Term B Lenders, or both, under Section 11.2.3 above, and (iv) matters covered by Sections 11.2.4 and 11.3, (x) any amendment to this Agreement or to any other Loan Document, (y) the appointment of an administrative agent, collateral agent, and adviser or other Person to represent or advise or otherwise assist the Lenders, as a group, or (z) any other action in relation to this Agreement and the other Loan Documents, shall each be effective if agreed upon by the Required Lenders.

11.2.6	For greater certainty, any amendment to, or waiver of any provision of, or consent to any departure by any Obligor from the provisions of any Loan Documents or other proposed action which is agreed upon by the required subset(s) or Class(es) of Lenders under and in accordance with this Article 11 shall be final and binding upon all Lenders. Any action to be taken or decision to be made by the Lenders or any subset(s) or Class(es) thereof pursuant to this Agreement shall be taken or made at a meeting of the Lenders or subset(s) or Class(es) thereof called by any holder of at least ten (10%) percent of the outstanding principal amount (on not less than ten (10) Business Days’ notice to the holders of debt in such subset(s) or Class(es)) or by a written instrument executed by all of the Lenders or the required subset(s) or Class(es) thereof determined under and in accordance with this Article 11.

11.3	Enforcement

11.3.1	Any Enforcement Action may be commenced by the Required Term A Lenders, or subject to compliance by the Term B Lenders with the provisions of Section 4.5, the Required Term B Lenders. Such authority to commence an Enforcement Action and/or to otherwise enforce the Lenders’ rights and remedies hereunder and under the other Loan Documents against the Obligors or any of them shall be vested exclusively in the Required Term A Lenders and Term B Lenders, as stated aforesaid and as otherwise provided in this Agreement, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, in accordance with the Loan Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) any Lender from exercising any setoff rights it may have against any Obligor subject to the application of any proceeds thereof in accordance with the provisions of this Agreement, or (ii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of any Proceeding relative to any Obligor under any Insolvency Law; provided further that any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by the Required Lenders, Required Term A Lenders or Required Term B Lenders, as applicable, in accordance with the provisions of the Loan Documents, (ii) any action taken by any Person in reliance upon the instructions of Required Lenders, Required Term A Lenders or Required Term B Lenders, as applicable, in accordance with the provisions of the Loan Documents, and (iii) the exercise by such Person or the Required Lenders, Required Term A Lenders or Required Term B Lenders, as applicable, in accordance with the provisions of the Loan Documents, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Required Lenders, Required Term A Lenders or Required Term B Lenders, as applicable, in accordance with the provisions of the Loan Documents, may, upon any term or condition they may specify, delegate or exercise any of their rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any agent, trustee, employee, attorney-in-fact and any other Person (including any Lender).

11.4	Independent Reliance

11.4.1	Each Lender acknowledges that it shall, independently and without reliance upon any other Lender conduct its own independent investigation of the financial condition and affairs of each Obligor and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

11.5	Sharing

11.5.1	If any Lender obtains any payment of any Outstanding Obligation of any Obligor (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC or PPSA) of Collateral) other than pursuant to an Enforcement Action conducted in accordance with this Agreement and such payment exceeds the amount such Lender would have been entitled to receive if all payments had been made or distributed in accordance with the provisions of the Loan Documents, then such Lender shall purchase for cash from other Lenders such participations in the Outstanding Obligations held by them as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received and applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Obligor in the amount of such participation.

Article 12
General

12.1	Time of Essence

Time is of the essence in all respects of this Agreement.

12.2	Notices

Except as otherwise expressly provided for in this Agreement, any Communication must be in writing and either:

12.2.1	delivered personally or by courier;

12.2.2	sent by prepaid registered mail; or

12.2.3	transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to Raycom Media, Inc. at:

Pat LaPlatney
President and CEO

201 Monroe Street
20th Floor

Montgomery, AL 36104

(334) 206-1400

With a copy to:

Legal Department

201 Monroe Street
20th Floor

Montgomery, AL 36104

(334) 206-1400

to Frankly Inc., Frankly Co. or Frankly Media LLC at:

CEO
27-01 Queens Plaza North, Suite 502
Long Island City, NY 11101

or at any other address as any Party may at any time advise the others by Communication given or made in accordance with this Section 12.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 3:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

12.3	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

12.3.1	the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

12.3.2	the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

12.4	Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts sitting in Toronto, Ontario to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by Applicable Law, each of the Parties:

12.4.1	irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts sitting in Toronto, Ontario, or that the subject matter of this Agreement may not be enforced in those courts;

12.4.2	irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 12.4, of the substantive merits of any suit, action or proceeding; and

12.4.3	to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its Property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

12.5	Amendment and Waiver

Except as otherwise provided in this Agreement, no amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise, or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section, whether or not similar, nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

12.6	Further Assurances

Except as otherwise provided in any Loan Document, each Obligor will, upon request of the Required Lenders and at the Obligor’s own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the Required Lenders to give effect to the Loan Documents, and without limiting the generality of this Section 12.6 will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities having jurisdiction over the affairs of an Obligor or as may be required at any time under Applicable Law.

12.7	Assignment

12.7.1	Any Lender may, without notice to or consent of the Obligors, at any time assign, transfer, syndicate, grant a participation interest in, or grant a Security Interest in, all or any part of its rights, remedies and obligations under this Agreement, the other Loan Documents and the Security Interests created by the Security Documents. Each assignment shall be made substantially in the form of the Assignment and Assumption Agreement. Each Obligor expressly agrees that the assignee, transferee, syndicated or participating lender or secured party, as the case may be, will have all of the assigning Lender’s rights, remedies and obligations under this Agreement and the other Loan Documents, and the Obligors will not assert any defence, cross-claim, counterclaim, right of set off or any other claim that any Obligor now has or in the future acquires against the assigning Lender in any action commenced by any assignee, transferee, syndicated or participating lender or secured party, as applicable, and will pay the Outstanding Obligations payable by it to the assignee, transferee, syndicated or participating lender or secured party, as the case may be, as they become due.

12.7.2	None of this Agreement, the other Loan Documents or any rights, remedies or obligations under them may be assigned by any Obligor without the prior written consent of the Required Lenders.

12.8	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

12.9	Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

12.10	Conduct of Parties

Whenever a Section of this Agreement or a Schedule or an Exhibit requires a consent or approval by a Party and notification of the consent or approval is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required will be conclusively deemed to have withheld its consent or approval.

12.11	Remedies Cumulative

The rights, powers and remedies under the Loan Documents are cumulative and are in addition to and not in substitution for any other rights, powers and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right, power or remedy precludes or otherwise affects the exercise of any other right, power or remedy to which that Party may be entitled.

12.12	Survival

All indemnities set out in this Agreement will survive the repayment of all Loans and other Outstanding Obligations and the termination of this Agreement.

12.13	Telephone Instructions

Any telephone instructions given by the Borrower in relation to this Agreement will be at the risk of the Borrower, and no Lender will be liable for any errors or omissions in those telephone instructions or the interpretation or execution of them by it, provided that the Lender acted without gross negligence in the circumstances. The Lenders will notify the Borrower of any conflict or inconsistency between any telephone instructions and any written confirmation of them received from the Borrower as soon as practicable after the conflict or inconsistency becomes apparent to the Lenders.

12.14	Judgment Currency

12.14.1	If, for the purpose of obtaining or enforcing judgment against a Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (the other currency is referred to as the “Judgment Currency”) an amount due under this Agreement in any currency other than the Judgment Currency (the “Obligation Currency”), the conversion will be made at the exchange rate prevailing on the Business Day immediately preceding:

12.14.1.1	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to the conversion being made on that date; or

12.14.1.2	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction,

(the applicable date on which the conversion is made is referred to as the “Judgment Conversion Date”).

12.14.2	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.14.1, there is a change in the exchange rate prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the applicable Party will pay the additional or lesser amounts as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, produces the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

12.14.3	Any amount due from the applicable Party under this Section 12.14 is to be due as a separate Debt, independent of its obligations under this Agreement, and will not be affected by judgment being obtained for any other amounts due under or relating to this Agreement.

12.15	No Contra Proferentem

This Agreement has been reviewed by each Party’s professional advisors and has been revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement and, that if there is any ambiguity in any of its provisions, that provision should not be interpreted in favour of either one of them.

12.16	Consent to Disclosure of Information

Each Obligor consents to the Lenders obtaining from any credit bureau, credit reporting agency, creditor of the Obligor or other Person any information, including personal information, relating directly or indirectly to its credit, finances or Business that may be required by the Lenders at any time for the purposes of this Agreement or any other Loan Documents, including to establish, maintain and manage the relationship of each Obligor with the Lenders, and authorizes and directs any credit bureau, credit reporting agency, creditor or other Person to provide that information to the Lenders.

- Remainder of page intentionally left blank -

Each of the Parties has executed and delivered this Agreement, as of the date noted at the beginning of the Agreement.

RAYCOM MEDIA, INC.

Per:	/s/ Joe Fiveash
Name:	Joe Fiveash
Title:	EVP Digital + Strategy

FRANKLY INC.

Per:	/s/ Lou Schwartz
Name:	Lou Schwartz
Title:	CEO

FRANKLY CO.

Per:	/s/ Lou Schwartz
Name:	Lou Schwartz
Title:	CEO

FRANKLY MEDIA LLC, by its sole member,

Frankly Inc.

Per:	/s/ Lou Schwartz
Name:	Lou Schwartz
Title	CEO

Schedule 1.1.108.2
Permitted Debt

1.1.35.1

N/A

1.1.35.2

N/A

1.1.35.3

N/A

1.1.35.4

N/A

1.1.35.5

N/A

1.1.35.6

N/A

1.1.35.7

N/A

1.1.35.8

N/A

1.1.35.9

N/A

1.1.35.10

N/A

Schedule 1.1.112.4
Investments on Closing Date

1.	Frankly Inc. – Sole member of Frankly Media LLC. See below for capitalization table of Frankly Media LLC as of the Closing Date.

Member Name	Common	Preferred	Preferred	Percentage
and Address	Units	Class A Units	Class B Units	Units

Frankly Inc.	99,352,941	11,188,316	12,984,743	100%
c/o Frankly Media LLC
27-01 Queens Plaza North, Suite 502
Long Island City, NY 11101

2.	Frankly Inc. – 100% shareholder of Frankly Co. See below for capitalization table of Frankly Co. as of the Closing Date.

Name of Shaeholder	Cert. #	Date Issued	Shares Issued	Shares Cancelled	Shares Outstanding	Percentage of Common Owned	Amount Paid for or Value of Shares	Notes

Frankly Inc.	C-1	24/12/2014	100	0	100	100.00%	0.01	Original Issuance

Schedule 1.1.113.15
CURRENT LIENS

Note: This listing does not include registrations made in favour of Silicon Valley Bank which are to be discharged and does not include registrations made in favour of the Initial Lender against any Obligor (all of which have been assigned by the Initial Lender to The Teachers’ Retirement System of Alabama, as Agent).

DEBTOR	UCC-11 (THROUGH)	FILING JURIS’N	FILING NO. AND DATE	SECURED PARTY	COLLATERAL	COMMENTS/ ACTION
GANNAWAY WEB HOLDINGS, LLC	03/04/2018	Delaware Secretary of State	20074076724 filed 10/26/07	Dell Financial Services, LP 12234 N. IH-35 Bldg B Austin, TX 78753 Added 1/11/13: Dell Financial Services, LLC Mail Stop-PS2DF-23 One Dell Way Round Rock, TX 78682

All computer equipment and peripherals (collectively “Equipment”) wherever located, financed under and described in the Master Lease Agreement (“MLA”) entered into between Lessee and Lessor and all o Lessee’s rights, title and interest in and to use any software and services (collectively “Software”) financed under and described in the MLA, along with any modifications or supplements to the MLA which are incorporated or evidenced in writing and all substitutions, additions, assessions and replacements to the Equipment or Software now or hereafter installed in, affixed to, or used in conjunction with the Equipment or Software and the proceeds thereof together with all payments, insurance proceeds, credits or refunds obtained by Lessee from a manufacturer, licensor or service provider, or other proceeds and payments due and to become due and arising from or relating to such Equipment, Software or the MLA.

Continuation filed 9/14/12 Dell Financial Services, LP removed and Dell Financial Services L.L.C. added 1/11/13 Continuation filed 9/26/17
GANNAWAY WEB HOLDINGS, LLC & WORLDNOW	03/04/2018	Delaware Secretary of State	20144763884 Filed on 11/25/14	Bank of the West 475 Sansome Street 19th Floor San Francisco, CA 94111

Isilon

3 X200-SATA-S23

6 851-0154

8 800-0012

3 851-0099

2 851-0167

1 201-0300

1 PS-BAS-IBMSP

1 PS-BAS-INIS2U

1 CE-VPISILONAM

1 M-PREHWI-001

1 M-PRESWI-001

3 611-0005

3 612-0019

5 800-0012

3 613-0002

3 800-0012

1 TRK-ENTERP DESC

3 201-0300

1 PS-BAS-MIBISI

XtremIO

1 X02-D25-800F

2 X02-UPS-220FP

1 CE-SUBCUS01

1 PS-BAS-XTINBS

1 PS-BAS-XTIMBS

1 PREHWX-001

Including but not limited to all replacements, parts, repairs and attachments incorporated therein or affixed thereto, now owned or hereafter acquired and all proceeds thereof.

Amended to add Collateral Expires on 11/25/2019

SCHEDULE 8.1.6
LITIGATION

On March 15, 2018, Gannaway Entertainment, Inc. (“GEI”), Albert C. Gannaway III, and Samantha Gannaway commenced an action in California Superior Court, San Francisco County, against Frankly Inc. Steve Chung, SKP America, LLC and Lou Schwartz alleging fraud and breach of fiduciary duties, arising out of Frankly’s acquisition of Gannaway Web Holdings, LLC (“Worldnow”) from GEI and other parties in 2015.

SCHEDULE 8.1.8
ORGANIZATIONAL STRUCTURE

8.1.8.1

8.1.8.2 – Frankly Inc.

(i)           Legal Name: Frankly Inc.

(ii)	Form of Legal Entity: British Columbia corporation since July 2016 (prior to July 2016, Frankly Inc. was an Ontario corporation)

(iii)        Equity Securities: Refer to capitalization table as of the Closing Date below.

(iv)	Equity Securities owned by it: Owns 100% of Frankly Media LLC and Frankly Co. outstanding securities. See information below for capitalization tables of both Frankly Media LLC and Frankly Co.

(v)	Jurisdictions of its organization: British Columbia corporation since July 2016 (prior to July 2016, Frankly Inc. was an Ontario corporation)

Head office: 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

Location of its corporate records or minute books and of its share or unit registers:

27-01 Queens Plaza North, Suite 502 Long Island City, NY

2900 - 550 Burrard Street, Vancouver BC V6C 0A3

(vi)           Obligor Location: 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

(vii)	Jurisdictions in which it carries on business or has assets (including receivables) having an aggregate value in excess of $250,000:

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

2900 - 550 Burrard Street, Vancouver BC V6C 0A3

8.1.8.2 – Frankly Media LLC

(i)             Legal Name: Frankly Media LLC

(ii)           Form of Legal Entity: Delaware limited liability company

(iii)	Equity Securities: Refer to capitalization table as of the Closing Date below. All securities are 100% owned by Frankly Inc.

	Common	Preferred	Preferred	Percentage
Member Name and Address	Units	Class A Units	Class B Units	Units

Frankly Inc.	99,352,941	11,188,316	12,984,743	100%
c/o Frankly Media LLC
27-01 Queens Plaza North, Suite 502
Long Island City, NY 11101

(iv)       Equity Securities owned by it: N/A

(v)       Jurisdictions of its organization: Delaware limited liability company

Head office: 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

Location of its corporate records or minute books and of its share or unit registers:

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

(vi)       Obligor Location: 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

(vii)	Jurisdictions in which it carries on business or has assets (including receivables) having an aggregate value in excess of $250,000:

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101 (main office)

CenturyLink (Savvis) - 300 Boulevard East, Weehawken, NJ 07086 (server farm)

8.1.8.2 – Frankly Co.

(i)       Legal Name: Frankly Co.

(ii)       Form of Legal Entity: Delaware corporation

(iii)	Equity Securities: Refer to capitalization table as of the Closing Date below. All securities are 100% owned by Frankly Inc.

(iv)       Equity Securities owned by it: N/A

(v)       Jurisdictions of its organization: Delaware corporation

Head office: 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

Location of its corporate records or minute books and of its share or unit registers:

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

(vi)       Obligor Location: 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

(vii)	Jurisdictions in which it carries on business or has assets (including receivables) having an aggregate value in excess of $250,000:

27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

SCHEDULE 8.1.9
Equity Securities

8.1.9.1

Frankly Inc. – Sole member of Frankly Media LLC. See below for capitalization table of Frankly Media LLC as of the Closing Date.

	Common	Preferred	Preferred	Percentage
Member Name and Address	Units	Class A Units	Class B Units	Units

Frankly Inc.	99,352,941	11,188,316	12,984,743	100%
c/o Frankly Media LLC
27-01 Queens Plaza North, Suite 502
Long Island City, NY 11101

Frankly Inc. – 100% shareholder of Frankly Co. See below for capitalization table of Frankly Co. as of the Closing Date.

8.1.9.2

N/A

8.1.9.3

N/A

SCHEDULE 8.1.10.2
TAXES

N/A

SCHEDULE 8.1.11.1
OWNED AND LEASED REAL PROPERTY

Leased Property:

Frankly Co.

1.       333 Bryant Street, Suite 240, San Francisco, CA 94107

2.       333 Bryant Street, Suite 310, San Francisco, CA 94107

Frankly Media LLC

1.	27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101

2.	2110 Powers Ferry Road, Suite 470, Atlanta, GA 30339

Schedule 8.1.11.2
Operating Leases and Capital Leases

Frankly Media LLC

1.	Frankly Media LLC – Capital lease agreement between Frankly Media LLC (Lessee) and Dell Financial Services LLC (Lessor). As of the Closing Date, $23,464.52 is due under this lease agreement.

Location of personal property under lease agreement – 27-01 Queens Plaza North, Suite 502, Long Island City, NY 11101.

2.	Frankly Media LLC – Capital lease agreement between Frankly Media LLC (Lessee) and EMC Corporation (Lessor). As of the Closing Date, $248,920.80 is due under this lease agreement.

Location of personal property under lease agreement – CenturyLink (Savvis) - 300 Boulevard East, Weehawken, NJ 07086 (server farm).

SCHEDULE 8.1.15
ENVIRONMENTAL DISCLOSURE

N/A

SCHEDULE 8.1.17
INTELLECTUAL PROPERTY RIGHTS

Frankly Media LLC

Patents:

REAL-TIME VIDEO EDITING – U.S. Patent Reg. No. 8,515,241 B2, issued October 20, 2013

Copyrights:

Producer 4.5, U.S. Copyright Reg. No. TX0005914743

Schedule 8.1.18
Software

Software used by Frankly for which Frankly does not possess the object code and user manuals or source code and all documentation required for effective use of such software

●	Pursuant to licenses with MPEG LA, LLC dated May 31, 2011, the Company has licensed MPEG-LA’s AVC Patent Portfolio, MPEG-2 Patent Portfolio and MPEG-4 Visual Patent Portfolio.

Technology Services Agreements

●	Akamai
●	Atlassian
●	Amazon Web Services
●	Amazon Web Services Elemental
●	Backupify
●	Basecamp
●	Bitly
●	Blue Channel Digital
●	BrowserStack
●	CenturyLink

●	Cxytera
●	Citrix
●	Desk
●	Docker
●	Dropbox

●	Fastly
●	Five9
●	GitHub

●	GoDaddy
●	Google Analytics
●	Google DFP
●	Heroku
●	Hockey App
●	iFramely
●	Internap
●	Iron Mountain
●	IronIO
●	Loggly

Mandrill

●	Meldium
●	Microsoft
●	MongoDB
●	MPEGLA
●	Nablet
●	Newrelic
●	Nunit
●	Office 365
●	OnePassword
●	Openvpn
●	OpsGenie
●	Optimizely
●	PagerDuty
●	PLI PractiTest
●	Redgate
●	Roadmunk
●	Sailthru
●	Salesforce
●	Segment
●	Sketch
●	Slack Technologies
●	Statuscast
●	Symantec
●	TeamViewer
●	Travis-CI.com
●	Trello
●	Urban Airship
●	WSI
●	Zeplin
●	Zoom

Software Development Tools

Name:	Version:
Android Studio
Adobe Creative cloud	v 2015
ASP.net
ASP.net MVC
Auto Mapper	3.3.1
Appium
Apple Developer Program
Apple Xcode
Bower
Castle Windsor	3.3.3
Charles
Confluence	1.3.2
D3JS
Executable-hooks	1.3.2
Fiddler
Fluent Asssertions	v 3.0
GIT along with Bitbucket as the repository	Latest version
GITHub	v 2.2
Gradle
Latest version
0.7.0
HTPfox
i18n	0.7.0
io-console	0.4.3
JIRA	Latest version
Jmeter
Json	1.8.1
Kubernetes
Log4net
Microsoft Visio	2007
.NET Framework	4.5.2
mini_portile	0.6.2
minitest	5.6.0
Mock
Module Loader
MongoDB
Navicat Premium
NewtonSoft
NodeJS	1.6.0
NUGET	0.6.3
Nunit	10.4.2
OpenRasta
Parallels
PhantomJS	4.2.0
PSExec	1.4.4
psych	2.0.8
React
Revolution
Selenium	v 2.0
Sitescope
Snagit
Solarwinds Orion
SolrNet
StructureMap
TFS (Microsoft Team Foundation Server)
tzinfo	1.2.2
UXpin
VAST validator/inspector
VirtualBox
Visual Studio
Websockets
XAMPP
Xcode
XML Spy

Third Party Software Incorporated Into Company Products

Name:	Version:
Akamai AMP Player	2.34
Akamai Netstorage Software	V3
Automattic Calypso	0.17.0
CKEditor	4.5.5
Google Ads SDK	Latest versions
Google Analytics SDK	Latest versions
Google IDFA SDK	Latest versions
Memcached	1.4.4
MainConcept	10.3
Microsoft SQL 2008 R2	2008 R2 Standard
Microsoft SQL 2012 R2	2012 R2 Enterprise
Microsoft Windows Server 2003 R2	2003 R2 Enterprise and Standard
Microsoft Windows Server 2008 R2	2008 R2 Enterprise and Standard
Apache Solr	5.2.1
Apache Tomcat	7.0
OpenRasta	2.0
Optimizely SDK	Latest versions
RabbitMQ	3.5.3
Redis	Latest version
Telerik	Latest version
Linux	Debian8.1
Datadog	3.0
Parse	2.2.15
Nfluentspell	1.3.1
NHunspell	Latest version
Urban Airship SDK	Latest versions
Verve Ads SDK	Latest versions
WSI Max Mobile SDK	Latest versions

Additional Third Party Software Incorporated into Company Products:

Video Media Vision Appliance
AJA Capture Source filter
GDCL Mux
Graphedit
Lame Encoder
Mainconcept AAC Encoder/decoder
Mainconcept Frame Rate Converter
Mainconcept H264 encoder/decoder
Mainconcept Imagescaler
Mainconcept MP4 mux/demux
Mainconcept MPEG-2 encoder
Mainconcept MPEG-2 Mux
Microsoft Silverlight
Microsoft WMV9 splitter/mux (plus codecs)
MP4Box (part of GPAC)
Nablet Transcoder
Open JPG
Open PNG
PSCP
SeaMax SDK
SQLLite
TinyXML
Zlib

Native Mobile and OTT Apps
Android Architecture Components
DZNWebViewController
ExoPlayer (port for Amazon devices)
Glide
JASidePanels
Krux SDK
NSAttributedString-DDHTML
Mobdub
OneSignal-Android-SDK
OneSignal-iOS-SDK
Outbrain SDK
Picasso library
PINRemoteImage+PINCache
RaptureXML
Reachability
Retrofit
Reveal SDK
Texture (AsyncDisplayKit)
WDT SDK
WSI SDK

Web JavaScript Libraries
Akamai Adaptive Media Player
alt ^0.18
alt-devtools
babeljs ^6.8
connect-alt
iso ^5.0.0
isomorphic-flux-boilerplate
koa ^2.0.0-alpha.3
postcss ^0.9
precss
purifyCSS
react ^15
react-intl ^2.1.2
react-router ^2.0.0
Redux
VideoJS
webpack
webpack-dev-middleware
webpack-hot-middleware

Exhibit 7.1.1.4
CODE ESCROW AGREEMENT

CODE ESCROW AGREEMENT

THIS AGREEMENT dated August 31, 2016,

B E T W E E N :

FRANKLY INC., a corporation existing under the laws of the Province of British Columbia

(“**Frankly**”)

- and -

RAYCOM MEDIA, INC., a corporation existing under the laws of Delaware

(“**Raycom**”)

CONTEXT:

A. Frankly Media LLC (formerly Gannaway Web Holdings LLC) (“**Frankly LLC**”) and Raycom entered into a Website Software and Services Agreement dated October 1, 2011, as amended (the “**License Agreement**”).

B. Frankly and Raycom entered into a share purchase agreement dated the date hereof (the “**Share Purchase Agreement**”) pursuant to which Frankly agreed to issue common shares in the capital stock of Frankly to Raycom in satisfaction of certain indebtedness owing by Frankly to Raycom.

C. Frankly and Raycom also entered into a credit agreement dated the date hereof (the “**Loan Agreement**”) pursuant to which Raycom, as lender, agreed to make certain loans to Frankly, as borrower.

D. It is a condition of the Closing (as defined in the Share Purchase Agreement) that Frankly execute and deliver this Agreement, and agree to deposit the Source Code with the Escrow Agent within the timeframe set forth in the Iron Mountain Escrow Agreement.

THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms

Raycom may reasonably request in order to determine the benefits that Raycom might receive in the event that Frankly was to enter into the SaaS Escrow Agreement.

3.5.2 If, at any time and for any reason, Raycom is not satisfied with Frankly's performance of the Back-Up Services, Raycom may require Frankly, upon written notice to Frankly, to enter into a SaaS escrow agreement with the Escrow Agent on the Escrow Agent's standard terms or such other terms as Raycom may, acting reasonably, require (the "**SaaS Escrow Agreement**"). Upon receipt of such notice, Frankly will as promptly as reasonably possible, but in any event no later than October 1, 2017, provide the Escrow Agent with an instance of the Software configured for the Escrow Agent's deployment of the Software in a cloud environment sufficient for the Escrow Agent or Raycom to operate the Sites covered by the License Agreement. If Frankly has not complied with its obligations in the preceding sentence and has not cured such deficiency within 30 days following written notice thereof from Raycom, such failure will constitute a material breach of this Agreeement.

3.5.3 Upon the occurrence of a Release Condition, Raycom will have the option to switch the active operation of the Sites to the instance of the Software administered by the Escrow Agent. Raycom will be responsible for 75% of the fees payable under the SaaS Escrow Agreement and Frankly will be responsible for 25% of the fees payable under the SaaS Escrow Agreement.

3.5.4 To facilitate Raycom's use of the Software upon the occurrence of a Release Condition, Frankly will, at any time upon not less than ten day's notice from Raycom, make senior members of Frankly's technical staff available to provide sufficient training to Raycom and the Escrow Agent to enable Raycom or the Escrow Agent to (i) launch, configure and operate the escrow versions of Software for Raycom for the uses permitted in the License Agreement and (ii) perform such other activities as may be necessary to enable Raycom or the Escrow Agent to perform the Services. Raycom will pay for such training at the rate of $250 per hour.

ARTICLE 4
BACK-UP SERVICES

4.1 Development of Cloud Based Proof of Concept

Frankly will implement a non-production, proof of concept instance of Frankly's mission critical infrastructure (including the core CMS back-end and public web front-end) using Amazon Web Services, in a manner acceptable to Raycom acting reasonably, by January 1, 2017. Frankly will ensure that Frankly is capable of accelerating its proof of concept instance of the Software into a full product ready instance upon thirty days' notice from Raycom. A one-time cost of $200,000 will be charged by Frankly to make up for the cost of overtime and additional resources for this acceleration, which amount will be payable by Raycom upon acceptance by Raycom of such full product ready instance.

Exhibit 7.1.1.5
THREE-PARTY ESCROW SERVICE AGREEMENT

Effective Date	
Deposit Account Number	
*Effective Date and Deposit Account Number to be supplied by Iron Mountain only.	

Three-Party Escrow Service Agreement

1. **Introduction**
This Three Party Escrow Service Agreement (the "**Agreement**") is entered into by and between Frankly Media LLC (the "**Depositor**"), and by Raycom Media, Inc. (the "**Beneficiary**") and by Iron Mountain Intellectual Property Management, Inc. ("**Iron Mountain**"). Depositor, Beneficiary, and Iron Mountain may be referred to individually as a "**Party**" or collectively as the "**Parties**" throughout this Agreement.
   (a) The use of the term services in this Agreement shall refer to Iron Mountain services that facilitate the creation, management, and enforcement of software or other technology escrow accounts as described in Exhibit A attached to this Agreement ("**Services**"). A Party shall request Services under this Agreement by selecting such Service on Exhibit A upon execution of the Agreement or by submitting a work request for certain Iron Mountain Services ("**Work Request**") via written instruction or the online portal maintained at the website located at www.ironmountainconnect.com or other websites owned or controlled by Iron Mountain that are linked to that website (collectively the "**Iron Mountain Website**").
   (b) The Beneficiary and Depositor have, or will have, entered into a license agreement or other agreement ("**License Agreement**") conveying intellectual property rights to the Beneficiary, and the Parties intend this Agreement to be considered as supplementary to such agreement, pursuant to Title 11 United States [Bankruptcy] Code, Section 365(n).
2. **Depositor Responsibilities and Representations**
   (a) It shall be solely the Depositor's responsibility to: (i) make an initial deposit of all proprietary technology and other materials covered under this Agreement ("**Deposit Material**") to Iron Mountain within thirty (30) days of the Effective Date; (ii) make any required updates to the Deposit Material during the Term (as defined below) of this Agreement; and (iii) ensure that a minimum of one (1) copy of Deposit Material is deposited with Iron Mountain at all times. At the time of each deposit or update, Depositor will provide an accurate and complete description of all Deposit Material sent to Iron Mountain using the form attached to this Agreement as Exhibit B.
   (b) Depositor represents that it lawfully possesses all Deposit Material provided to Iron Mountain under this Agreement and that any current or future Deposit Material liens or encumbrances will not prohibit, limit, or alter the rights and obligations of Iron Mountain under this Agreement. Depositor warrants that with respect to the Deposit Material, Iron Mountain's proper administration of this Agreement will not violate the rights of any third parties.
   (c) Depositor represents that all Deposit Material is readable and useable in its then current form; if any portion of such Deposit Material is encrypted, the necessary decryption tools and keys to read such material are deposited contemporaneously.
3. **Beneficiary Responsibilities and Representations**
   (a) Beneficiary acknowledges that, as between Iron Mountain and Beneficiary, Iron Mountain's obligation is to maintain the Deposit Material as delivered by the Depositor and that, other than Iron Mountain's inspection of the Deposit Material (as described in Section 4) and the performance of any of the optional verification Services listed in Exhibit A, Iron Mountain has no other obligation regarding the completeness, accuracy, or functionality of the Deposit Material.
   (b) It shall be solely the Beneficiary's responsibility to monitor whether a deposit or deposit update has been accepted by Iron Mountain.
4. **Iron Mountain Responsibilities and Representations**
   (a) Iron Mountain agrees to use commercially reasonable efforts to provide the Services requested by Authorized Person(s) (as identified in the "**Authorized Person(s)/Notices Table**" below) representing the Depositor or Beneficiary in a Work Request. Iron Mountain may reject a Work Request (in whole or in part) that does not contain all required information at any time upon notification to the Party originating the Work Request.
   (b) Iron Mountain will conduct a visual inspection upon receipt of any Deposit Material and associated Exhibit B. If Iron Mountain determines that the Deposit Material does not match the description provided by Depositor represented in Exhibit B, Iron Mountain will notify Depositor of such discrepancy.
   (c) Iron Mountain will provide notice to the Beneficiary of all Deposit Material that is accepted and deposited into the escrow account under this Agreement. Unless Depositor or Beneficiary submits a Work Request for "**Deposit Tracking**

Notification" as described in Exhibit A, Iron Mountain shall not have any obligation to prompt the Depositor to make a deposit, nor shall it have an obligation to notify the Beneficiary of the Depositor's failure to make a deposit or deposit update. Notwithstanding the forgoing, either Depositor or Beneficiary may obtain information regarding deposits or deposit updates upon request or through the Iron Mountain Website.

(d) Iron Mountain will follow the provisions of Exhibit C attached to this Agreement in administering the release of Deposit Material.

(e) Iron Mountain will hold and protect Deposit Material in physical or electronic vaults that are either owned or under the control of Iron Mountain, unless otherwise agreed to by the Parties.

(f) Upon receipt of written instructions by both Depositor and Beneficiary, Iron Mountain will permit the replacement or removal of previously submitted Deposit Material. The Party making such request shall be responsible for getting the other Party to approve the joint instructions. Any Deposit Material that is removed from the deposit account will be either returned to Depositor or destroyed in accordance with Depositor's written instructions.

(g) Should transport of Deposit Material be necessary for Iron Mountain to perform Services requested by Depositor or Beneficiary under this Agreement or following the termination of this Agreement, Iron Mountain will use a commercially recognized overnight carrier such as Federal Express or United Parcel Service. Iron Mountain will not be responsible for any loss or destruction of, or damage to, such Deposit Material while in the custody of the common carrier.

5. <u>Deposit Material Verification</u>

(a) Beneficiary may submit a verification Work Request to Iron Mountain for one or more of the Services defined in Exhibit A attached to this Agreement and Depositor consents to Iron Mountain's performance of any level(s) of such Services. Upon request by Iron Mountain and in support of Beneficiary's request for verification Services, Depositor shall promptly complete and return an escrow deposit questionnaire and reasonably cooperate with Iron Mountain by providing reasonable access to its technical personnel whenever reasonably necessary.

(b) The Parties consent to Iron Mountain's use of a subcontractor to perform verification Services. Such subcontractor shall be bound by the same confidentiality obligations as Iron Mountain and shall not be a direct competitor to either Depositor or Beneficiary. Iron Mountain shall be responsible for the delivery of Services of any such subcontractor as if Iron Mountain had performed the Services. Depositor warrants and Beneficiary warrants that any material it supplies for verification Services is lawful, does not violate the rights of any third parties and is provided with all rights necessary for Iron Mountain to perform verification of the Deposit Material.

(c) Iron Mountain will work with a Party who submits any verification Work Request for Deposit Material covered under this Agreement to either fulfill any standard verification Services Work Request or develop a custom Statement of Work ("**SOW**"). Iron Mountain and the requesting Party will mutually agree in writing to an SOW on terms and conditions that include but are not limited to: description of Deposit Material to be tested; description of verification testing; requesting Party responsibilities; Iron Mountain responsibilities; Service Fees; invoice payment instructions; designation of the paying Party; designation of authorized SOW representatives for both the requesting Party and Iron Mountain with name and contact information; and description of any final deliverables prior to the start of any fulfillment activity. Provided that the requesting Party has identified in the verification Work Request or SOW that the Deposit Material is subject to the regulations of the International Traffic in Arms Regulations (22 CFR 120)(hereinafter "**ITAR**"), Iron Mountain shall ensure that any subcontractor who is granted access to the Deposit Material for the performance of verification Services shall be a U.S. Person as defined in 8 U.S.C. 1101(a)(20) or who is a protected person as defined in 8 U.S.C. 1324b(a)(3). After the start of fulfillment activity, each SOW may only be amended or modified in writing with the mutual agreement of both Parties, in accordance with the change control procedures set forth in the SOW. If the verification Services extend beyond those described in Exhibit A, the Depositor shall be a necessary Party to the SOW governing the Services.

6. <u>Payment</u>

The Party responsible for payment designated in the Paying Party Billing Contact Table ("**Paying Party**") shall pay to Iron Mountain all fees as set forth in the Work Request ("**Service Fees**"). All Service Fees are due within thirty (30) calendar days from the date of invoice in U.S. currency and are non-refundable. Iron Mountain may update Service Fees with a ninety (90) calendar day written notice to the Paying Party during the Term of this Agreement (as defined below). The Paying Party is liable for any taxes (other than Iron Mountain income taxes) related to Services purchased under this Agreement or shall present to Iron Mountain an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice. Any Service Fees not collected by Iron Mountain when due shall bear interest until paid at a rate of one percent (1%) per month (12% per annum) or the maximum rate permitted by law, whichever is less. Notwithstanding the non-performance of any obligations of Depositor to deliver Deposit Material under the License Agreement or this Agreement, Iron Mountain is entitled to be paid all Service Fees that accrue during the Term of this Agreement.

7. <u>Term and Termination</u>

(a) The term of this Agreement is for a period of one (1) year from the Effective Date ("**Initial Term**") and will automatically renew for additional one (1) year terms ("**Renewal Term**") (collectively the "**Term**"). This Agreement shall continue in full force and effect until one of the following events occur: (i) Depositor and Beneficiary provide Iron Mountain with sixty (60) days' prior written joint notice of their intent to terminate this Agreement; (ii) Beneficiary provides Iron Mountain and Depositor with sixty (60) days' prior written notice of its intent to terminate this Agreement; (iii) the Agreement terminates under another provision of this Agreement; or (iv) any time after the Initial Term, Iron Mountain provides sixty (60) days' prior written notice to the Depositor and Beneficiary of Iron Mountain's intent to terminate this Agreement. The Effective Date and the Deposit Account Number shall be supplied by Iron Mountain only. The Effective Date supplied by Iron Mountain and specified above shall be the date Iron Mountain sets up the escrow account.

(b) Unless the express terms of this Agreement provide otherwise, upon termination of this Agreement, Iron Mountain shall return physical Deposit Material to the Depositor and erase electronically submitted Deposit Material. If reasonable attempts to return the physical Deposit Material to Depositor are unsuccessful, Iron Mountain shall destroy the Deposit Material.

(c) In the event of the nonpayment of undisputed Service Fees owed to Iron Mountain, Iron Mountain shall provide all Parties to this Agreement with written notice of Iron Mountain's intent to terminate this Agreement. Any Party to this Agreement shall have the right to make the payment to Iron Mountain to cure the default. If the past due payment is not received in full by Iron Mountain within thirty (30) calendar days of the date of such written notice, then Iron Mountain shall have the right to terminate this Agreement at any time thereafter by sending written notice to all Parties. Iron Mountain shall have no obligation to perform the Services under this Agreement (except those obligations that survive termination of this Agreement, which includes the confidentiality obligations in Section 10) so long as any undisputed Service Fees due Iron Mountain under this Agreement remain unpaid.

8. Infringement Indemnification

Anything in this Agreement to the contrary notwithstanding, Depositor at its own expense shall defend, indemnify and hold Iron Mountain fully harmless against any claim or action asserted against Iron Mountain (specifically including costs and reasonable attorneys' fees associated with any such claim or action) to the extent such claim or action is based on an assertion that Iron Mountain's administration of this Agreement infringes any patent, copyright, license or other proprietary right of any third party. When Iron Mountain has notice of a claim or action, it shall promptly notify Depositor in writing. Depositor may elect to control the defense of such claim or action or enter into a settlement agreement, provided that no such settlement or defense shall include any admission or implication of wrongdoing on the part of Iron Mountain without Iron Mountain's prior written consent, which consent shall not be unreasonably delayed or withheld. Iron Mountain shall have the right to employ separate counsel and participate in the defense of any claim at its own expense.

9. Warranties

IRON MOUNTAIN WARRANTS ANY AND ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A COMMERCIALLY REASONABLE MANNER CONSISTENT WITH INDUSTRY STANDARDS. EXCEPT AS SPECIFIED IN THIS SECTION, ALL CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW. AN AGGRIEVED PARTY MUST NOTIFY IRON MOUNTAIN PROMPTLY UPON LEARNING OF ANY CLAIMED BREACH OF ANY WARRANTY AND, TO THE EXTENT ALLOWED BY APPLICABLE LAW, SUCH PARTY'S REMEDY FOR BREACH OF THIS WARRANTY SHALL BE SUBJECT TO THE LIMITATION OF LIABILITY AND CONSEQUENTIAL DAMAGES WAIVER IN THIS AGREEMENT. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE.

10. Confidential Information

Iron Mountain shall have the obligation to implement and maintain safeguards designed to protect the confidentiality of the Deposit Material and use at least the same degree of care to safeguard the confidentiality of the Deposit Material as it uses to protect its own confidential information, but in no event less than a reasonable degree of care. Except as provided in this Agreement Iron Mountain shall not use or disclose the Deposit Material. Iron Mountain shall not disclose the terms of this Agreement to any third party other than its financial, technical, or legal advisors, or its administrative support service providers. Any such third party shall be bound by the same confidentiality obligations as Iron Mountain. If Iron Mountain receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Material, Iron Mountain will promptly notify the Parties to this Agreement unless prohibited by law. After notifying the Parties, Iron Mountain may comply in good faith with such order or subpoena. It shall be the responsibility of Depositor or Beneficiary to challenge any such order or subpoena; provided, however, that Iron Mountain does not waive its rights to present its position with respect to any such order or subpoena. Iron Mountain will cooperate with the Depositor or Beneficiary, as applicable, to support efforts to quash or limit any order or subpoena, at such Party's expense.

11. Limitation of Liability

EXCEPT FOR: (I) LIABILITY FOR DEATH OR BODILY INJURY; (II) PROVEN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (III) THE INFRINGEMENT INDEMNIFICATION OBLIGATIONS OF SECTION 8, ALL OTHER LIABILITY RELATED TO THIS AGREEMENT, IF ANY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OF ANY PARTY TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT EQUAL TO ONE YEAR OF FEES PAID TO IRON MOUNTAIN UNDER THIS AGREEMENT. IF CLAIM OR LOSS IS MADE IN RELATION TO A SPECIFIC DEPOSIT OR DEPOSITS, SUCH LIABILITY SHALL BE LIMITED TO THE FEES RELATED SPECIFICALLY TO SUCH DEPOSITS.

12. Consequential Damages Waiver
IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS, ANY COSTS OR EXPENSES FOR THE PROCUREMENT OF SUBSTITUTE SERVICES (EXCLUDING SUBSTITUTE ESCROW SERVICES), OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EVEN IF THE POSSIBILITY THEREOF MAY BE KNOWN IN ADVANCE TO ONE OR MORE PARTIES.

13. General

(a) Purchase Orders. In the event that the Paying Party issues a purchase order or other instrument used to pay Service Fees to Iron Mountain, any terms and conditions set forth in the purchase order which constitute terms and conditions which are in addition to those set forth in this Agreement or which establish conflicting terms and conditions to those set forth in this Agreement are expressly rejected by Iron Mountain.

(b) Right to Make Copies. Iron Mountain shall have the right to make copies of all Deposit Material as reasonably necessary to perform the Services. Iron Mountain shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on Deposit Material onto any copies made by Iron Mountain. Any copying expenses incurred by Iron Mountain as a result of a Work Request to copy will be borne by the requesting Party. Iron Mountain may request Depositor's reasonable cooperation in promptly copying Deposit Material in order for Iron Mountain to perform this Agreement.

(c) Choice of Law. The validity, interpretation, and performance of this Agreement shall be construed under the laws of the Commonwealth of Massachusetts, USA, without giving effect to the principles of conflicts of laws.

(d) Authorized Person(s). Depositor and Beneficiary must each authorize and designate one person whose actions will legally bind such Party ("**Authorized Person**" who shall be identified in the Authorized Person(s) Notices Table of this Agreement or such Party's legal representative) and who may manage the Iron Mountain escrow account through the Iron Mountain website or written instruction. Depositor and Beneficiary warrant that they shall maintain the accuracy of the name and contact information of their respective designated Authorized Person during the Term of this Agreement by providing Iron Mountain with a written request to update its records for the Party's respective Authorized Person which includes the updated information and applicable deposit account number(s).

(e) Right to Rely on Instructions. With respect to release of Deposit Material or the destruction of Deposit Material, Iron Mountain shall rely on instructions from a Party's Authorized Person. In all other cases, Iron Mountain may act in reliance upon any instruction, instrument, or signature reasonably believed by Iron Mountain to be genuine and from an Authorized Person, officer, or other employee of a Party. Iron Mountain may assume that such representative of a Party to this Agreement who gives any written notice, request, or instruction has the authority to do so. Iron Mountain will not be required to inquire into the truth of, or evaluate the merit of, any statement or representation contained in any notice or document reasonably believed to be from such representative.

(f) Force Majeure. No Party shall be liable for any delay or failure in performance due to events outside the defaulting Party's reasonable control, including without limitation acts of God, strikes, riots, war, acts of terrorism, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused Party shall be extended on a day-to-day basis for the time period equal to the period of the excusable delay.

(g) Notices. Iron Mountain shall have the right to rely on the last known address provided by each the Depositor and Beneficiary for its respective Authorized Person and Billing Contact as set forth in this Agreement or as subsequently provided as an update to such address. All notices regarding Exhibit C (Release of Deposit Material) shall be sent by commercial express mail or other commercially appropriate means that provide prompt delivery and require proof of delivery. All other correspondence, including but not limited to invoices and payments, may be sent electronically or by regular mail. The Parties shall have the right to rely on the last known address of the other Parties. Any correctly addressed notice to the last known address of the other Parties, that is refused, unclaimed, or undeliverable shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by electronic mail, the postal authorities, or commercial express mail.

(h) No Waiver. No waiver of any right under this Agreement by any Party shall constitute a subsequent waiver of that or any other right under this Agreement.

(i) Assignment. No assignment of this Agreement by Depositor or Beneficiary or any rights or obligations of Depositor or Beneficiary under this Agreement is permitted without the written consent of Iron Mountain, which shall not be unreasonably withheld or delayed. Iron Mountain shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Beneficiary unless Iron Mountain receives clear, authoritative and conclusive written evidence of the change of Parties.

(j) Severability. In the event any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect.

(k) Independent Contractor Relationship. Depositor and Beneficiary understand, acknowledge, and agree that Iron Mountain's relationship with Depositor and Beneficiary will be that of an independent contractor and that nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship.

(l) Attorneys' Fees. Any costs and fees incurred by Iron Mountain in the performance of obligations imposed upon Iron Mountain solely by virtue of its role as escrow service provider including, without limitation, compliance with subpoenas, court orders, discovery requests, and disputes arising solely between Depositor and Beneficiary, including, but not limited to, disputes concerning a release of the Deposit Material shall, unless adjudged otherwise, be divided equally and paid by Depositor and Beneficiary.

(m) No Agency. No Party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other Parties or bind the other Parties in any respect whatsoever.

(n) Disputes. Any dispute, difference or question arising among any of the Parties concerning the construction, meaning, effect or implementation of this Agreement or the rights or obligations of any Party will be submitted to, and settled by arbitration by a single arbitrator chosen by the corresponding Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The Parties shall submit briefs of no more than 10 pages and the arbitration hearing shall be limited to two (2) days maximum. Arbitration will take place in Boston, Massachusetts, USA. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by regular mail or by commercial express mail, to the attorney for the Party or, if unrepresented, to the Party at the last known business address.

(o) Interpleader. Anything to the contrary notwithstanding, in the event of any dispute regarding the interpretation of this Agreement, or the rights and obligations with respect to the Deposit Material in escrow or the propriety of any action contemplated by Iron Mountain hereunder, then Iron Mountain may, in its sole discretion, file an interpleader or similar action in any court of competent jurisdiction to resolve any such dispute.

(p) Regulations. Depositor and Beneficiary are responsible for and warrant, to the extent of their individual actions or omissions, compliance with all applicable laws, rules and regulations, including but not limited to: customs laws; import; export and re-export laws; and government regulations of any country from or to which the Deposit Material may be delivered in accordance with the provisions of this Agreement. Depositor represents and warrants that the establishment of a deposit account containing ITAR regulated Deposit Material for the Beneficiary, and Iron Mountain's subsequent release of such Deposit Material under the terms of this Agreement will be lawful under any applicable U.S. export control regulations and laws, including ITAR. Conversely, Depositor shall refrain from establishing a deposit account containing ITAR regulated Deposit Material for the Beneficiary if the release of such Deposit Material to the Beneficiary, under the terms of this Agreement, would be in violation of any applicable U.S export control regulations and laws, including ITAR. With respect to Deposit Material containing personal information and data, Depositor agrees to (i) procure all necessary consents in relation to personal information and data; and (ii) otherwise comply with all applicable privacy and data protection laws as they relate to the subject matter of this Agreement. Iron Mountain is responsible for and warrants, to the extent of their individual actions or omissions, compliance with all applicable laws, rules and regulations to the extent that it is directly regulated by the law, rule or regulation and to the extent that it knows or has been advised that, as a result of this Agreement, its activities are subject to the law, rule or regulation. Notwithstanding anything in this Agreement to the contrary, if an applicable law or regulation exists or should be enacted which is contrary to the obligations imposed upon Iron Mountain hereunder, and results in the activities contemplated hereunder unlawful, Depositor and/or Beneficiary will notify Iron Mountain and Iron Mountain will be relieved of its obligations hereunder unless and until such time as such activity is permitted.

(q) No Third Party Rights. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement unless otherwise agreed to by all of the Parties.

(r) Entire Agreement. The Parties agree that this Agreement, which includes all attached Exhibits and all valid Work Requests and SOWs submitted by the Parties, is the complete agreement between the Parties concerning the subject matter of this Agreement and replaces any prior or contemporaneous oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified in this Agreement. Each of the Parties warrant that the execution, delivery, and performance of this Agreement has been duly authorized and signed by a person who meets statutory or other binding approval to sign on behalf of its organization as named in this Agreement. This Agreement may be modified only by mutual written agreement of all the Parties.

(s) Counterparts. This Agreement may be executed electronically in accordance with applicable law or in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(t) Survival. Sections 7 (Term and Termination), 8 (Infringement Indemnification), 9 (Warranties), 10 (Confidential Information), 11 (Limitation of Liability), 12 (Consequential Damages Waiver), and 13 (General) of this Agreement shall survive termination of this Agreement or any Exhibit attached to this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date by their authorized representatives:

DEPOSITOR		BENEFICIARY	
Signature		**Signature**	
Print Name	Omar Karim	**Print Name**	Warren Spector
Title	Head of Engineering	**Title**	Chief Financial Officer
Date		**Date**	

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.	
Signature	
Print Name	
Title	
Date	

Approved as to Form and Legal Content:
Iron Mountain Legal Department

Shilpa Daiya

Shilpa Daiya, Corporate Counsel & Contracts Specialist
Date: August 31, 2016

Approved as to IPM Operational Content:
Iron Mountain Operations

Name: John Styslinger, Contracts Specialist
Date: August 31, 2016

Authorized Person Notices Table			
Please provide the names and contact information of the Authorized Persons under this Agreement. Please complete all information as applicable. Incomplete information may result in a delay of processing.			
DEPOSITOR (Required information)		BENEFICIARY (Required information)	
Print Name	Omar Karim	**Print Name**	Warren Spector
Title	Head of Engineering	**Title**	Chief Financial Officer
Email Address	omar@franklyinc.com	**Email Address**	wspector@raycommedia.com
Street Address	Frankly 27-01 Queens Plaza North, Suite 502	**Street Address**	201 Monroe Street, 20th Floor
City	Long Island City	**City**	Montgomery
State/Province	NY	**State/Province**	AL
Postal/Zip Code	11101	**Postal/Zip Code**	36104
Country	USA	**Country**	USA
Phone Number	212-931-1200	**Phone Number**	334-206-1485
Fax Number	212-931-1299	**Fax Number**	

Paying Party Billing Contact Information Table (Required information)	
Please provide the name and contact information of the Billing Contact for the Paying Party under this Agreement. All Invoices will be sent to this individual at the address set forth below. Incomplete information may result in a delay of processing.	
Company Name	Raycom Media, Inc.
Print Name	Warren Spector
Title	Chief Financial Officer
Email Address	wspector@raycommedia.com
Street Address	201 Monroe Street, 20th Floor
City	Montgomery
State/Province	AL
Postal/Zip Code	36104
Country	USA
Phone Number	334-206-1486
Fax Number	
Purchase Order #	

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.

All notices should be sent to ipmclientservices@ironmountain.com OR Iron Mountain Intellectual Property Management, Inc., Attn: Client Services, 2100 Norcross Parkway, Suite 150, Norcross, Georgia, 30071, USA. Telephone: 800-875-5669. Facsimile: 770-239-9201

Exhibit A
Escrow Services Fee Schedule – Work Request

Deposit Account Number	

Service	Service Description - Three-Party Escrow Service Agreement All services are listed below. Check the requested service and submit a Work Request to Iron Mountain for services requested after agreement signature.	One-Time/Per Service Fees	Annual Fees
☒ **Setup Fee (Required at Setup)**	One-time Setup Fee for Iron Mountain to setup a standard Three-Party Escrow Service Agreement.	$2,575	
☒ **Deposit Account Fee (Required at Setup)**	Iron Mountain will set up one deposit account to manage and administrate access to Deposit Material to be secured in a controlled storage environment. Iron Mountain will provide account services that include unlimited deposits, electronic vaulting, access to Iron Mountain Connect™ Escrow Management Center for secure online account management, submission of electronic Work Requests, and communication of status. Release of deposit material is also included in the annual fee. An oversize fee of $200 USD per 1.2 cubic foot will be charged for deposits that exceed 2.4 cubic feet.		$1,150
☒ **Beneficiary Fee (Required at Setup)**	Iron Mountain will fulfill a Work Request to add a Beneficiary to an escrow deposit account and manage account access rights. Beneficiary will have access to Iron Mountain Connect™ Escrow Management Center for secure online account management, submission of electronic Work Requests, and communication of status.		$850
☐ **File List Test**	Iron Mountain will perform one (1) File List Test, which includes a Deposit Material media readability analysis, a file listing, a file classification table, virus scan outputs, and confirmation of the presence or absence of a completed escrow deposit questionnaire. A final report will be sent to the requesting Party regarding the Deposit Material. Deposit must be provided on CD, DVD-R, or deposited electronically.	$2,750	N/A
☐ **Level 1 Inventory and Analysis Test**	Iron Mountain will perform one (1) Inventory and Analysis Test on the specified deposit, which includes the outputs of the File List Test, identifying the presence/absence of build, setup and design documentation (including the presence or absence of a completed escrow deposit questionnaire), and identifying materials required to recreate the Depositor's application development and production environments. Output includes a report that includes compile and setup documentation, file classification tables and file listings. The report will list required software development materials, including, without limitation, required source code languages and compilers, third-party software, libraries, operating systems, and hardware, and Iron Mountain's analysis of the deposit. A final report will be sent to the requesting Party regarding the Deposit Material.	$5,250 or based on SOW if custom work required	N/A
☐ **Deposit Tracking**	At least semi-annually, Iron Mountain will send a reminder to Depositor to update Deposit Material. Thereafter, Beneficiary will be notified of last deposit.	N/A	$450
☐ **Dual Vaulting**	Iron Mountain will store and manage a redundant copy of the Deposit Material in one (1) additional location. All Deposit Material (original and copy) must be provided by the Depositor.	N/A	$750
☐ **Remote Vaulting**	Iron Mountain will store and manage the Deposit Material in a remote location, designated by the client, outside of Iron Mountain's primary escrow vaulting location. All Deposit Material (original and copy) must be provided by the Depositor.	N/A	$750
☒ **Custom Contract Fee**	Custom contracts are subject to the Custom Contract Fee, which covers the review and processing of custom or modified contracts.	$750	N/A
Additional Verification Services (Fees based on Statement of Work)			
Level 2 Deposit Compile Test	Iron Mountain will fulfill a Statement of Work (SOW) to perform a Deposit Compile Test, which includes the outputs of the Level 1 - Inventory and Analysis Test, plus recreating the Depositor's software development environment, compiling source files and modules, linking libraries and recreating executable code, providing a pass/fail determination, and creation of comprehensive compilation documentation with a final report sent to the Paying Party regarding the Deposit Material. The requesting Party and Iron Mountain will agree on a custom SOW prior to the start of fulfillment. A completed escrow deposit questionnaire is required for execution of this test.		
Level 3 Binary Comparison Test	Iron Mountain will fulfill a Statement of Work (SOW) to perform one Binary Comparison Test - Binary Comparison, which includes the outputs of the Level 2 test, a comparison of the executable files built from the Deposit Compile Test to the actual executable files in use by the Beneficiary to ensure a full binary-level match, with a final report sent to the Requesting Party regarding the Deposit Material. The Paying Party and Iron Mountain will agree on a custom SOW prior to the start of fulfillment. A completed escrow deposit questionnaire is required for execution of this test.		
Level 4 Full Usability Test	Iron Mountain will fulfill a Statement of Work (SOW) to perform one Deposit Usability Test - Full Usability, which includes which includes the outputs of the Level 1 and Level 2 tests (if applicable). Iron Mountain will confirm that the deposited application can be setup, installed and configured and, when installed, will execute functional tests, based on pre-determined test scripts provided by the Parties, and create comprehensive setup and installation documentation. A final report will be sent to the Paying Party regarding the Deposit Material. The Paying Party and Iron Mountain will agree on a custom SOW prior to the start of fulfillment. A completed escrow deposit questionnaire is required for execution of this test.		

Pursuant to the Agreement, the undersigned hereby issues this Work Request for performance of the Service(s) selected above.

Paying Party – For Future Work Request Use Only	
Paying Party Name	
Signature	
Print Name	
Title	
Date	

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.
All Work Requests should be sent to ipmclientservices@ironmountain.com OR Iron Mountain Intellectual Property Management, Inc., Attn: Client Services, 2100 Norcross Parkway, Suite 150, Norcross, Georgia, 30071, USA. Telephone: 800-875-5669. Facsimile: 770-239-9201

Exhibit B

Deposit Material Description

(This document must accompany each submission of Deposit Material)

Company Name		Deposit Account Number	
Deposit Name		Deposit Version	

(Deposit Name will appear in account history reports)

Deposit Media

(Please Label All Media with the Deposit Name Provided Above)

Media Type	Quantity		Media Type	Quantity
☐ CD-ROM / DVD			☐ USB Drive	
☐ DLT Tape			☐ Documentation	
☐ DAT Tape(4mm/8mm)			☐ Hard Drive / CPU	
☐ LTO Tape			☐ Circuit Board	
☐ Other (please describe):				

	Total Size of Transmission (specify in bytes)	# of Files	# of Folders
☐ Electronic Deposit			

Deposit Encryption

(Please check either "Yes" or "No" below and complete as appropriate)

Is the media or are any of the files encrypted? ☐Yes or ☐ No

If yes, please include any passwords and decryption tools description below. Please also deposit all necessary encryption software with this deposit. Depositor at its option may submit passwords on a separate Exhibit B.

Encryption tool name		Version	
Hardware required			
Software required			
Other required information			

Deposit Certification (Please check the box below to certify and provide your contact information)

☐ I certify for Depositor that the above described Deposit Material has been transmitted electronically or sent via commercial express mail carrier to Iron Mountain at the address below.		☐ Iron Mountain has inspected and accepted the above described Deposit Material either electronically or physically. Iron Mountain will notify Depositor of any discrepancies.	
Print Name		Name	
Date		Date	
Email Address			
Telephone Number			

Note: If Depositor is physically sending Deposit Material to Iron Mountain, please label all media and mail all Deposit Material with the appropriate Exhibit B via commercial express carrier to the following address:

Iron Mountain Intellectual Property Management, Inc.
Attn: Vault Administration
2100 Norcross Parkway, Suite 150
Norcross, GA 30071
Telephone: 800-875-5669
Facsimile: 770-239-9201

Exhibit C

Release of Deposit Material

Deposit Account Number	

Iron Mountain will use the following procedures to process any Beneficiary Work Request to release Deposit Material. All notices under this Exhibit C shall be sent pursuant to the terms of Section 13(g) Notices.

A. Standard Release Process.

1. **Standard Release Conditions.**
Depositor and Beneficiary agree that a Work Request for the release of the Deposit Material shall be based solely on one or more of the following conditions (defined as "**Standard Release Conditions**"):
   (i) Depositor's breach of the License Agreement or other agreement between the Depositor and Beneficiary regulating the use of the Deposit Material covered under this Agreement; or
   (ii) Failure of the Depositor to function as a going concern or operate in the ordinary course; or
   (iii) Depositor is subject to voluntary or involuntary bankruptcy.

2. **Standard Release Work Request.**
A Beneficiary may submit a Work Request to Iron Mountain to release the Deposit Material covered under this Agreement ("Standard Release Work Request"); provided that it indicates specifically which type of Release Process is applicable. Iron Mountain shall not exercise any discretion nor make any determination regarding the validity of a Standard Release Condition nor the Beneficiary's eligibility to submit such Standard Work Request for the release of the Deposit Material To the extent that the Deposit Material is subject to applicable U.S. export control regulations and laws, including ITAR, the Beneficiary Work Request to release the Deposit Material must include Beneficiary's certification that such release would be compliant with the applicable U.S. export control regulations and laws, including ITAR. Iron Mountain will send a written notice of this Beneficiary Work Request within five (5) business days to the Depositor's Authorized Person.
3. **Contrary Instructions.**
From the date Iron Mountain mails written notice of the Beneficiary's Standard Release Work Request to release Deposit Material covered under this Agreement, Depositor's Authorized Person shall have ten (10) business days to deliver to Iron Mountain contrary instructions. Contrary instructions shall mean the written representation by Depositor that a Standard Release Condition has not occurred or has been cured (**"Contrary Instructions"**). Contrary Instructions shall be on company letterhead and signed by a Depositor Authorized Person. Upon receipt of Contrary Instructions, Iron Mountain shall promptly send a copy to Beneficiary's Authorized Person. Additionally, Iron Mountain shall notify both Depositor and Beneficiary Authorized Persons that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Iron Mountain will continue to store Deposit Material without release pending (i) instructions from Depositor to release the Deposit Material to Beneficiary; or (ii) dispute resolution pursuant to the Disputes provisions of this Agreement; or (iii) withdrawal of Contrary Instructions from Depositor's Authorized Person or legal representative; or (iv) receipt of an order from a court of competent jurisdiction. The existence of a Release Condition dispute shall not relieve the Paying Party from payment of applicable Service Fees.
4. **Release of Deposit Material.**
If Iron Mountain does not receive timely Contrary Instructions from a Depositor Authorized Person or receives written instructions directly from Depositor's Authorized Person to release a copy of the Deposit Material to the Beneficiary, then Iron Mountain is authorized to release Deposit Material to the Beneficiary. Iron Mountain is entitled to receive any undisputed, unpaid Service Fees due Iron Mountain from the Parties before fulfilling the Work Request to release Deposit Material covered under this Agreement. Any Party may cure a default of payment of Service Fees.

B. Demand Release Process

1. **Demand Release Conditions.**
Depositor and Beneficiary agree that a Work Request for the release of the Deposit Material shall be based solely on one or more of the following conditions (defined as "**Demand Release Conditions**"):
   (i) Beneficiary notifies Depositor in writing that Depositor is in default under any agreement pursuant to which Beneficiary loans funds to Depositor or any corporation or other entity affiliated with Depositor (the "Loan Agreements").

2. **Demand Release Work Request.**
Beneficiary may submit a Work Request to Iron Mountain to release the Deposit Material covered under this Agreement ("Demand Release Work Request"), provided that it indicates specifically which type of Release Process is applicable. Iron Mountain shall not exercise any discretion nor make any determination regarding the validity of a Demand Release Condition nor the Beneficiary's eligibility to submit such Demand Release Work Request for the release of the Deposit Material. To the extent that the Deposit Material is subject to applicable U.S. export control regulations and laws, including ITAR, the Beneficiary Work Request to release the Deposit Material must include Beneficiary's certification that such release would be compliant with the applicable U.S. export control regulations and laws, including ITAR. Iron Mountain will send a written notice, as well as a copy of this Beneficiary Demand Work Request, within five (5) business days to the Depositor's Authorized Person.
3. **Contrary Instructions. [Intentionally Omitted]**
4. **Demand Release of Deposit Material.**
Iron Mountain is authorized to release the Deposit Material to the Beneficiary ten (10) business days after Iron Mountain sends notice of Beneficiary's Demand Release Work Request to Depositor. DEPOSITOR ACKNOWLEDGES AND AGREES THAT IT SHALL NOT BE ENTITLED TO PROVIDE CONTRARY INSTRUCTIONS TO IRON MOUNTAIN TO OBJECT TO THE BENEFICIARY'S REQUEST FOR A RELEASE OF THE DEPOSIT MATERIAL. UNLESS IRON MOUNTAIN RECEIVES AN ORDER FROM A COURT OF COMPETENT JURISDICTION OR JOINT WRITTEN INSTRUCTIONS FROM DEPOSITOR AND BENEFICIARY WITHDRAWING THE RELEASE REQUEST, IRON MOUNTAIN SHALL PROCESS THE RELEASE OF THE DEPOSIT MATERIAL TO THE BENEFICIARY IN ACCORDANCE WITH THE TERMS OF THIS EXHIBIT C. Notwithstanding anything set forth in this Agreement, including without limitation Section 11 and 12 of the Agreement, Beneficiary agrees to indemnify Iron Mountain for any and all claims and costs, including reasonable attorneys' fees, incurred by Iron Mountain related to any improper request for release of the Deposit Material by Beneficiary. Iron Mountain is entitled to receive any undisputed, unpaid Service Fees due Iron Mountain from the Parties before fulfilling the Work Request to release Deposit Material covered under this Agreement. Any Party may cure a default of payment of Service Fees..

C. Post Release Process

1. **Termination of Agreement Upon Release.**
This Agreement will terminate upon the release of Deposit Material held by Iron Mountain.
2. **Right to Use Following Release.**
Beneficiary has the right under this Agreement to use the Deposit Material for the sole purpose of obtaining the benefits afforded to Beneficiary by the License Agreement. Notwithstanding, the Beneficiary shall not have access to the Deposit Material unless there is a release of the Deposit Material in accordance with this Agreement. Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Material.

Exhibit 9.1.1.4
COMPLIANCE CERTIFICATE

TO:                 Raycom Media Inc., as Lender

FROM:           Frankly Inc.

RE:	Amended and Restated Credit Agreement dated as of May 7, 2018 between Raycom Media Inc., as Lender, Frankly Inc., as Borrower, and Frankly Co and Frankly Media LLC, as Guarantors (as confirmed, amended, supplemented or restated at any time, the “Credit Agreement”)

Capitalized terms not otherwise defined in this Compliance Certificate have the meanings given to them in the Credit Agreement.

I, ___________________, the _____________________ of the Borrower, certify on behalf of the Borrower and without personal liability as follows:

1.	This Compliance Certificate is furnished under Section 9.1.1.4 of the Credit Agreement.

2.	I have read and I am familiar with the Credit Agreement, including, in particular, the definitions of various terms used in the Credit Agreement. A review of the Financial Statements accompanying this Compliance Certificate and the activities of the Obligors during the period covered by this Compliance Certificate has been made under my supervision to determine whether the Obligors have fulfilled all of their obligations under the Credit Agreement and the other Loan Documents.

3.	All of the representations and warranties of the Obligors in Article 8 of the Credit Agreement, as of the date of this Compliance Certificate and except as expressed as of a specified date, are true and correct in all material respects, except _____________________________.

4.	As of the date of this Compliance Certificate, no Default or Event of Default has occurred or is continuing, except ____________________________.

5.	Attached hereto is a schedule that sets forth computations in reasonable detail demonstrating compliance with the financial covenants set forth in Section 9.2 on and as of the date of this Compliance Certificate.

DATED __________________, 20____.

FRANKLY INC.

Per:
Name:
Title:

EXHIBIT A

Form of Assignment and Assumption Agreement

This ASSIGNMENT AND ASSUMPTION (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”), Frankly Inc., as Borrower, Frankly Co. and Frankly Media LLC, as Guarantors, Raycom Media Inc., as Initial Lender, and the other Persons party to the below-mentioned Credit Agreement, as Lenders from time to time. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.

The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Assignor as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, the other Loan Documents and any other documents or instruments delivered pursuant thereto, but only to the extent related to the amount and percentage interest and the Facility identified below, and (ii) to the extent permitted to be assigned under Applicable Law and only to the extent related to the amount and percentage interest and the Facility identified below, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Loan Documents and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: _________________________________________________________

2. Assignee: _________________________________________________________

3. Assignee Address for purposes under Section 12.2 (Notices) of the Credit Agreement: _______________________________________________

_______________________________________________

_______________________________________________

4. Borrower(s): FRANKLY INC.

5. Administrative Agent: None appointed under the Credit Agreement

6. Credit Agreement: Amended and Restated Credit Agreement dated as of as of May 7, 2018 between Raycom Media Inc., as Lender, Frankly Inc., as Borrower, and Frankly Co and Frankly Media LLC, as Guarantors (as confirmed, amended, supplemented or restated at any time, the “Credit Agreement”)

7. Assigned Interest:

Describe the Facility Assigned (Term A Facility or Term B Facility): _________________________________________________________________________

Describe the Aggregate Amount of Commitment/Loans for all Lenders under Subject Facility: _______________________________________________________________________

Describe the Amount of Commitment/Loans Assigned: _______________________________________________________________________

Describe the Percentage Assigned of Commitment/Loans: _______________________________________________________________________

8. Trade Date:

The Assignee acknowledges and confirms that it has acquired and has agreed to assume all the obligations relating to the Assigned Interest as set out in the Credit Agreement, according to the Facility and amount and percentage interest thereof acquired, including, without limitation, all the rights and obligations of the Assignor in respect thereof, to the extent of the Facility and amount and percentage interest thereof acquired (collectively, the “Assigned Commitment”), effective as of the Effective Date.

The Assignee hereby undertakes and agrees to and with the Borrower, the Guarantors, and each of the Lenders party to the Credit Agreement from time to time, as of the Effective Date, to be bound by the terms and conditions of the Credit Agreement in the place and stead of the Assignor to the extent of the rights and obligations of the Assignor assumed by the Assignee in respect of the Assigned Commitment.

The obligations of the Assignee under this Assignment and Assumption Agreement shall enure to the benefit of the Lenders and the other Parties to the Credit Agreement and their respective successors and assigns to whom any of their rights and obligations under or in respect of the Credit Agreement are transferred, assigned, or otherwise conveyed in accordance with the provisions of the Credit Agreement.

The Assignor, in respect of the Assigned Interest and the Assigned Commitment, hereby confirms the amounts and other matters referred to in this Assignment and Assumption Agreement.

This Assignment and Assumption Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Assignment and Assumption Agreement by facsimile or electronic transmission (including a PDF copy by email) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption Agreement.

[Remainder of page left intentionally blank]

Effective Date: _________________________, 20____.

The terms set forth in this Assignment and Assumption Agreement are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

Per:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

Per:
Name:
Title:

Acknowledged:

FRANKLY INC.

Per:
Name:
Title:

FRANKLY CO.

Per:
Name:
Title:

FRANKLY MEDIA LLC, by its sole member,
Frankly Inc.

Per:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any other Person or Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.